UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Designer Brands Inc.
(Name of Registrant as Specified In Its Charter)
N/A

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PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION, DATED APRIL 7, 2026

Designer Brands Inc.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

Notice of 2026 Annual Meeting of Shareholders
and Proxy Statement

May 7, 2026

Dear Designer Brands Shareholder:

You are cordially invited to attend the 2026 Annual Meeting of Shareholders (the “2026 Annual Meeting”) of Designer Brands Inc., an Ohio corporation (the “Company”) at 1:00 p.m. Eastern Time on June 17, 2026. The 2026 Annual Meeting will be held in a virtual-only format via live audio cast at www.virtualshareholdermeeting.com/DBI2026. All holders of shares of our outstanding common stock as of the close of business on April 23, 2026 are entitled to vote at the meeting. Details of the business to be conducted at the meeting are given in the Notice of 2026 Annual Meeting of Shareholders and the Proxy Statement, which are included on the following pages. Instructions for accessing the virtual meeting audio cast online are also included in the Proxy Statement.

Fiscal 2025 was a year of disciplined execution as we strengthened the business and advanced our transformation. Throughout the year, we remained focused on the initiatives within our control, made thoughtful adjustments where needed, and delivered sequential improvement across key financial metrics. We ended the year with stronger momentum and remain committed to building long-term value for our shareholders.

During fiscal 2025 we elevated our assortment, improved inventory productivity, and strengthened relationships with key national brand partners. We also launched a new DSW brand positioning campaign this fall, with early results showing strong customer resonance and improved engagement. Store remodels and new store openings are bringing this to life, reinforcing our commitment to a differentiated omnichannel experience. Within our Brand Portfolio segment, we refined our go-to-market strategies and improved profitability through strong operational discipline and margin focus, despite a complex tariff environment.

As we enter fiscal 2026, we believe we are well positioned to continue our transformation and deliver greater value. We began the year by implementing significant organizational and structural changes designed to support more efficient execution. We welcomed Sheamus Toal as Chief Financial Officer, adding deep financial and operational expertise to our leadership team, and appointed Andrea O’Donnell as Chief Operating Officer, in addition to her role as President of Brands, expanding her oversight to drive greater alignment across the business. Additionally, we streamlined our U.S. and Canada Retail structure and right sized our shared services as part of our efforts to enhance collaboration and maintain expense discipline.

In fiscal 2026, we will prioritize winning with the merchandise that matters most, amplifying and expanding our DSW brand positioning, elevating our in-store customer experience, and building and scaling our Brand Portfolio. Across the organization, we remain committed to executing against the factors within our control and we believe our ongoing business transformation positions us to better support long-term shareholder value creation.

Your vote is important. Whether or not you plan to attend the 2026 Annual Meeting virtually, please vote as soon as possible. As an alternative to voting during the 2026 Annual Meeting, you may vote in advance via the internet, by telephone, or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure you have a say on the important issues to be voted on at the 2026 Annual Meeting.

I would like to thank you personally for your continued support of Designer Brands Inc.

Douglas M. Howe
Chief Executive Officer
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Designer Brands Inc.
810 DSW Drive
Columbus, Ohio 43219
(614) 237-7100

Notice of 2026 Annual Meeting of Shareholders

When	Where	Record Date
Wednesday, June 17, 2026 at 1:00 p.m. Eastern Time	Via live audio cast: www.virtualshareholdermeeting.com/DBI2026	Shareholders as of the close of business on April 23, 2026, are entitled to vote at the 2026 Annual Meeting

Items of Business – 2026 Annual Meeting

Proposal	Board Voting Recommendation	Page Reference (for more detail)
1.Election of four Class I directors, each to serve until the 2029 Annual Meeting of Shareholders	✓ FOR each director nominee	13
2.Ratification of the appointment of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for fiscal 2026	✓ FOR	47
3.Approval of a non-binding, advisory resolution on the compensation paid to our named executive officers in fiscal 2025	✓ FOR	82
4.Approval of amendments to our Amended and Restated Code of Regulations (the “Code of Regulations”) to:		83
a.Revise and enhance the Company’s advance notice procedures;	✓ FOR	84
b.Modify the voting standard for approval of matters other than the election of directors;	✓ FOR	86
c.Expressly permit the issuance of uncertificated shares;	✓ FOR	87
d.Amend the provisions relating to director and officer indemnification and related matters;	✓ FOR	88
e.Authorize the Board to amend the Code of Regulations to the extent permitted by Ohio law; and	✓ FOR	89
f.Make certain other clarifying, technical and conforming changes.	✓ FOR	90

Shareholders will also transact such other business as may properly come before the 2026 Annual Meeting or any adjournment, continuation, or postponement thereof.

Who Can Vote	How to Virtually Attend the 2026 Annual Meeting

Only the holders of record of our Class A and Class B Common Shares as of the close of business on April 23, 2026, our record date for the 2026 Annual Meeting, are entitled to notice of and to vote at the 2026 Annual Meeting.

Each shareholder is entitled to one vote for each Class A Common Share held as of the record date, and eight votes for each Class B Common Share held as of the record date.

To virtually attend the 2026 Annual Meeting at www.virtualshareholdermeeting.com/DBI2026, you must enter the control number on your proxy card, voting instruction form (“VIF”), or Notice of Internet Availability of Proxy Materials (the “Notice”) you previously received.

Whether or not you plan to virtually attend the 2026 Annual Meeting, we encourage you to vote and submit your proxy in advance of the 2026 Annual Meeting by one of the methods described below. You may also vote online and examine our shareholder list during the 2026 Annual Meeting by following the instructions provided on the meeting website during the 2026 Annual Meeting.

To vote online during the meeting, visit www.virtualshareholdermeeting.com/DBI2026.

Important Voting Information: We will provide the Notice, electronic delivery of the 2026 Proxy Statement, the 2025 Annual Report on Form 10-K (the “Annual Report”), and a proxy card to shareholders beginning on or about May 7, 2026.

Your Vote is Important: Even if you plan to virtually attend the 2026 Annual Meeting, please cast your vote as soon as possible by following the instructions on your proxy card or VIF:

By internet Go to www.proxyvote.com	By toll-free telephone Dial 1-800-690-6903	By mail If you received a proxy card or VIF by mail, please mark, date, sign, and return it in the postage-paid envelope furnished for that purpose	By QR code Scan the QR code (located on your voting document) using your smart phone

Please consider the issues presented in this Proxy Statement and vote your shares, by internet or telephone, or sign, date, and return your proxy card, as promptly as possible.

Submitting your proxy now will not prevent you from voting your shares online during the 2026 Annual Meeting, as your proxy is revocable at your option. Whether or not you virtually attend the 2026 Annual Meeting, it is important that your shares be part of the voting process. You may vote your shares in advance of the meeting by following the instructions above. You can also vote or ask questions during the 2026 Annual Meeting by attending the virtual 2026 Annual Meeting and following the instructions at www.virtualshareholdermeeting.com/DBI2026.

Lisa M. Yerrace
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary
Designer Brands Inc.

May 7, 2026

Important Notice Regarding the Availability of Proxy Materials for the
2026 Annual Meeting of Shareholders to be held on June 17, 2026:

Our Proxy Statement follows this Notice of 2026 Annual Meeting of Shareholders. Financial and other information concerning the Company is contained in the Annual Report for fiscal 2025. The Proxy Statement and Annual Report are available on our Investor Relations website at investors.designerbrands.com. Additionally, you may access our proxy materials at www.proxyvote.com, a site that does not have “cookies” that identify visitors to the site.

This Notice of 2026 Annual Meeting of shareholders, the accompanying Proxy Statement, and our Annual Report are all available, free of charge, at www.proxyvote.com.

Forward-Looking Statements

Certain statements in this Proxy Statement may constitute forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of words such as “outlook,” “could,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “would,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this Proxy Statement are based upon current plans, estimates, expectations and assumptions relating to our operations, results of operations, financial condition, and liquidity. The inclusion of any forward-looking statements should not be regarded as a representation by us or any other person that the future plans, estimates, or expectations contemplated by us will be achieved. Such forward-looking statements are subject to numerous risks, uncertainties, and other factors, many of which are outside of our control, that may cause actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Risks and other factors that could cause our actual results to differ materially from our forward-looking statements are described in the Company’s latest Annual Report on Form 10-K or our other reports made or filed with the Securities and Exchange Commission (the “SEC”).

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results, performance, or achievements may vary materially from what we have projected. Furthermore, new factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Any forward-looking statement speaks only as of the date on which such statement is made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

Websites

Website addresses referenced in this Proxy Statement are intended to be inactive textual references only, and the content on the referenced websites does not constitute a part of, and is specifically not incorporated by reference into, this Proxy Statement.
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PROXY STATEMENT SUMMARY

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Designer Brands Inc., an Ohio corporation, for use at the 2026 Annual Meeting to be held on June 17, 2026, at 1:00 p.m. Eastern Time via live audio cast at www.virtualshareholdermeeting.com/DBI2026. This Proxy Statement is first being mailed to the shareholders on or about May 7, 2026. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting. “We,” “our,” “us,” “Designer Brands,” “DBI,” and the “Company” refer to Designer Brands Inc.

2026 Annual Meeting of Shareholders

Date and Time Wednesday, June 17, 2026 1:00 p.m., Eastern Time	Place Virtual-only meeting via live audio cast, www.virtualshareholdermeeting.com/DBI2026	Record Date April 23, 2026

How to Attend

To participate in the virtual 2026 Annual Meeting, please visit www.virtualshareholdermeeting.com/DBI2026 and enter the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials.

How to Vote

BY TELEPHONE	BY INTERNET	BY QR CODE	BY MAIL	VIRTUALLY DURING THE MEETING
Call toll-free 24/7 1-800-690-6903	Visit 24/7 www.proxyvote.com	Scan the QR code (located on your voting document) using your smart phone	Complete, date, and sign your proxy card and send by mail in the enclosed postage-paid envelope	Cast your ballot online during the virtual meeting

Proposals Requiring Your Vote

Your vote is very important! Please cast your vote immediately on all the proposals to ensure that your shares are represented.

PROPOSAL 1: Election of Four Class I Director Nominees
The four Class I director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to management.

✓ The Board recommends a vote FOR all Class I director nominees.

PROPOSAL 2: Ratification of Appointment of Deloitte & Touche LLP
The Audit Committee approved the appointment of Deloitte as the Company’s independent auditor for fiscal 2026. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s appointment of the independent auditor.

✓ The Board recommends a vote FOR the ratification of the appointment of Deloitte.

PROPOSAL 3: Advisory Approval of Named Executive Officer 2025 Compensation
The Company’s executive compensation program is designed to create a direct linkage between shareholders’ interests and management, with incentives specifically tailored to the achievement of short-term and long-term goals.

✓ The Board recommends a vote FOR the Company’s 2025 Named Executive Officer compensation.

PROPOSAL 4: Approval of Amendments to our Code of Regulations
The Board has approved certain amendments to our Amended and Restated Code of Regulations ( the “Code of Regulations”) intended to improve and modernize the current Code of Regulations for current best governance practices, Ohio statutory updates, technological developments, and other matters. In accordance with SEC requirements, shareholders are being asked to separately approve each of the following amendments to the Code of Regulations:

a.Revise and enhance the Company’s advance notice procedures;
b.Modify the voting standard for approval of matters other than the election of directors;
c.Expressly permit the issuance of uncertificated shares;
d.Amend the provisions relating to director and officer indemnification and related matters;
e.Authorize the Board to amend the Code of Regulations to the extent permitted by Ohio law; and
f.Make certain other clarifying, technical and conforming changes.

Because we consider each sub-proposal of this Proposal 4 not to be interrelated, the approval of each of the sub-proposals is not conditioned on the approval of the others. For additional information, see “Proposal 4 – Approval of Amendments to our Code of Regulations” below.

✓ The Board recommends a vote FOR each of the amendments to our Code of Regulations included in Proposal 4.

Business Overview – 2025 Highlights

Fiscal 2025 was a year of disciplined execution as we strengthened our business. We delivered three consecutive quarters of sequential improvement in the top-line rate of change across both net sales and comparable sales, and ended the year with fourth quarter net sales flat year-over-year, full-year gross margin rate expansion and lower operating expenses.

Some fiscal 2025 highlights included:

•Net sales decreased 3.9% to $2.9 billion.
•Total comparable sales decreased by 4.3%.
•Gross profit decreased to $1.26 billion as compared to $1.29 billion last year, while gross margin increased to 43.6% compared to 42.7% last year.
•Net loss attributable to Designer Brands Inc. was $8.4 million, or loss per diluted share of $0.17.

As we enter fiscal 2026, we remain focused on our strategic priorities, executing the initiatives within our control, and building on the improving trends and momentum. We believe this focus will drive continued improvement in both sales and profitability over the long-term.

Your Board of Directors

The following table provides summary information about each director currently serving on our Board. Our Board is divided into three classes, with each class to consist, as nearly as possible, of one-third of the total authorized number of directors. The Board is currently composed of four Class I directors, four Class II directors, and four Class III directors. Directors serve for three-year terms, with one class of directors elected by our shareholders at each annual meeting. All four of the Class I directors are standing for election at the 2026 Annual Meeting. Your Board recommends that you vote “FOR” the election of each of the four Class I director nominees. See “Proposal 1 – Election of Directors.”

Name & Principal Occupation	Age	Director Since	Independent	Committee Memberships
Class I – Term Expires 2026
Harvey L. Sonnenberg Former Partner of Weiser, LLP	84	2005		•AC •TC
Allan J. Tanenbaum Of Counsel to Taylor English Duma, LLC	79	2005		•AC •NCGC
Peter S. Cobb Founder and Former Executive Vice President of eBags	68	2017		•NCGC† •HCCC •TC
Douglas M. Howe CEO of Designer Brands Inc.	65	2023
Class II – Term Expires 2027
Jay L. Schottenstein Executive Chairman of Designer Brands Inc. and CEO of American Eagle Outfitters, Inc.	71	2005
Joanne Zaiac Former Chief Client Officer of Dentsu International	64	2016		•HCCC •TC
Richard A. Paul CEO and Founder of KLUTCH Sports Group	45	2022
Deborah L. Ferrée Vice Chair, Chief Product Officer of Designer Brands Inc.	72	2025
Class III – Term Expires 2028
Elaine J. Eisenman Managing Director of Saeje Advisors LLC	77	2008		•HCCC† •AC
Joanna T. Lau Former CEO of Lau Technologies Inc.	67	2008		•TC† •HCCC •NCGC
Joseph A. Schottenstein Chief Operating Officer and Executive Vice President of Acquisitions and Leasing at Schottenstein Property Group (“SPG”) and Schottenstein Realty LLC	46	2012
John W. Atkinson Former Audit Partner at KPMG	61	2024		•AC† •NCGC

AC	Audit Committee
HCCC	Human Capital and Compensation Committee
NCGC	Nominating and Corporate Governance Committee
TC	Technology Committee
†	Committee Chair

Current Board Snapshot

Summary of Director Skills

Our directors bring to our Board a wide variety of skills, qualifications, experiences, and viewpoints that strengthen the Board’s ability to carry out its oversight role on behalf of our shareholders. The table below is a summary of some of the skills and experience that each director brings to the Board, and which we currently find to be relevant to our business. Because it is a summary, it does not include all of the skills, experience, and qualifications that each director offers, and the fact that a particular experience, skill, or qualification is not listed does not mean that a director does not possess it. All of our directors exhibit high integrity, an appreciation for a wide range of backgrounds, experiences, and viewpoints, innovative thinking, a proven record of success, and deep knowledge of corporate governance requirements and best practices.

Attributes, Experience, and Skills	John W. Atkinson	Peter S. Cobb	Elaine J. Eisenman	Deborah L. Ferrée	Douglas M. Howe	Joanna T. Lau	Richard A. Paul	Jay L. Schottenstein	Joseph A. Schottenstein	Harvey L. Sonnenberg	Allan J. Tanenbaum	Joanne Zaiac
Leadership Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Retail Industry Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Financial Expertise	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓	✓
Audit Committee Financial Expert	✓					✓				✓
International Experience	✓	✓	✓	✓	✓	✓		✓	✓			✓
Marketing and Consumer Insight		✓	✓	✓	✓		✓	✓	✓		✓	✓
Technology and Digital Expertise		✓			✓	✓		✓				✓
Strategic Growth and Business Development Expertise		✓	✓	✓	✓	✓	✓	✓	✓		✓	✓
Human Capital/Talent Management Experience		✓	✓		✓	✓	✓	✓	✓		✓	✓
Risk Management Expertise	✓	✓	✓			✓		✓	✓	✓	✓	✓
Corporate Governance Expertise	✓	✓	✓			✓		✓		✓	✓
Real Estate Experience	✓	✓		✓	✓	✓		✓	✓	✓	✓
Mergers & Acquisitions Experience	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Crisis Management Experience		✓	✓		✓	✓		✓	✓		✓
Sustainability/Corporate Social Responsibility Experience		✓	✓		✓			✓	✓		✓
Other Public Company Board Experience		✓	✓		✓	✓	✓	✓		✓	✓
Cybersecurity Experience		✓				✓
Artificial Intelligence Experience						✓

Corporate Governance Highlights

The Board remains committed to strong corporate governance and the protection of long-term shareholder value. Please see “Other Director Information, Board Committees, and Corporate Governance Information” for a description of our corporate governance practices. Some of our corporate governance best practices include, but are not limited to:

•Separate chief executive officer (“CEO”) and executive chairman roles
•Two-thirds of the Board is currently composed of independent directors
•100% of committee members are independent
•Robust annual Board and committee evaluation process
•Annual say-on-pay vote
•Stock ownership guidelines for directors and the CEO
•Board risk oversight (including, without limitation, with respect to cybersecurity, artificial intelligence, and sustainability risks)
•Independent directors meet regularly without management present
•Anti-hedging and anti-pledging policy
•Code of Conduct for directors and employees (including executive officers)
•Annual review of committee charters and governance policies

2025 Shareholder Engagement

Engaging with our shareholders is critically important to our Board and management team. During fiscal 2025, we proactively communicated with the investment community and shareholders about our financial performance, operations, and strategic developments through quarterly earnings releases, investor presentations, and conference calls; in-person and telephonic meetings with investors and stakeholders; and our annual shareholders meeting that includes a Q&A session.

Sustainability, Social Impact, and Human Capital

At Designer Brands, we are putting our best foot forward toward a more sustainable and inclusive future for footwear — a future where we use fewer resources and do more to reduce waste and our impact on the planet.

With a long history of giving back to the communities in which we live, serve and work, we continuously strive to serve our neighbors, strengthen our communities, and provide support for those in the footwear industry.

Our investment in our people fosters a culture of belonging and empowering individual development and potential. We are passionate about our associates and continue our ongoing commitment to unity, inclusion and belonging, turning our values into action, and standing for the laces that tie us together.

Sustainability	Social Impact	Human Capital
We strive to make sustainable and responsible decisions every day — from energy use and waste to materials and suppliers.	We aim to advance empowerment of individuals, removing barriers, and helping them put their best foot forward in the communities in which we live, serve and work.	We invest in and support our associates who are key to differentiating our products and experiences in the competitive footwear market.

Sustainability

We believe in the importance of helping to create a future where we use fewer resources and reduce our impact on the planet, making sustainable footwear more attainable. We are proud of our steps forward in this space, including the following achievements:
•Since 2018, we have diverted over thirteen million shoes from landfills by collecting post-consumer shoes in connection with our partnership with Soles4Souls.
•In fiscal 2025, we became a Candidate Member of Cascale, a global nonprofit alliance that develops sustainability standards for the consumer goods industry, allowing us to continue the expansion of our sourced factory participation in the Higg Facility Environmental Module Assessment.
•In fiscal 2025, we continued a key partnership that has resulted in 80% of our shoeboxes having certified recycled and Forest Stewardship Council (FSC) certified content.
•In fiscal 2025, we completed 40 store lighting retrofits to LED lighting. As of January 31, 2026, 63.5% of our stores operated with LED lighting.

Social Impact

In step with our long-time partner Soles4Souls, we are helping to create sustainable jobs and provide relief through the distribution of shoes and clothing around the world, while giving shoes a second life and keeping them out of landfills longer. Our efforts and accomplishments in this space include:
•In partnership with Soles4Souls, we donated 1.9 million pairs of shoes in 2025 and have diverted more than thirteen million shoes from landfills since 2018 by collecting post‑consumer footwear.
•Through point-of-sale donations, we have collected and donated over $5 million to Soles4Souls, including over $1 million in fiscal 2025.
•In fiscal 2025, more than 40 Designer Brands associates participated in Soles4Souls Global Experience trips, where they met some of the inspiring recipients of our shoe donations and witnessed firsthand the full lifecycle and impact of the donation process.

Human Capital

Our associates are the heart and soul of everything we do. We aspire to be an exceptional place to work for our associates and continue our longstanding commitment to unity, inclusion and belonging.

In fiscal 2025, Designer Brands achieved the following:
•Received the Equality 100 Award earning the top score of 100 in the Human Rights Campaign (“HRC”) Foundation’s 2025-2026 Corporate Equality Index for the sixth year.
•Continued to expand our We Belong associate training program to reinforce our value of We Belong and foster a more inclusive workplace.

Compensation Highlights and Say-on-Pay

Our executive compensation policies and practices reinforce our pay-for-performance philosophy and align with sound governance principles and shareholder interests. At the 2025 Annual Meeting of Shareholders, over 97% of the votes cast on the advisory say-on-pay vote on executive compensation were voted in favor of the proposal. We viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. We will continue to evaluate our executive compensation programs, taking into consideration shareholder feedback, including the results of this year’s say-on-pay vote.

Our Board recommends that shareholders vote to approve an advisory resolution on the compensation paid to the Company’s named executive officers (“NEOs”), as described in this Proxy Statement. For additional information regarding the compensation paid to the Company’s NEOs and our annual say-on-pay vote, see the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement and “Proposal 3 – Advisory Vote on the Compensation of Named Executive Officers.”

Compensation Objectives

We aim to (i) attract and retain highly qualified, experienced executive officers who can make significant contributions to our long-term business success; (ii) reward executive officers for achieving business goals and delivering strong performance; and (iii) align executive officer incentives with shareholder value creation.

Strong Governance Standards and Best Practices

The Human Capital and Compensation Committee of our Board is fully engaged to respond to the dynamic business environment in which we operate. As discussed in the CD&A section of this Proxy Statement, the Human Capital and Compensation Committee:

•Adapts our compensation programs as needed to match the needs of our business and the industry in which we operate;
•Fosters long-term shareholder value creation and pay-for-performance alignment;
•Focuses on attracting and retaining the top talent that is crucial to our business;
•Mitigates undue compensation-related risks;
•Conducts an annual say-on-pay advisory vote; and
•Regularly engages with shareholders on executive compensation.

Effective Program Design
✓We emphasize “at-risk” pay by heavily weighting variable over fixed pay, with a significant portion of NEOs’ collective fiscal 2025 target compensation considered to be “at-risk.”	We do not guarantee annual salary increases or guarantee bonuses.
✓We require the CEO to retain meaningful stock ownership, which serves to align the CEO’s interests with those of shareholders.	We do not set performance metrics that the Human Capital and Compensation Committee believes would create undue risk.
✓We mitigate undue risk by using caps on potential bonus payments, having a clawback policy applicable to compensation granted under our long-term incentive plan, and maintaining active oversight and risk management systems.
We do not grant stock options with an exercise price below 100% fair market value or reprice underwater stock options.
✓The Human Capital and Compensation Committee retains an independent compensation consultant on all matters related to executive and non-employee director pay and governance.
We do not provide supplemental executive retirement plans or other retirement benefits to NEOs, other than a tax-qualified 401(k) plan available to all employees and a deferred compensation plan available to highly compensated employees.

✓We apply conservative post-employment and change in control provisions. NEOs are subject to the same provisions as the rest of the employee population that participates in long-term incentives.
We do not permit pledging, hedging, or short-sale transactions. All executive officers, Board members, and associates are prohibited from using financial instruments designed to hedge or offset a decrease in market value of Company stock.

✓We subject all executive officers to pre-clearance requirements and restrictions relating to transactions in Company stock.	We do not include favorable impact from changes in tax law or stock buybacks when determining actual performance against financial measures in incentive plans, where applicable.
✓Management and the Board regularly evaluate share utilization levels by reviewing cost and the dilutive impact of stock compensation.	We do not gross up taxes for perquisites or benefits, except in the case of standard relocation benefits. We do not gross up for excise taxes upon a change-in-control.
✓We provide only limited perquisites to NEOs. During fiscal 2025, perquisites were limited to security arrangements for Mr. Jay Schottenstein.
The timing of grants of equity awards occurs independent of the release of any material nonpublic information, and the Human Capital and Compensation Committee does not time the disclosure of material nonpublic information for the purpose of affecting the value of equity-based compensation.

✓Since fiscal 2021, all performance share grants are subject to a “double trigger” change in control provision.

Pay for Performance

We pay for performance. To incentivize our executive team to achieve our short-term and long-term goals, we allocate total direct compensation, consisting of salary, short-term and long-term incentives, to achieve (and pay for) performance. To this end, the total direct compensation of our NEOs for fiscal 2025 was allocated as follows (at target) among pay elements:

2026 Proxy Statement

This Proxy Statement is provided in connection with the solicitation on behalf of our Board for proxies to be voted at our 2026 Annual Meeting to be held at 1:00 p.m. Eastern Time on Wednesday, June 17, 2026, and any postponements, continuations, or adjournments thereof. The 2026 Annual Meeting will be a virtual only meeting. Shareholders may participate online by logging onto www.virtualshareholdermeeting.com/DBI2026. There will not be a physical meeting location, and you will not be able to attend the meeting in person. Please see “Virtual Meeting Information” for important information. This Proxy Statement, including the Notice of 2026 Annual Meeting of Shareholders, is being made available electronically (or is first being mailed to shareholders) on or about May 7, 2026.

Voting Information

Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials via the internet. Accordingly, we are sending a Notice to our shareholders of record and beneficial owners. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are considered a registered shareholder with respect to those shares. If you hold your shares through an intermediary, such as a bank or broker, then you are considered the beneficial holder of those shares. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or to request to receive a printed set of the proxy materials, at no charge. Instructions on how to access the proxy materials via the internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis by following the instructions on the website referred to in the Notice.

We have two classes of securities outstanding and entitled to vote at the 2026 Annual Meeting: our Class A Common Shares, no par value, and our Class B Common Shares, no par value (together, the “Common Shares”). Only shareholders of record at the close of business on April 23, 2026, our record date for the 2026 Annual Meeting, are entitled to notice of and to vote at the 2026 Annual Meeting or any adjournments, continuations, or postponements thereof. As of the record date, the total number of outstanding Class A Common Shares entitled to vote at the 2026 Annual Meeting was [•] and the total number of Class B Common Shares entitled to vote at the meeting was [•]. Each outstanding Class A Common Share is entitled to one vote with respect to each matter to be voted on at the meeting and each outstanding Class B Common Share is entitled to eight votes with respect to each matter to be voted on at the meeting. Class A Common Shares and Class B Common Shares vote together as a single class with respect to all matters submitted to a vote of shareholders.

Without affecting any vote previously taken, a proxy may be revoked by a shareholder of record by giving a written notice of revocation to us in writing (Designer Brands Inc., 810 DSW Drive, Columbus, Ohio 43219, Attention: Corporate Secretary). A holder of record may also revoke or change such holder’s vote by submitting a later-dated proxy by telephone or internet, by executing and returning to us a later-dated proxy or by virtually attending the 2026 Annual Meeting and voting online during the meeting. If your Common Shares are held in street name, you must follow the instructions of your broker, bank, or other nominee to revoke your voting instructions.

All properly executed and returned proxies will be voted as directed by the shareholder. All properly executed and returned proxies that do not specify how shares should be voted will be voted in accordance with the recommendations of the Board: “FOR” the election of each of the Class I director nominees listed below under “Proposal 1 – Election of Directors,” “FOR” “Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm,” “FOR” “Proposal 3 – Advisory Vote on the Compensation of Named Executive Officers,” “FOR” each of the sub-proposals of “Proposal 4 – Approval of Amendments to our Code of Regulations” (as described above under “Proposals Requiring Your Vote”), and in the discretion of the named proxies on any other business properly brought before the 2026 Annual Meeting.

The presence, by virtual participation or by proxy, of the holders of a majority of the outstanding Common Shares entitled to vote is necessary to constitute a quorum for the transaction of business at the 2026 Annual Meeting. Abstentions, votes to withhold, and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial holders and are not permitted to vote on the matter without voting instructions. If a broker does not receive voting instructions, the broker may vote those shares only on matters deemed “routine” by the New York Stock Exchange (“NYSE”). We believe that Proposal 2 – Ratification of the Appointment of Independent Registered Public Accounting Firm is a “routine” matter. We believe that Proposal 1 – Election of Directors, Proposal 3 – Advisory Vote on the Compensation of Named Executive Officers, and Proposal 4 – Approval of Amendments to our Code of Regulations are “non-routine” matters and, therefore, brokers cannot vote on such proposals unless they receive voting instructions from beneficial holders.

Solicitation of proxies may be made in person, in writing, by telephone, text message, email, or facsimile, or otherwise, including by our directors and employees, including executive officers. Directors and employees will not be paid any additional compensation for soliciting proxies. We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board currently consists of twelve members and is divided into three classes, designated as Class I, Class II, and Class III. The members of the three classes are elected to serve for staggered terms of three years. Pursuant to Article II, Section 2.02 of our Code of Regulations, the number of directors constituting each class will, as nearly as practicable, be equal.

At the 2026 Annual Meeting, four Class I director nominees are standing for election to the Board, each to serve a three-year term expiring at the 2029 Annual Meeting of Shareholders. Each of the Class I director nominees currently serves as a director on the Board of the Company.

We are committed to strong corporate governance, and our Board regularly reviews our governance structure, including our classified board structure. Our Board is divided into three classes, with each class elected to serve a three-year term. As a result, at each annual meeting of shareholders, approximately one-third of our directors are elected to serve for a three-year term. Our Board periodically considers the continued appropriateness of this classified board structure and believes that our classified board structure provides important benefits, including:

•Promoting Stability and Continuity. Our classified board structure enhances stability and continuity of leadership because our Board will always include directors with prior experience and knowledge of our operating and regulatory environment, business, strategic goals, competition, trends, and risks. We believe that these experienced directors help our Board maintain a long-term perspective, leading to decisions that are both in the long-term interests of our Company and our shareholders and responsive to short-term needs and objectives.
•Maximizing Shareholder Value. We believe that a classified board enhances our ability to achieve value for our shareholders in the event of an unsolicited takeover. Without a classified board, a potential acquirer could gain control of our Board at a single annual meeting by replacing a majority of our directors with its own nominees without paying a premium to our shareholders.
•Enhancing Director Independence. We believe that a classified board with three-year terms enhances non-employee directors’ independence from special interest groups or other parties whose goals may not be in the best interests of all of our shareholders.

The names and ages of the Class I director nominees and the Class II and Class III continuing directors, a brief biography, and certain other information regarding our directors are provided below.

Class I Director Nominees for a Term to Expire in 2029:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees
Harvey L. Sonnenberg Independent Director	84

Mr. Sonnenberg was a partner in the certified public accounting firm Weiser, LLP from 1994 to 2009. Mr. Sonnenberg served in the United States Army and National Guard from 1964 to 1970. In addition, Mr. Sonnenberg has been active in a number of professional organizations, including the American Institute of Certified Public Accountants, where he served as a member of Council, and the New York State Society of Certified Public Accountants, where he served as Vice President and as Chairman of numerous committees, including the Retail Accounting Committee, and has long been involved in rendering audit, accounting, and consulting services to the retail, apparel, and consumer products industries. Mr. Sonnenberg was a director of Retail Ventures, Inc. from 2001 until 2011. Mr. Sonnenberg is a certified public accountant and was the partner-in-charge of his firm’s Sarbanes-Oxley and Corporate Governance practice. Mr. Sonnenberg’s strong accounting background and his deep knowledge of the changing retail environment and its impact on our Company provide significant accounting and related financial management experience to our Board.

			2005	AC TC
Allan J. Tanenbaum Independent Director	79	Mr. Tanenbaum has been Of Counsel to Taylor English Duma, LLC, an Atlanta-based law firm, since 2014, and General Counsel and Managing Partner of Equicorp Partners, LLC, an Atlanta-based private investment and advisory firm, since 2006. From 2001 to 2005, Mr. Tanenbaum served as Senior Vice President, General Counsel and Corporate Secretary for AFC Enterprises, Inc., a franchisor and operator of quick-service restaurants. From 1996 to 2001, Mr. Tanenbaum was a shareholder in Cohen Pollock Merlin Axelrod & Tanenbaum, P.C., an Atlanta-based law firm, where he represented corporate clients in connection with mergers and acquisitions and other commercial transactions. Mr. Tanenbaum has been a member of the board of directors of Medallion Financial Corporation (Nasdaq: MFIN) since 2017, and currently serves as Chair of its compensation committee and as a member of both its nominating and corporate governance committee and investment oversight committee. Mr. Tanenbaum joined the board of directors of Newman’s Own, Inc. in 2025. With Mr. Tanenbaum’s legal background and service as general counsel of a public company, he brings valuable board governance experience to our Board.	2005	NCGC AC
Peter S. Cobb Independent Director	68	Mr. Cobb co-founded eBags in 1998, which grew to become the largest online retailer of luggage, handbags, backpacks, and travel products. Prior to its acquisition by Samsonite International S.A. (“Samsonite”) in 2017, Mr. Cobb served as Executive Vice President and a member of the board of directors of eBags. In 2003, Mr. Cobb co-founded 6pm.com, a full-scale footwear and accessories retail website that was subsequently acquired by Zappos.com. From 1990 to 1996, Mr. Cobb was Director of Marketing at Samsonite. Mr. Cobb previously served on the board of directors at the National Retail Federation and as the Chairman of Shop.org. Mr. Cobb served as a member of the board of directors of PetMed Express, Inc. (Nasdaq: PETS) from 2021 to 2023. Additionally, Mr. Cobb is a frequent speaker on trends in the retail industry. Mr. Cobb is an accomplished executive who brings over 35 years of experience in marketing, e-commerce, and merchandising to our Board.
			2017	NCGC (Chair) HCCC TC
Douglas M. Howe	65
Mr. Howe has served as our CEO since April 1, 2023, and served as Interim President of DSW Shoe Warehouse, Inc., our wholly-owned subsidiary, from April 2023 to July 2023. Prior to Mr. Howe’s appointment as CEO, he was the Executive Vice President of Designer Brands Inc. and President of DSW Shoe Warehouse, Inc. since 2022. Prior to joining Designer Brands, Mr. Howe served as the Chief Merchandising Officer at Kohl’s Corporation from 2018 to 2022. From 2015 to 2018, Mr. Howe served as Global Chief Merchandising Officer at Qurate Retail Group. Mr. Howe has also held various leadership positions in merchandising, design, product development, and planning at Old Navy, Walmart Inc., and May Department Stores Company. As our CEO, Mr. Howe has a keen understanding of the Company’s operations and also brings an extensive understanding and knowledge of the retail market to our Board.
			2023	-

Continuing Class II Directors for a Term to Expire in 2027:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees
Jay L. Schottenstein	71
		Mr. Schottenstein has served as the Executive Chairman of our Board since 2005. Mr. Schottenstein previously served as our CEO from 2005 to 2009. Mr. Schottenstein also currently serves as Chairman of the board of directors and Lead Manager of Schottenstein Realty LLC. Mr. Schottenstein has also served as CEO of American Eagle Outfitters, Inc. (NYSE: AEO) (“American Eagle”) since 2015, as Executive Chairman or Chairman of American Eagle since 1992, and as a director of American Eagle since 1992. Mr. Schottenstein has served as Chairman and CEO of Schottenstein Stores Corporation (“SSC”), our affiliate, since 1992. Mr. Schottenstein also served in various capacities, such as Chairman, CEO, Vice Chairman, director, and various executive roles, at SSC and Retail Ventures, Inc. since 1976. Mr. Schottenstein also serves as the manager of Schottenstein RVI, LLC, our affiliate. From 2006 to 2022, Mr. Schottenstein served as a member of the board of directors for Albertsons Companies, Inc. Mr. Schottenstein’s extensive experience as a chairman and CEO of numerous companies brings strong leadership skills to our Board. Additionally, Mr. Schottenstein’s tenure with the Company provides our Board with valuable institutional knowledge.	2005	-
Joanne Zaiac Independent Director	64	In 2021, Ms. Zaiac started a consulting project with Grace Blue Partnership, an executive search firm that focuses on the marketing, marketing services, advertising, and communications sectors. From 2017 to 2021, Ms. Zaiac served in several client leadership roles at Dentsu International (“Dentsu”), a multinational media and digital marketing communications company, including Chief Client Officer from 2020 to 2021 and Client Development Officer in 2019. Between 2017 and 2019, Ms. Zaiac was Chief Client Officer and Executive Vice President of Merkle Inc., a global data driven, technology-enabled performance marketing agency and subsidiary of Dentsu. Prior to that, Ms. Zaiac was the Chief Operating Officer of Digitas North America, a leading global digital advertising agency, until 2017. Ms. Zaiac also served as President of Digitas New York region from 1999 to 2016. From 1985 to 1999, Ms. Zaiac was Executive Vice President and Senior Vice President at Wunderman Worldwide/Young & Rubicam. Ms. Zaiac brings a depth of brand-building, marketing expertise, digital media, consumer insights, and leadership and talent development to our Board.	2016	HCCC TC
Richard A. Paul Independent Director	45	Mr. Paul is the CEO and founder of KLUTCH Sports Group, an agency representing some of the biggest athletes across major professional sports. Mr. Paul also serves as United Talent Agency’s (“UTA”) Head of Sports and is an agency partner and was appointed to UTA’s board of directors in 2020. In 2021, Mr. Paul co-founded a company called ADOPT, a creative agency focused on sports, wellness, nutrition, technology, and other consumer-facing products. Mr. Paul joined the board of trustees of the Los Angeles County Museum of Art (“LACMA”) in 2022 and the board of directors of Live Nation Entertainment, Inc (NYSE: LYV) in 2023. Mr. Paul is also a minority partner of The SpringHill Company. Mr. Paul brings a vast knowledge of the sports and athletic industries to our Board, as well as extensive brand-building expertise and knowledge of the footwear industry.	2022	-

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees

Deborah L. Ferrée	72
Ms. Ferrée has served as Chief Product Officer of Designer Brands since February 2023, and as the Vice Chair of the Company since January 2006. Since joining us in November 1997, Ms. Ferrée has served in numerous leadership roles. Prior to being appointed to Chief Product Officer of the Company, Ms. Ferrée previously served as President of Camuto LLC from June 2021 to February 2023, President of Designer Brands from February 2019 until June 2021, Vice Chair and Chief Merchandising Officer of the Company from January 2006 until February 2019, President and Chief Merchandising Officer of the Company from November 2004 until January 2006, and Executive Vice President and Chief Merchandising Officer of the Company from March 2002 until November 2004. Prior to that, Ms. Ferrée served as Senior Vice President of Merchandising of the Company beginning in September 2000, and Vice President of Merchandising of the Company beginning in November 1997. Prior to joining us, Ms. Ferrée worked in the retail industry for more than 20 years in various positions, including serving as Divisional Merchandising Manager of Shoes, Accessories and Intimate Apparel for Harris Department Store, women’s buyer for Ross Stores, and Divisional Merchandise Manager of the May Company. Ms. Ferrée brings exceptional merchandising and product leadership to the Board, grounded in extensive executive experience at Designer Brands and in the retail industry.
			2025	-

Continuing Class III Directors for a Term to Expire in 2028:

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees
Elaine J. Eisenman Independent Director	77
Since August 2016, Dr. Eisenman has served as Managing Director of Saeje Advisors LLC, an advisory firm for high-growth companies. In this role, Dr. Eisenman provides strategic advisory services to companies from a wide variety of industries and global locations. From July 2005 through August 2016, Dr. Eisenman served as Dean of Executive and Enterprise Education at Babson College. Prior to that, in 2004 and 2005, Dr. Eisenman served as Senior Vice President of Human Resources and Administration of The Children’s Place Retail Stores, Inc. (Nasdaq: PLCE). Dr. Eisenman has also held senior executive positions at American Express Company, between 1995 and 1998, Enhance Financial Services Co., between 1999 and 2003, and private companies such as PDI International, a global consulting firm, between 1990 and 1995. From 2022 to 2024, Dr. Eisenman served as the Chairperson of the board of the Private Directors Association, a national firm focused on creating governance excellence for private company boards. Dr. Eisenman is also a founding member and Co-Chair of the Boston chapter of the Women Corporate Directors Foundation, the preeminent global organization for women who sit on public boards. Dr. Eisenman previously served on the board and as Chairperson of the compensation committee of Harvard Vanguard Medical Associates. With a background in human resources, a deep expertise in executive selection, compensation, and succession planning, and experience consulting with many companies and boards regarding driving strategic growth, cultural transformation, executive succession, and the selection and successful integration of key executives, Dr. Eisenman brings valuable experience to our Board and our Human Capital and Compensation Committee.
			2008	HCCC (Chair) AC
Joanna T. Lau Independent Director	67	Ms. Lau currently serves as a coach and consultant and has over three decades of experience in the technology, investment, and consulting industries. Ms. Lau is also the founder of the Women for Women Summit, a program dedicated to empowering and supporting women in business. Throughout Ms. Lau’s career, she has demonstrated a strong track record of success in managing and growing companies, as well as a deep understanding of the complex financial and operational issues that companies face. In addition to Ms. Lau’s work as a coach and consultant, she has held leadership positions with major corporations such as General Electric and Digital Equipment Company. Ms. Lau has extensive experience in the areas of initial public offerings, mergers and acquisitions, cybersecurity, and risk management, and has been instrumental in helping companies navigate these complex issues. Ms. Lau’s experience also extends to the biometric security and software industries. Ms. Lau’s company was the first to bring facial recognition technology to the driver’s license industry, and she has a deep understanding of the unique challenges and opportunities facing this dynamic and rapidly growing sector. Ms. Lau is also highly regarded for her expertise in corporate governance and risk management, as demonstrated by her prior services on the boards of RPT Realty, Info Soft, FSI International, ITT Education Services and TD Banknorth. Ms. Lau brings to our Board a wealth of knowledge and experience helping ensure that companies adhere to the highest standards of financial and operational transparency.	2008	TC (Chair) NCGC HCCC
Joseph A. Schottenstein	46	Mr. Schottenstein is a director, Chief Operating Officer, and Executive Vice President of Acquisitions and Leasing at SPG and Schottenstein Realty LLC. Mr. Schottenstein has held various positions with the Schottenstein family of companies and currently holds a position on the board of directors and as an Executive Vice President of SSC. Mr. Schottenstein is also involved in the management of Raconteur Fine Wines LLC dba Company Fine Wine. Mr. Schottenstein assisted with special acquisitions for SPG from 2003 to 2006, served in the property management group of SPG from 2006 to 2008, and served as the Vice President of Leasing at SPG from 2008 through 2010. From June 2004 until 2006, Mr. Schottenstein served as the Co-Manager of Indigo Nation, LLC, a specialty denim retailer. Since its acquisition in 2013, Mr. Schottenstein has served on the board of directors and in an executive capacity of Mayacamas Vineyards, a Napa Valley winery. Mr. Schottenstein brings business expertise in real estate and business development to our Board.
			2012	-

Name	Age	Our Directors and Their Positions with Designer Brands Inc. / Principal Occupations / Business Experience	Director Since	Committees

John W. Atkinson Independent Director	61	Mr. Atkinson served as an Audit Partner of KPMG, a global firm offering tax, audit and advisory services, from 2002 until 2021, and he served as an independent consultant for KPMG from 2021 until 2024. He has over 35 years of experience as an audit professional serving a range of public and private businesses primarily in the consumer food and retail sectors. Mr. Atkinson joined KPMG in 2002 after 16 years at Arthur Andersen where he became a partner in 1998. Mr. Atkinson brings to our Board extensive financial expertise and experience relating to financial reporting.	2024	AC (Chair) NCGC

Unless otherwise directed, the persons named in the proxy will vote the proxies “FOR” the election of the above-named director nominees as Class I director nominees. While it is contemplated that all director nominees will stand for election, in the event any person nominated fails to stand for election, the proxies will be voted for such other director nominee(s) as may be designated by the Board. We have no reason to believe that any of the above-mentioned Class I director nominees will not stand for election or serve as a director. Proxies cannot be voted for a greater number of persons than the number of nominees named herein.

Vote Required

Under Ohio law and our Code of Regulations, directors are elected by a plurality of the votes cast. This means that the director nominees receiving the greatest number of votes voted “FOR” their election will be elected as directors. Withheld and broker non-votes will not be treated as votes cast for this purpose and, therefore, will not affect the outcome of the election.

Your Board unanimously recommends a vote “FOR” each of the Class I director nominees.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

Our executive officers are appointed annually by our Board. In addition to Jay Schottenstein, Douglas Howe and Deborah Ferrée, whose information is provided above under “Proposal 1 – Election of Directors,” the following individuals are our executive officers.

Laura T. Davis, age 54, has served as our Executive Vice President and as President of DSW Shoe Warehouse, Inc. since July 2023. On February 8, 2026, Ms. Davis’s role at DSW was expanded to President, North America Retail. Before joining Designer Brands, Ms. Davis served as Chief Merchandising Officer and Executive Vice President of Michaels Stores, Inc. (“Michaels”), an arts and crafts retail store, from 2020 to 2023. Prior to that, Ms. Davis served as Michaels’ Senior Vice President in various merchandising roles from 2019 to 2020, and as the Vice President/General Merchandise Manager of Michaels from 2015 to 2019. Ms. Davis’s extensive retail and merchandising experience also includes leadership positions at Claire’s Stores Inc. and Macy’s Inc.

Andrea O’Donnell, age 57, has served as our Executive Vice President and as President of Camuto LLC, our brands business, since January 2024 and as our Chief Operating Officer since February 2026. Before joining Designer Brands, Ms. O’Donnell served as Chief Executive Officer of Everlane, Inc. (“Everlane”), a fashion retailer, from 2021 to 2024. Prior to Everlane, Ms. O’Donnell held the role of President at Deckers Outdoor Corporation (“Deckers”), which designs, markets, and distributes footwear, apparel, and accessories, from 2016 to 2021, where she oversaw the Ugg and Koolaburra brands. Prior to Deckers, Ms. O’Donnell served as President, Global Merchandising at DFS Group Ltd., a multi-billion-dollar retailer, from 2014 to 2016, and as the Executive Director of Lane Crawford from 2012 to 2014, where she was responsible for merchandising, merchandise planning, marketing, customer relationship management and store planning for the Asia Pacific region across a portfolio of 500 brands. In addition, Ms. O’Donnell has held various positions at retail brands, including John Lewis plc, Hackett Ltd, Jaeger, and Debenhams Brands Limited.

Sheamus Toal, age 56, has served as our Executive Vice President, Chief Financial Officer since February 2026. Prior to joining the Company, Mr. Toal served as Chief Operating Officer and Chief Financial Officer of The Children’s Place, Inc., a children’s specialty retailer, from August 2023 to December 2024 and as Senior Vice President, Chief Financial Officer of The Children’s Place, Inc. from November 2022 to July 2023. Mr. Toal served as the Executive Vice President and Chief Financial Officer of Saatva, Inc., a high growth digital e-commerce retailer, from April 2021 to November 2022. Previously, Mr. Toal spent more than 16 years at New York & Company, a fashion retailer, from 2004 to 2021, where he held several senior level finance and operational roles, including Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer, culminating in his role as Chief Executive Officer from 2020 to 2021, during which time he led the company through the COVID-19 pandemic (New York & Company filed for reorganization in bankruptcy court in July 2020). Earlier in his career, Mr. Toal held positions of increasing responsibility in finance and accounting at Footstar, Inc. and Standard Motors Products, Inc., and served as a Manager with KPMG, LLP. Mr. Toal holds a Bachelor of Science in Accounting from St. John’s University and is a Certified Public Accountant in the State of New York.

Mary Turner, age 67, has served as our Executive Vice President and as President of Designer Brands Canada Inc., our wholly-owned subsidiary, since March 2020. Ms. Turner leads the Shoe Co. banner, as well as DSW’s merchandising and operations in Canada. Previously, Ms. Turner served as Senior Vice President of Designer Brands and President of Designer Brands Canada Inc. from February 2019 to March 2020. Prior to our acquisition of Designer Brands Canada Inc. (fka Town Shoes Limited) in May 2018, Ms. Turner served as the Chief Merchant of Town Shoes Limited from January 2017 to July 2017 before she was promoted to Chief Operating Officer for Town Shoes Limited in July 2017. Ms. Turner led merchandising, planning, marketing, stores, and e-commerce functions of Town Shoes, Shoe Company, Shoe Warehouse and DSW Canada until February 2019. Prior to that, Ms. Turner was an executive with Hudson’s Bay Company for nearly 20 years and held a variety of merchandising roles with Holt Renfrew earlier in her career.

OTHER DIRECTOR INFORMATION, BOARD COMMITTEES, AND CORPORATE GOVERNANCE INFORMATION

Board Leadership Structure

Pursuant to our Corporate Governance Principles, the Company does not have a policy with respect to the separation of the offices of Executive Chairman and CEO. The Board believes that the determination of whether these roles should be separated should be part of the succession planning process and that the Board should have the flexibility to determine the best leadership structure for the Company and its shareholders when it elects a new CEO or at any other time.

Since 2009, the Company has had separate CEO and Executive Chairman roles. Our Board periodically assesses these roles and the Board leadership structure to ensure the interests of the Company and its shareholders are best served. The Board believes that the current leadership structure, with a separated Executive Chairman and CEO structure, allows the Executive Chairman to focus on Board responsibilities and the CEO to concentrate on the Company’s administrative and operating functions. Furthermore, this structure supports the efficient allocation of oversight responsibilities between the Board and management.

Mr. Jay Schottenstein has served as our Executive Chairman since 2005. As discussed below, Mr. Schottenstein is not an independent director. While the Board does not have a lead independent director, the independent members of the Board meet in regularly scheduled executive sessions without management or the Executive Chairman present. Additionally, the Board does not have a designated director who leads executive sessions; instead, the independent directors alternate as the chair of such executive sessions in alphabetical order by last name. The Board believes that the current structure ensures that the independent directors provide sufficient independent oversight of management.

The Executive Chairman and CEO set the agenda for Board meetings with an understanding of their responsibility to ensure that certain items pertinent to the advisory and monitoring functions of the Board be brought to it for review and/or decision. The Executive Chairman is responsible for presiding at regular sessions of the Board. Materials, information, and data that are important to the Board’s understanding of the Company’s businesses and meeting agenda items are distributed to the Board before meetings to ensure directors are adequately informed and prepared for discussion of the items at the meeting. It is the general policy of the Company that all major decisions be considered by the Board as a whole.

The chairs of our Board committees play an active role in leading our committees by working with management to ensure each committee discusses crucial risks and opportunities of the Company. Agenda items that fall within the scope of responsibilities of a Board committee are set by the chair of that committee. Any member of the Board may request that an item be included on the agenda and is free to raise subjects that are not on the agenda for a particular meeting at any Board or committee meeting. The Board and each committee have the power to hire independent legal, financial, or other advisors as they may deem necessary, without consulting or obtaining the advanced approval of any officer of the Company, and the Company shall be responsible for paying the fees and other costs associated with any such services rendered to the Board or any Board committee.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles that address Board structure, membership, director nominee qualifications, performance, operations, and management oversight, among other things. A current copy of our Corporate Governance Principles can be found at our corporate and investor website at investors.designerbrands.com/governance-documents and is available in print, without charge, to any shareholder upon written request to 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary.

Director Independence

Our director independence standards are set forth in our Corporate Governance Principles. Pursuant to our Corporate Governance Principles, a majority of our directors must be independent. For a director to be considered an “independent director,” the Board must annually determine that such director satisfies the independence requirements under the NYSE listing standards and any other applicable laws, rules, and regulations. During the Board’s annual review of director independence, the Board considered whether there were any transactions or relationships between the Company and any director or any member of such director’s immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner, or significant equity holder) that would impact a director’s independence, including those described below under “Certain Relationships and Related Transactions.”

As a result of its annual review, the Board affirmatively determined that the following directors are independent under our independence standards:

•John W. Atkinson
•Peter S. Cobb
•Elaine J. Eisenman
•Joanna T. Lau
•Richard A. Paul
•Harvey L. Sonnenberg
•Allan J. Tanenbaum
•Joanne Zaiac

As Messrs. Howe and Jay Schottenstein and Ms. Ferrée are executives of the Company, the Board determined that they are not independent. Additionally, Mr. Joseph Schottenstein is not independent, as he is an immediate family member of an executive officer of the Company. Accordingly, the Board is currently approximately 67% independent.

Each of the Nominating and Corporate Governance Committee, the Human Capital and Compensation Committee, and the Audit Committee are composed entirely of independent directors, as defined under applicable SEC rules and the NYSE listing standards. Our Board also has a Technology Committee composed entirely of independent directors.

Compensation Committee Interlocks and Insider Participation

The Human Capital and Compensation Committee is currently, and was during fiscal 2025, comprised of the following independent directors: Elaine J. Eisenman, Peter S. Cobb, Joanna T. Lau, and Joanne Zaiac. No director who served as a member of the Human Capital and Compensation Committee during any portion of fiscal 2025 was an employee of the Company during their service on the Human Capital and Compensation Committee or a former officer of the Company. None of the Company’s executive officers serve on the compensation committee (or other committee serving an equivalent function) or the board of directors of any other company of which any member of the Human Capital and Compensation Committee or the Board is an executive officer.

Family Relationships

Other than Messrs. Jay and Joseph Schottenstein, who are father and son, there are no family relationships among our directors and executive officers.

Meetings

A total of four meetings of the Board were held during fiscal 2025. During fiscal 2025, with the exception of Mr. Richard A. Paul, each incumbent director attended 75% or more of the aggregate of (i) the total number of meetings of the Board held during the time in which such director was a member of the Board and (ii) the total number of committee meetings on which such director served. Mr. Paul was unable to attend one meeting due to a family emergency and, if he had attended that meeting, his attendance rate would have been 75% for fiscal 2025. Overall average attendance during fiscal 2025 at such meetings by then-serving directors was approximately 95%.

Our Corporate Governance Principles provide that all incumbent directors and director nominees are encouraged to attend our Annual Meeting of Shareholders. All of the Company’s then-serving directors virtually attended our 2025 Annual Meeting of Shareholders.

Board Committees

We have four standing committees of the Board: (i) the Nominating and Corporate Governance Committee, (ii) the Human Capital and Compensation Committee, (iii) the Audit Committee, and (iv) the Technology Committee. Each standing committee is governed by a committee charter. A current copy of each committee’s charter can be found on our corporate and investor website at investors.designerbrands.com/governance-documents and is available in print, without charge, to any shareholder upon written request to 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary.

The following chart sets forth the responsibilities, duties and current members of each committee, as well as the number of meetings held by each committee in fiscal 2025.

Committee	Responsibilities	Members	Meetings in Fiscal 2025
Nominating and Corporate Governance Committee
The purpose of the Nominating and Corporate Governance Committee is to provide oversight on the broad range of issues surrounding the composition and operation of the Board, including:
•identifying individuals qualified to become Board members consistent with criteria approved by the Board;
•recommending to the Board director nominees for the next annual meeting of shareholders;
•developing and recommending to the Board a set of corporate governance principles applicable to the Company;
•making recommendations to the Board and the Executive Chairman of the Board in the areas of committee selection, including:
ocommittee chairs;
orotation practices;
oevaluation of the overall effectiveness of the Board and management; and
oreview and consideration of developments in corporate governance practices;
•developing and periodically reviewing a continuing education program for directors and an orientation program for new directors that meets applicable NYSE requirements;
•reviewing service by directors on any additional for-profit boards or public company audit committees;
•granting waivers, in its discretion, of the Company’s Global Code of Conduct for directors and executive officers;
•annually reviewing the Company’s charitable giving practices;
•regularly reviewing the Company’s sustainability and corporate responsibility practices; and
•overseeing the annual self-evaluation of the Board.
		Mr. Cobb (Chair) Mr. Atkinson Ms. Lau Mr. Tanenbaum	Four

Committee	Responsibilities	Members	Meetings in Fiscal 2025
Human Capital and Compensation Committee
The Human Capital and Compensation Committee is responsible for:
•discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and non-employee directors;
•overseeing the Company’s overall compensation structure, programs, policies and plans, including incentive compensation plans and equity-based plans;
•producing a committee report on executive compensation as required by the SEC to be included in the Company’s Proxy Statement or Annual Report on Form 10-K;
•overseeing the Company’s risk management related to the Company’s executive compensation program and practices to ensure alignment with shareholders’ interests and to satisfy the Company’s overall performance objectives and risk management and risk mitigation policies;

•reviewing the Company’s succession planning policies, including succession planning for executive officers, including in the event of an emergency;
•reviewing and discussing with management the Company’s strategies and policies relating to human capital management;
•reviewing, assessing and overseeing the work performed by the Company’s consultants or other advisors who are engaged by the Committee;
•overseeing and approving changes to the Company’s policy regarding clawback and recoupment of officer compensation;
•reviewing and approving employment agreements for executive officers; and
•reviewing the stock ownership of the CEO and Board members for compliance with applicable stock ownership guidelines.
Pursuant to its charter, and subject to applicable laws, rules, and regulations, the Human Capital and Compensation Committee may form and delegate authority to a subcommittee or subcommittees consisting of one or more committee members, as the Human Capital and Compensation Committee, in its sole discretion, deems appropriate. To the extent permitted by applicable laws, rules, and regulations, and as may be permitted by the Company’s incentive-compensation plans and equity-based compensation plans, the Human Capital and Compensation Committee may also delegate to management the administration of such incentive-compensation plans and equity-based compensation plans with respect to non-executive officers and other employees of the Company and its subsidiaries.
		Ms. Eisenman (Chair) Mr. Cobb Ms. Lau Ms. Zaiac	Five

Committee	Responsibilities	Members	Meetings in Fiscal 2025
Audit Committee
The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:
•the integrity of the Company’s financial statements;
•the Company’s compliance with legal and regulatory requirements and with the Company’s Global Code of Conduct;
•the independent auditor’s qualifications and independence;
•the performance of the Company’s internal audit function and independent auditor;
•the review and approval of related party transactions, including the review of reports and disclosures of related party transactions; and
•the review and response to complaints regarding accounting, internal accounting controls, and auditing or other compliance matters.
The Audit Committee is also responsible for:
•the appointment, compensation, retention, termination, and oversight of the work of our independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting;
•annually reviewing the Company’s operating and capital budgets;
•annually reviewing the Company’s investment policy; and
•granting waivers, in its discretion, of provisions of the Company’s Global Code of Conduct relating to accounting, internal accounting controls, or auditing matters.

Mr. Atkinson (Chair) †♦*
Ms. Eisenman †
Mr. Sonnenberg †♦*
Mr. Tanenbaum †

† Financially literate under applicable NYSE rules
♦ Audit Committee Financial Expert under applicable SEC rules

*Mr. Sonnenberg served as chair of the Audit Committee until April 1, 2026, at which time Mr. Atkinson was appointed chair of the Audit Committee.
Nine

Committee	Responsibilities	Members	Meetings in Fiscal 2025
Technology Committee
The purpose of the Technology Committee is to assist the Board in fulfilling its oversight responsibilities of effective technology governance, including management of cybersecurity, privacy, and information technology risks, and to ensure that the Company’s technology endeavors are effectively managed and that the performance of the Company’s technology meets the following objectives:
•aligns with the Company’s business strategy;
•enables the Company’s business to maximize the benefits that technology can provide;
•uses resources responsibly; and
•manages risks appropriately.
To meet the Technology Committee’s objective of managing risks appropriately, the Technology Committee regularly reviews with management (i) any significant cybersecurity, artificial intelligence, privacy, or information technology risks or exposures, (ii) the Company’s policies and processes with respect to risk assessment and risk management, and (iii) an assessment of the steps management has taken to monitor and control such risks.
		Ms. Lau (Chair) Mr. Cobb Mr. Sonnenberg Ms. Zaiac	Four

Board’s Role in the Risk Management Process

Our Board and its committees play an important role in overseeing the identification, assessment, and mitigation of material risks. In fulfilling this responsibility, the Board and its committees regularly consult with management to evaluate and, when appropriate, modify our risk management strategies.

Board
The Board is actively involved in overseeing our risk management, including our ERM Program (as defined below). While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed about such risks through committee reports.
Audit Committee	Nominating and Corporate Governance Committee	Human Capital and Compensation Committee	Technology Committee
Our Audit Committee assists the Board in fulfilling its oversight responsibilities relating to:
•the performance of our system of internal controls;
•legal and regulatory compliance;
•our audit, accounting, and financial reporting processes; and
•the evaluation of enterprise risk issues, particularly those risk issues not overseen by other committees.
The Audit Committee also reviews periodically with the head of our Legal Department legal matters that may have a material adverse impact on our financial statements, compliance with laws, and any material reports received from regulatory agencies.

Our Nominating and Corporate Governance Committee oversees risks associated with:
•corporate governance;
•litigation and legal proceedings;
•business conduct and ethics; and
•compliance.
The Chief Compliance Officer provides periodic reports to the Nominating and Corporate Governance Committee describing updates to the Company’s Ethics and Compliance Program, including new policies, procedures, and trainings, maintenance of the Company’s anonymous reporting hotline, and oversight of the Global Code of Conduct. The report is shared with the Board as part of the Nominating and Corporate Governance Committee report to the Board.

Our Human Capital and Compensation Committee is responsible for overseeing the management of risks relating to our compensation programs, including:
•discharging the Board’s responsibilities relating to compensation of the Company’s executive officers and non-employee directors;
•overseeing the Company’s overall compensation structure, programs, policies and plans, including incentive compensation plans and equity-based plans; and
•reviewing and monitoring the Company’s policies relating to human capital management.

The Technology Committee assists the Board in fulfilling its oversight responsibilities with respect to technology and cybersecurity, including artificial intelligence. Each quarter, management provides a report to the Technology Committee describing cybersecurity risks and the Company’s mitigation activities. Such mitigation activities include:
•regularly upgrading our systems and software;
•conducting regular e-mail phishing tests;
•engaging in cybersecurity crisis tabletop exercises; and
•monitoring industry trends.
Additionally, Ms. Lau, as Chair of the Technology Committee, provides an annual cybersecurity report to the full Board, which addresses cybersecurity trends in the retail industry and the Company’s policies and practices in comparison with the retail industry trends.

The Company has an enterprise risk management program (“ERM Program”). Our CEO, who reports to our Board, is the sponsor of the ERM Program. As part of the ERM Program, management provides an annual report to the Board regarding our significant risks and actions being taken by management to mitigate such risks. Management also updates the Board on significant new risks that are identified on a quarterly basis and reports on actions the Company is taking to mitigate such risks. Additionally, the ERM Program’s annual report provides an update on calls received to our Ethics Hotline, an anonymous reporting hotline available to our United States (“U.S.”) and international subsidiaries. The Company believes that its leadership structure supports the risk oversight function of the Board.

Director Nominee Selection

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating potential candidates for nomination as a director. Candidates may come to the attention of the Nominating and Corporate Governance Committee from a variety of sources, including current Board members, shareholders, and management. All candidates, including shareholder nominees, are reviewed in the same manner, regardless of the source of the recommendation. The Nominating and Corporate Governance Committee will consider the recommendations of shareholders regarding potential director candidates. For additional information regarding how to submit a director nominee for the Company’s 2027 Annual Meeting of Shareholders, see “Shareholder Director Nominees.”

Although there are no specific minimum qualifications that a director candidate must possess, potential candidates are identified and evaluated according to the qualification criteria set forth in the Nominating and Corporate Governance Committee charter, including:

•independence;
•judgment;
•skill;
•variance of viewpoint, experiences, education, skill, qualifications, background and other attributes;
•strength of character;
•age;
•experience with businesses and organizations of comparable size or scope;
•experience as an executive of, or advisor to, a publicly traded or private company;
•experience and skill relative to other Board members;
•specialized knowledge or experience;
•service on other boards; and
•desirability of the candidate’s membership on the Board or any committees of the Board.

The Nominating and Corporate Governance Committee believes that directors with different backgrounds and perspectives enhance the effectiveness of the Board. Accordingly, when evaluating director candidates and nominees, the Nominating and Corporate Governance Committee takes into account various attributes, including background, experience, geographic location, skill set, or viewpoint. Currently, approximately 33% of our Board self-identifies as female, approximately 25% of our Board self-identifies as racially/ethnically diverse, and approximately 42% of our Board is either 65 years old or under the age of 65.

Director Tenure and Service on Other Boards

As set forth in our Corporate Governance Principles, the Board does not believe that it should establish arbitrary director term or age limits. While we are committed to Board refreshment, we believe that term or age limits hold the disadvantage of losing the contribution of directors with institutional knowledge, who have been able to develop, over a period of time, increasing insight into the Company and its operations, and who have an understanding of the Company’s long-term strategy and direction. As part of its responsibilities, the Nominating and Corporate Governance Committee evaluates each incumbent director’s qualifications, performance, and ability to continue to contribute productively before recommending the nomination of that director for an additional term.

The Corporate Governance Principles also provide that any director who retires or changes employment or other position from those held when first elected to the Board is required to submit an offer letter of resignation for consideration by the Nominating and Corporate Governance Committee and the full Board. Additionally, directors who are also employees of the Company are expected to offer their resignation from the Board at the same time they leave active employment with the Company, which shall be subject to acceptance by the Board.

In addition, the Nominating and Corporate Governance Committee and the Board take into account the nature of, and time involved in, a director’s service on other boards in evaluating the suitability of individual directors when making its recommendations to the Company’s shareholders regarding director nominees. Each director is required to notify the Chair of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors of any public company or for-profit private company or any committee thereof, and, if such director is the Chair of the Nominating and Corporate Governance Committee, such director is required to notify the other members of the Nominating and Corporate Governance Committee.

Annual Board and Committee Evaluations

The Board and its committees conduct annual self-evaluations to determine whether they are functioning effectively. As part of the Board’s annual self-evaluation, the Nominating and Corporate Governance Committee receives and reviews comments via questionnaire from each director and then reports to the Board with a summary of the Board’s performance. The annual assessment focuses on the Board’s effectiveness and contributions to the Company, with the primary goal of identifying any areas in which the Board could improve. To the extent improvements are warranted, the Nominating and Corporate Governance Committee establishes a plan to ensure that the improvements are made in a timely and meaningful manner. The annual assessment is also used as a means to identify, and foster robust discussion on, the need for specific director skill sets that would support the Company’s strategic and long-term plans and provide opportunities for growth. For example, in connection with the Board’s self-evaluations in prior years, the Board identified the need for director experience to support its athleisure strategy and for additional financial expertise. Accordingly, in fiscal 2022, the Board appointed Mr. Paul, the CEO and founder of KLUTCH Sports Group, to the Board, and in fiscal 2024, the Board appointed Mr. Atkinson, a former KPMG audit partner with over 35 years of financial audit experience, to the Board.

Global Code of Conduct and Corporate Governance Information

We have adopted a Global Code of Conduct that applies to all of our employees and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and an additional Code of Ethics for Senior Financial Officers that applies to senior financial officers. Additionally, the Board adopted a Director Code of Conduct applicable to our Board members. Our Global Code of Conduct, Code of Ethics for Senior Financial Officers, and Director Code of Conduct are each available on our corporate and investor website at investors.designerbrands.com/governance-documents and are available in print, without charge, to any shareholder upon written request to 810 DSW Drive, Columbus, Ohio 43219, Attn: Corporate Secretary. We intend to disclose any amendment to, or waiver of, any provision of the Global Code of Conduct, Code of Ethics for Senior Financial Officers, or Director Code of Conduct applicable to executive officers and directors by posting such information on our corporate and investor website at investors.designerbrands.com.

Insider Trading Policies and Procedures

We have adopted insider trading policies and procedures applicable to our directors, executive officers (including our NEOs), associates, advisors, and consultants, and have implemented processes for the Company that we believe are reasonably designed to promote compliance with insider trading laws, rules, and regulations, and the NYSE listing standards. Our Insider Trading Policy, among other things, prohibits our associates and related persons and entities from engaging in transactions in

Designer Brands stock while in possession of material, nonpublic information. Our trading windows and black-out periods require that directors, executive officers, and other designated associates only transact in Designer Brands stock during an open trading window, subject to limited exceptions. Certain types of transactions in the Company’s securities are also prohibited under the Insider Trading Policy, as described further under “Anti-Hedging Policy” (see below). In addition, directors, executive officers, and other designated associates are required to obtain pre-approval in advance of engaging in transactions in Designer Brands stock. The foregoing summary of our insider trading policies and procedures does not purport to be complete and is qualified by reference to our Insider Trading Policy, a copy of which can be found as an exhibit to our Annual Report.

While the Company has not adopted a formal policy governing transactions by the Company in its securities, the Company will not engage in transactions in its securities, or adopt any securities repurchase plans, while in possession of material nonpublic information relating to the Company or its securities other than in compliance with applicable law, subject to the policies and procedures adopted by the Company. The Company currently has a share repurchase program in place relating to its Class A Common Shares. The Company may utilize various methods to repurchase shares, which could include open market repurchases, including repurchases through trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), privately-negotiated transactions or by other means.

Anti-Hedging Policy

Our Insider Trading Policy prohibits all directors, executive officers (including our NEOs), associates, advisors, and consultants of Designer Brands and its subsidiaries from engaging in transactions in financial instruments, including, for example, prepaid variable forward contracts, equity swaps, collars, or exchange funds, or otherwise engaging in transactions that are designed to hedge or offset any decrease in the market value of Designer Brands stock. Our Insider Trading Policy also prohibits covered persons from holding our stock in a margin account or pledging our stock as collateral for a loan; provided, however, that individuals who had pledged Designer Brands stock prior to the adoption of this provision are exempt from this requirement. As disclosed in the “Security Ownership of Certain Beneficial Owners and Management” section of this Proxy Statement, Mr. Tanenbaum pledged 27,746 shares of Designer Brands stock as security for a line of credit in fiscal 2016. Our Insider Trading Policy can be found as an exhibit to our Annual Report.

2025 Shareholder Engagement

Engaging with our shareholders is critically important to our Board and management team. The goal of our outreach efforts is to solicit feedback and identify issues of importance to our shareholders. Additionally, we proactively communicate with the investment community and shareholders about our financial performance, operations, and strategic developments through:
1.Quarterly earnings releases, investor presentations, and conference calls;
2.In-person and telephonic meetings with investors and stakeholders; and
3.Our annual shareholders meeting that includes a Q&A session.

SUSTAINABILITY, SOCIAL IMPACT, AND HUMAN CAPITAL

“BEST FOOT FORWARD”

At Designer Brands, we are taking steps in the right direction. Putting our best foot forward towards a more sustainable and inclusive future for footwear – a future that starts with design and materials and finding better ways to create. Standing for a smaller footprint where we use fewer resources, extend the life of our products, and do more to reduce waste and our impacts on the planet.

We will continue to work hard to create an inclusive workplace – standing for prosperity for all. And we will go beyond our doors – taking action to help change the industry so that more people can put their best foot forward without barriers.

We want what we create to last and what we do to create a lasting legacy, where together, in step with our people, partners, suppliers, and along our supply chain we stand together to change the future of footwear. Because we believe sustainable choices should not come at the cost of stylish choices.

ESG Steering Committee

As part of our ongoing commitment to evolve and enhance our environment, social and governance (“ESG”) practices, in fiscal 2021, we formed our ESG Steering Committee, which is charged with overseeing and advancing our ESG policies, practices, and initiatives. The ESG Steering Committee is comprised of leaders spanning across multiple teams.

Our ESG Steering Committee helped us accomplish the following in fiscal 2025:

*We shared bi-annual updates within the organization on positive progress of ESG work across the business.
*We continued to implement a unified set of Company-wide values that guide how we aspire to operate as a collective organization: We Love What We Do; We Own What We Do; We Do What’s Right; and We Belong.
*We strive to continuously improve our due diligence policies, procedures, and efforts to meet ever-changing local and global ESG risk and compliance issues. The ESG Steering Committee reports to the full Board on an as-needed basis to ensure that the Board is fully apprised of any significant ESG-related endeavors and risks.

We have organized our ESG efforts around three pillars: Sustainability, Social Impact, and Human Capital.

SUSTAINABILITY – We strive to make sustainable and responsible decisions every day — from energy use and waste to materials and suppliers.

We believe in the importance of helping to create a future where we use fewer resources and reduce our impact on the planet, making sustainable footwear more attainable. We are proud of our steps forward in this space, including the following achievements:
*Since 2018, we have diverted over thirteen million shoes from landfills by collecting post-consumer shoes in connection with our partnership with Soles4Souls.
*In fiscal 2025, we became a Candidate Member of Cascale, a global nonprofit alliance that develops sustainability standards for the consumer goods industry, allowing us to continue the expansion of our sourced factory participation in the Higg Facility Environmental Module Assessment.
*In fiscal 2025, we continued a key partnership that has resulted in 80% of our shoeboxes having certified recycled and Forest Stewardship Council (FSC) certified content.
*In fiscal 2025, we completed 40 store lighting retrofits to LED lighting. As of January 31, 2026, 63.5% of our stores operated with LED lighting.

As a global leader in the footwear industry, we have an opportunity and the responsibility to create sustainable value for all our shareholders, making sustainable footwear more attainable. We are focused on making ethical business decisions, caring about the environment, and acting sustainably as an organization.

It is what we expect of ourselves and what we expect of our partners, suppliers, and entire supply chain.

Designer Brands believes in fashion with integrity, and we want our customers to feel good about shopping with us. As a result, we are focused on reducing our consumption of resources, sourcing products responsibly, and being transparent about our efforts.

Recent steps that we have taken and are taking to reduce waste and reuse resources and products include:

*Establishment of shoe box recycled content goals in September 2022 relating to the use of environmentally-preferred materials in shoe box packaging developed by Designer Brands, which in fiscal 2025 resulted in 80% of our sourced shoe boxes containing FSC certified recycled content.
*Maintaining an active fixture salvaging and redeployment strategy, with the majority of merchandise display fixture packages needed in fiscal 2026 expected to be composed predominately of salvaged fixtures.
*Reusing existing infrastructure, such as storefront glazing, where possible.
*Reusing vendor cartons where possible to ship merchandise and recycling all cartons not reused.
*Implementation of a shrink-wrap solution in September 2022 for our direct-to-consumer packaging to reduce corrugated packaging and dunnage use.
*Retrofitting stores with LED lighting for an average annual reduction in energy consumption of about 25% per store. As of January 31, 2026, 63.5% of our stores operated with LED lighting.
*Reducing energy consumption in our stores through our Energy Management System, which is an enterprise-class solution that combines on-site control hardware, software, and commissioning services, web-based data services, and a 24/7 call center.

*Using daylight harvesting and dimming panels in our locations, as required, and low-flow faucets and toilets.
*Using timers and occupancy sensors to control lighting, signage, and HVAC equipment at all store locations.

Recent steps we have taken and are taking to responsibly source materials include:

*Adopting a fur policy, pursuant to which the Company will not purchase products that contain animal fur.
*Continuing to work towards the goal of having all of our vendors sign our Vendor Code of Conduct, which is based on international labor standards, to help us ensure that our vendors adhere to responsible sourcing, enforce human rights, and prevent human trafficking.
*Joining the American Apparel & Footwear Association and the Fair Labor Association’s Commitment to Responsible Recruitment in 2021.
*Ongoing development and implementation of an enhanced strategy and process for identifying and monitoring our critical third-party vendors.
*Partnering with LROA to monitor performance of suppliers against our Vendor Code of Conduct, including supplier audits that began in May 2022. In fiscal 2023, the variety of audit types was expanded to cover ad hoc concerns as an option to augment regular corporate social responsibility audits.
*Deploying forced labor screening tools in August 2022.

SOCIAL IMPACT – We aim to advance empowerment of individuals by removing barriers and helping them put their best foot forward in the communities in which we live, serve, and work.

With a long history of giving back to the communities where we live, serve and work, we continuously strive to serve our neighbors, strengthen our communities, and provide support for those in the footwear industry.

We are committed to good corporate citizenship. Not only do we strive to create positive impacts within our organization, but we also aim to better the communities in which we conduct business. Since launching our Designer Brands Foundation (the “Foundation”) at the end of 2023, we have given over $3 million in grants to charitable organizations across the U.S. In 2025, we expanded the Foundation into Canada. The Foundation’s mission is to advance empowerment of individuals, removing barriers and helping them put their best foot forward in the communities in which we live, serve, and work. The Foundation features three primary areas of focus:

1.Empowerment: Supporting organizations that prioritize empowerment and build self-confidence without discrimination.
2.Inclusion: Supporting organizations whose key constituents align with our Business Resource Groups (“BRGs”).
3.Local Community: Supporting the organizations that put our local communities first and providing opportunities for our associates to give back through volunteering and donations, as the places where our associates live and work are vitally important to us.

Our Designer Brands Foundation Partners

With the Foundation in place, we have been able to significantly expand our Company’s giving and are committed to continuing down that path, as highlighted below.

Soles4Souls

Soles4Souls creates sustainable jobs and provides relief through the distribution of shoes and clothing around the world while giving shoes and garments a second life. In 2025, we continued to enhance our shoe donation experience and Soles4Souls store register donation efforts.

Since partnering with Soles4Souls in 2018, we are proud to have donated over 13 million pairs of shoes, including 1.9 million pairs of shoes in 2025.

A portion of the more than thirteen million pairs of shoes donated were new, directly from Designer Brands. The remaining pairs of shoes were from customers donating their gently worn shoes via the donation boxes in each of our DSW and Shoe Co. stores. Customers are encouraged to donate by having the opportunity to earn rewards points for their donations.

Encouraging customers to donate their shoes also advances our efforts to meet our environmental and sustainability goals. By repurposing donated shoes, we are helping to keep them out of landfills for longer and to extend their lifespan. Since 2018, our collaboration has enabled Soles4Souls to divert over 15 million pounds of textiles from landfills, extending the life of materials that would otherwise be discarded.

Additionally, our associates have the opportunity to join Soles4Souls Global Experience trips to serve the communities in one of Soles4Souls’ partner countries. In fiscal 2025, over 40 Designer Brands associates participated in Soles4Souls Global Experience trips in Honduras, Guatemala, and the Dominican Republic.

Soles4Souls:
Helps to create jobs and distribute shoes that enable children to thrive in school.
Supports female entrepreneurs with financial empowerment and access to business education.
Repurposes unwanted textiles to keep them out of landfills and extend their lifespan.

Associate Relief Funding

In 2024, we established our DBI Cares Associate Relief Fund to provide financial assistance to DBI associates experiencing unexpected hardships and emergencies globally. In addition, we partner with the Two Ten Footwear Foundation (“Two Ten”) to provide scholarships and financial aid, as well as free counseling and community resources, to people working in the footwear industry. Many of our own associates have been beneficiaries of Two Ten’s programs. We support Two Ten with Foundation grants and subject matter expertise to continue to enrich their community programs.

Hometown Partnerships

We continue to expand our existing local nonprofit partnerships through volunteering and grants from the Foundation. Through our grants and associate-led affinity groups, we aim to support and better the communities in which we live, serve, and work. Since the beginning of 2024, we have continued to issue semi-annual Community Grants, now totaling over $285,000 to-date, and are proud to have instituted our first annual all-corporate Step Up & Serve Associate Volunteer Day in 2025, volunteering with over 75 charities globally. In 2025, we also expanded our hometown reach through our “Dollars for Doers” program, rewarding U.S. associates up to $500 annually from the Foundation for their volunteer time to donate to non-profit organizations of their choosing.

HUMAN CAPITAL – We invest in and support our associates to differentiate our products and experiences in the competitive footwear market.

We believe the strength of our workforce is critical to our success. Our associates strive every day to create a welcoming and inclusive environment for themselves and our customers to advance our mission of being shoe obsessed. One of our core talent strategies is to invest in and support our associates who are key to differentiating our products and experiences in the competitive footwear market. We monitor and adapt as necessary to maintain our competitive position, including the following areas of focus:

Workforce

Our key human capital management objectives are to attract, develop, advance, and retain the highest quality talent. To support these objectives, our human resources programs aim to:

*Develop associates to prepare them for critical roles and leadership positions for the future.
*Reward and support associates through competitive pay, benefits, and perquisite programs.
*Cultivate an associate-centric culture where all associates feel empowered, valued, inspired, and included.
*Acquire talent and facilitate internal talent mobility to create a high-performing workforce.
*Embrace hybrid and remote work arrangements where possible to utilize flexibility as a competitive advantage.
*Evolve and invest in technology, tools, and resources to support our associates at work.

We Belong

From the inside out, Designer Brands starts with a workplace where all associates belong and are empowered to be their authentic selves, bringing their unique backgrounds, perspectives, and experiences to the table. We believe that empowering our differences powers up innovation and ignites positive change.

We stand for our associates and aspire to help them put their best foot forward. We are committed to being an exceptional place to work and continuing to foster an inclusive workplace, where all associates can be their authentic selves.
We continued to make great strides in our inclusion and belonging journey in fiscal 2025:
*Received the Equality 100 Award earning the top score of 100 in the HRC’s 2025-2026 Corporate Equality Index for the sixth year, recognizing the Company for its LGBTQ+ inclusion efforts.
*We continued to expand our We Belong associate training program, aligning with our value of We Belong to create a more inclusive workplace.

We aim to continue fostering a culture of belonging, which empowers individual development and potential in our inclusion and belonging journey. We are passionate about our associates and our ongoing focus to help create a more equitable and inclusive workplace and industry.

We support inclusion and belonging and believe that:
*Inclusion is a behavior. It is the act of ensuring that our differences are welcomed, valued, respected, and heard. It is the environment we create.
*Belonging is an emotion and the outcome of inclusion. It is the feeling that one is welcomed, valued, respected, and heard. We strive to bridge the gap between the act of inclusion to the feeling and ultimate outcome of belonging.

We believe in taking strides and making progress towards unity and belonging, turning values into actions. Each step we take brings us closer to realizing our vision. We are committed to continuing to walk the talk and aspire to create conditions for everyone to put their best foot forward without barriers to reach their highest potential.

We are committed to pay equity for all associates. We believe that paying our associates fairly enables us to deliver on our goal of creating an environment where we can all be ourselves, contribute ideas, and do our best work. To this end, we take several steps to ensure pay rates are fair, competitive, and based on job-related factors. For example, we regularly review external market data, internal pay grades, and position of pay in the pay range, as well as individual factors such as performance, training, and prior experience related to the work to ensure fair pay. We also invest in pay processes that allow us to assess whether associates with similar roles and experience earn comparable pay for comparable work.

We are on a journey to promote greater levels of inclusion and belonging in everything we do and recognize that there is still a long way to go. We will continue to challenge our own biases, engage in difficult conversations in meaningful ways, foster a variety of perspectives to drive innovation, and intentionally evolve our operating strategies to advance this important work, including through our BRGs, CIGs, and Field Councils. All groups are inclusive and open to any associate who wants to join, and associates can join as many groups as they choose. Our BRGs, CIGs, and Field Councils provide a unique strategic perspective based on shared experiences, background, and allyship while promoting belonging in our workplace and community in alignment with our business goals. We proudly support nine BRGs, three CIGs, and two Field Councils (one in the U.S. and one in Canada).

Our value of We Belong is also reflected in our associate training programs, which address our policies against harassment, bullying, and bias in the workplace. Additionally, we provide easily digestible training sessions, within the We Belong micro-learning development, which aims to create a more welcoming workplace.

Business Resource Groups

Our BRGs are associate-led groups organized around a common dimension to foster an inclusive work environment where everyone belongs. Each of our BRGs is open to all associates and allows associates to network socially across our global organization.

BRGs at Designer Brands

MiVoz: To establish a forum that promotes awareness of Hispanic/Latinx culture and activates its voice towards impacting those communities and influencing our business to be inclusive of that heritage.

MyAbilities: To create conditions for everyone to excel, without barriers, to reach their highest potential.

Our-Journey: To build a community of Asian and Pacific Islander associates and their allies to share their stories, celebrate their culture, and promote awareness of the issues faced by this community.

MySole: To build an awareness of the uniqueness of Black culture to educate and to promote inclusivity among associates, leaders, and customers.

MyFamily: To educate, inform, and promote resources which better the work experience for parents, caregivers, and allies at the Company.

MyService: To retain and empower current and former service members through outreach, through representation of the interests of veterans to the Company, and by providing a structure through which veterans can network, support one another, and build a cohesive community for those who have served, continue to serve, and their allies.

MyLife: To inspire empowerment among female associates and their allies.

MySelf: To inspire LGBTQ+ associates, partners, customers and allies to live and work with pride.

MyFuture: To engage early career professionals by helping them navigate work, life, and their community.

Community Interest Groups

Our CIGs are associate-led groups based on a common passion or interest to drive a sense of community and shared purpose.
CIGs at Designer Brands

SOLE CONNECTION: To enhance the associate experience to foster an engaged, thriving workforce and to connect associates around the globe.

DBI Gives: To inspire community involvement and enhance associate engagement through volunteering.

OUR PLANET: To educate and inspire the Company to make sustainable choices, both in and outside of the office.

Field Councils at Designer Brands

Field Councils are associate-led groups organized to create a sense of belonging for those who work in our stores and logistics centers.

Fiscal 2025 Inclusion & Belonging Highlights

*Observed the DBI Day of Inclusion, an annual floating holiday that reinforces our commitment to inclusion and belonging.
*Continued inclusion and belonging training opportunities across the entire organization.
*Continued to identify and align our efforts to support philanthropic organizations that support our inclusion and belonging strategy.

Total Rewards

To remain an employer of choice and maintain the strength of our workforce, we continually assess the current business environment and labor market to refine our compensation practices, benefit programs, and other associate resources. We have a history of investing in our workforce and offer comprehensive, relevant, and innovative benefits to eligible associates in the U.S.

Compensation

•We strive to provide market-competitive pay targeting the middle of the market in most cases.
•We establish a minimum starting pay rate for each U.S. store that exceeds applicable minimum wage requirements.
•We continually monitor local pay practices in relation to our logistics centers’ talent and adjust accordingly to remain competitive in those markets.

•We monitor pay equity and invest in pay processes that allow us to assess whether associates with similar roles and experience earn comparable pay for comparable work.
•We require completion of a compensation training module that educates and equips managers to facilitate effective conversations about compensation.
•Our incentive plans provide additional cash compensation upon the achievement of results that meet or exceed defined goals for eligible store management, logistics centers, and corporate associates.
•We help associates save for their retirement through a safe harbor 401(k) plan that includes an employer matching contribution of up to 4% of associate contributions that vest immediately.

Health & Wellbeing

We understand the importance of taking care of our associates and believe that every associate's journey is unique. We approach health and wellbeing design with a focus on building equitable benefits that support and provide valuable resources needed to care for our associates and their loved ones. We invest in comprehensive health and wellbeing benefits, some of which are highlighted below, that help attract and retain the talent necessary to achieve our goals.

Comprehensive health insurance coverage is available to full-time and Affordable Care Act eligible part-time associates through multiple medical plans. These plans include:

•Concierge health plan advisors who assist with clinical support for health conditions, locate high-quality physicians, advocate to resolve insurance billing issues, connect members to available community resources, and answer benefits questions.
•A comprehensive suite of free and unlimited virtual healthcare offerings, including access to primary care physicians, acute medical care needs, dermatology, mental health support, and physical therapy.
•Prescription drug coverage, including availability of specialty prescription drug medications with many at no cost.
•No-cost surgical care benefits for many plannable surgical procedures.
•Concierge support and access to fertility centers across the U.S. This includes up to two cycles of care for procedures such as in vitro fertilization, necessary fertility medication, testing, and other fertility services.
•Expert nurse care coordinator support provided through our maternity program.
•Medical access travel benefits for those who must travel greater than 100 miles from home to obtain access to covered medical care.

All full-time associates are eligible for:

•Company-subsidized dental insurance.
•Company-provided life and accidental death and dismemberment insurance.
•Paid time away for short-term disability, parental leave, and jury duty.
•Voluntary benefits (vision, long-term disability, accident, hospital indemnity and critical illness) and flexible spending accounts.
•Adoption assistance up to $10,000 of eligible expenses reimbursed per adoption.
•Up to $5,250 in tuition reimbursement annually, plus access to partner schools who offer capped annual tuition to receive a degree, at little to no cost when combined with our reimbursement.

All full-time and part-time associates are eligible for:

•Company paid time off, including military and bereavement pay.
•Generous product discounts at DSW and American Eagle Outfitters/Aerie.
•Free counseling and support for all associates, their dependents, and their family members, through access to licensed counselors, work/life balance support, and bereavement specialists.

•Free accredited general education college courses.
•Discounted tuition offerings through multiple partner schools.
•Free and/or discounted legal support in areas such as civil/criminal needs, family disputes, immigration law, landlord/tenant issues, and basic document preparation.
•Free financial help, including support for debt counseling, lease/purchase guidance, taxes, financial planning, and college funding.

Talent Development

To help our associates succeed in their roles, we emphasize continuous learning and development opportunities. Training provided through our online learning platform includes approximately 260 resources, including videos, self-paced on-demand learning, and virtual instructor-led sessions. A wide variety of resources are designed to address the needs of our entire workforce, from entry-level associates to our most senior executives. During 2025, over 9,100 associates completed over 98,000 learning experiences through our online learning platform. We invest resources in professional development and growth as a means of improving associate performance, engagement, and retention. We believe that our continued focus on frequent and constructive performance feedback, talent reviews, succession planning, and retention have contributed to a strong internal promotion rate.

Associate Engagement

Our culture is a towering strength of Designer Brands, and that culture is built upon and codified by a set of unified values that guide how we aspire to operate as a collective organization. The values are a creation of our associates and representative of our global organization, having resulted from a process wherein associates were invited to join conversations to identify and define our organizational values and subsequently discuss how to integrate them into our culture. As a result, they come to life internally for our associates as they are reflected in how: “We Love What We Do; We Own What We Do; We Do What’s Right; and We Belong.”

We provide all associates with the opportunity to share their opinions and feedback in relation to their employment experience through engagement surveys performed on a regular basis across all business segments. Results of the surveys are measured and analyzed at the team, department and Company-wide levels with a goal of enhancing the associate experience, strengthening engagement and retention, and driving positive changes. In addition to Company-led surveys, leaders are encouraged to conduct “skip level” touch bases, host roundtable chats, and conduct follow-up activities throughout the year to better understand associate feedback.

We continue to develop opportunities for associate connection and engagement in the evolving workplace environment by listening to our associates and taking actions on what is most important and impactful to them. One of the things our associates tell us is important to them is recognition. Our “Inspire Greatness” recognition program provides various means to recognize and reward associate accomplishments and work anniversaries, both one-on-one with the associates and during large meeting celebrations.

For more information regarding our human capital management practices, see our Annual Report.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures for Review of Related Person Transactions

Our Board has adopted a written policy for approval of related person transactions by the Audit Committee (the “Policy”), which provides that our Audit Committee will review and approve potential related person transactions, arrangements, or relationships involving Designer Brands and a related person, as described below. A copy of the Policy can be found at our corporate and investor website at investors.designerbrands.com/governance-documents and is available in print, without charge, to any shareholder upon request. The Policy provides for the review, approval, ratification, or rejection of any “related person transaction.”

For purposes of the Policy, a “related person transaction” is any transaction, or a series of similar transactions, which is currently proposed or has been in effect at any time since the beginning of the last fiscal year, in which (i) the Company or any of its subsidiaries, was, or is proposed to be, a participant, (ii) the amount of the transaction(s) exceeds $120,000, and (iii) any of the following persons (each, a “related person”) has or will have a direct or indirect material interest:

(1)    any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director, director nominee, or executive officer of the Company;
(2)    any shareholder of the Company known to the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities;
(3)    any immediate family member of any person described in (1) or (2) above; or
(4)    an entity in which any person described in (1), (2), or (3) above has a greater than 10% equity interest.

In determining whether to approve a related person transaction, the Audit Committee considers any facts and circumstances that the Audit Committee may deem relevant. Based on an analysis of such facts and circumstances, the Audit Committee takes formal action to either approve, ratify, or reject the related person transaction.

Schottenstein Stores Corporation and Affiliates

General

As of March 31, 2026, Jay L. Schottenstein, the Executive Chairman of Designer Brands, beneficially owned [14,839,593] Class A Common Shares in the aggregate. Included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owned as of that date are [7,720,154] Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time. Mr. Schottenstein serves as chairman of Schottenstein Stores Corporation (“SSC”) and other affiliated entities of SSC. For fiscal 2025 and fiscal 2024, we paid $8.4 million and $10.0 million, respectively, in expenses to SSC and its affiliates as described in more detail below.

In the ordinary course of business, we have entered into a number of agreements with SSC and its affiliates relating to our business and our relationships with these companies, the material terms of which are described below. We believe that each of the agreements entered into with these entities is on terms no less favorable to the Company than terms generally available to an unaffiliated third party under the same or similar circumstances. In the event that we desire to enter into any agreements with SSC or any of our directors, officers, or other affiliates in the future, in accordance with Ohio law, any contract, action, or other transaction between or affecting us and one of our directors or officers or between or affecting us and any entity in which one or more of our directors or officers is a director, trustee, or officer or has a financial or personal interest, will either (i) be approved by the shareholders, a majority of the disinterested members of our Board, or a committee of our Board that authorizes such contracts, action, or other transactions or (ii) be fair to us as of the time our directors, a committee of our directors, or our shareholders approve the contract, action, or transaction. In addition, any transactions with directors, officers, or other affiliates will be subject to requirements of the Sarbanes-Oxley Act and other SEC rules and regulations, as well as to our written related person transactions policy described above.

Leases and Subleases

During 2025 and 2024, we leased 13 DSW stores (12 DSW stores beginning January 14, 2026) and two other locations for a fixture warehouse and a photo studio from affiliates of SSC. We incurred approximately $7.0 million and $7.2 million, respectively, of rent, real estate taxes, maintenance and insurance related to these leases for fiscal 2025 and fiscal 2024. Included in these charges for 11 of the DSW store leases, we pay percentage rent ranging from approximately 2% to 7% annually of gross sales that exceed specified breakpoints. The leases for those 11 DSW stores have terms expiring between October 2026 and January 2035 and generally have one or two renewal options of five years each.

Agreements for Services with SSC and Affiliates

We receive services through various agreements with SSC and certain affiliates, including 1) media services for our stores from Retail Entertainment Design, an affiliate of SSC, including digital music, video services, and other related services; 2) consulting and professional services from T&T Associates Inc., an affiliate of SSC (prior to June 2023, these services were provided by Charles Spicer, Inc., another affiliate of SSC), including services for strategic planning, financial matters, risk analysis and management, mergers, acquisitions, business development, and general corporate, operational, and organizational matters; and 3) services from SSC pursuant to a Corporate Services Agreement between us and SSC, relating to costs of shared services, including specified legal, travel expense, and administrative services. For fiscal 2025 and fiscal 2024, the total amount paid for the services outlined above was $1.4 million and $2.8 million, respectively.

Provisions of Our Articles Governing Corporate Opportunities and Related Party Transactions

SSC is engaged in the same or similar activities or lines of business as we are and has interests in the same areas of corporate opportunities. Summarized below are provisions in our Articles of Incorporation, as amended (“Articles”), that govern conflicts, corporate opportunities, and related party transactions.

Conflicts & Competition. SSC and its affiliates have the right to engage in the same businesses as we do, to do business with our suppliers and customers, and to employ any of our officers or employees.

Corporate Opportunities. In the event that SSC or any director or officer of SSC who is also one of our directors or officers learns about a potential transaction or business opportunity which we are financially able to undertake, which is in our line of business, which is of practical advantage to us and in which we have an interest or a reasonable expectancy, but which may also be appropriate for SSC, our Articles provide that:

•If SSC learns about a corporate opportunity, it does not have to tell us about it and it is not a breach of any fiduciary duty for it to pursue such corporate opportunity for itself or to direct it elsewhere.
•If one of our directors or officers who is also a director or officer of SSC learns about a corporate opportunity, such director or officer shall not be liable to us or to our shareholders if SSC pursues the corporate opportunity for itself, directs it elsewhere, or does not communicate information about the opportunity to us, if such director or officer acts in a manner consistent with the following policy:
oIf the corporate opportunity is offered to one of our officers who is also a director but not an officer of SSC, the corporate opportunity belongs to us unless it was expressly offered to the officer in writing solely in such officer’s capacity as a director of SSC, in which case it belongs to SSC.
oIf the corporate opportunity is offered to one of our directors who is not an officer of Designer Brands, and who is also a director or officer of SSC, the corporate opportunity belongs to us only if it was expressly offered to the director in writing solely in such director’s capacity as our director.
oIf the corporate opportunity is offered to one of our officers, whether or not such person is also a director, who is also an officer of SSC, it belongs to us only if it is expressly offered to the officer in writing solely in such officer’s capacity as our officer or director.

Related Party Transactions. We may, from time to time, enter into contracts or otherwise transact business with SSC, our directors, directors of SSC, or organizations in which any of such directors has a financial interest. Such contracts and transactions are permitted if:

•the relationship or interest is disclosed or is known to the Board or the committee approving the contract or transaction, and the Board or committee, in good faith, reasonably justified by the facts, authorizes the contract or transaction by the affirmative vote of a majority of the directors who are not interested in the contract or transaction;
•the relationship or interest is disclosed or is known to the shareholders, and the shareholders approve the contract or transaction by the affirmative vote of the holders of a majority of the voting power of the Company held by persons not interested in the contract or transaction; or
•the contract or transaction is fair as to Designer Brands at the time it is authorized or approved by the Board, a committee of the Board, or the shareholders.

COMPENSATION OF DIRECTORS

Our Human Capital and Compensation Committee reviews and makes recommendations to our Board regarding non-employee director compensation. In making its recommendations, the Human Capital and Compensation Committee considers the overall size of the Board and the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Human Capital and Compensation Committee’s independent compensation consultant. Messrs. Howe and Jay Schottenstein, who serve as the Company’s CEO and Executive Chairman, respectively, and Ms. Ferrée, who serves as the Company’s Vice Chair, Chief Product Officer, do not receive additional compensation for serving as directors.

During fiscal 2025, the Human Capital and Compensation Committee engaged Korn Ferry to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program. Designer Brands last modified its director pay program in 2024. As a result of this assessment it was recommended and approved that no modifications be made to the director pay program during fiscal 2025.

Our current director compensation policy provides that each non-employee director will receive:

Annual Cash Retainer	$90,000
Annual Equity Retainer	$165,000
Audit Committee Member Retainer(1)	$20,000
Human Capital and Compensation Committee Member Retainer(1)	$15,000
Nominating and Corporate Governance Committee Member Retainer(1)	$15,000
Technology Committee Member Retainer(1)	$15,000
Audit Committee Chair Retainer(2)	$40,000
Human Capital and Compensation Committee Chair Retainer(2)	$35,000
Nominating and Corporate Governance Committee Chair Retainer(2)	$30,000
Technology Committee Chair Retainer(2)	$30,000
_______________________________
(1)Payable in cash. Additional annual retainer for committee service for each committee on which such director serves. Committee chairs receive a Chair Retainer, but do not receive this additional retainer.
(2)Additional annual retainer for committee service as Chair. Payable in cash or stock (as they may elect) per year.

The annual retainers are paid as follows:

•The annual cash retainer and any additional cash retainer are payable in quarterly installments on the Monday following the last day of each fiscal quarter; and
•The annual equity retainer is granted on the date of each annual meeting of shareholders for the purpose of electing directors and is determined by dividing the amount of the retainer by the per-share closing price of our Class A Common Shares on the grant date.

In addition, we pay attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We also reimburse reasonable travel expenses to attend Board and Board committee meetings and director continuing education expenses.

Directors do not receive any additional compensation for attending Board meetings. All members of our Board are reimbursed for reasonable costs and expenses incurred in attending meetings of our Board and its committees. Non-employee directors may elect to have any of the cash portion of their compensation paid in the form of stock units in lieu of cash. Employee directors do not receive any additional consideration for their service on the Board.

Nonqualified Deferred Compensation Plan

The Company sponsors a Nonqualified Deferred Compensation Plan (“Nonqualified Plan”), in which a select group of management and other highly-compensated associates, including NEOs and Board members, may participate. The Company does not provide a matching contribution in the Nonqualified Plan. No directors participated in the Nonqualified Plan in fiscal 2025.

Under the Nonqualified Plan, Board members may defer up to 100% of the annual cash and additional retainers paid by Designer Brands. Deferral elections are made annually related to future compensation, in compliance with §409A of the Code. In order to maintain the Nonqualified Plan’s tax-deferred status, Nonqualified Plan assets are subject to the claims of the Company’s creditors. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum or in three, five, or ten annual installments. Distribution elections are made when deferral elections are made in compliance with §409A of the Code.

The Board suspended the Nonqualified Plan effective January 1, 2026. No compensation deferral elections may be made with respect to any calendar year while the plan is suspended; however, existing accounts will continue to be administered under the plan as in effect prior to the suspension.

Equity Compensation

Stock units issued to a director are fully vested on the date of grant. Directors may elect to have the stock units settled (i) 30 days following the grant date, (ii) on a specified future date more than 30 days following the grant date, (iii) when the director leaves the Board (for any reason), or (iv) in annual installments following the end of service to the Board. Stock units are settled in Designer Brands Inc. Class A Common Shares.

Directors have no voting rights in respect to the stock units, but they will have the power to vote the Designer Brands Class A Common Shares received upon settlement of the award. In general, directors have equivalent rights to receive dividends paid on Designer Brands Class A Common Shares. Each director is “credited” with the same dividend that would be issued if the stock unit was a Designer Brands Class A Common Share. The amounts associated with the dividend equivalent rights will not be distributed until the director’s stock unit award is settled.

Director Stock Ownership Guidelines

The Board believes that the directors should acquire and hold shares of Company stock in an amount that is meaningful and appropriate. Accordingly, each director is encouraged to acquire shares of the Company’s stock with a value of at least five times a director’s annual cash retainer, excluding any committee fees, to be achieved within five years of joining the Board. For purposes of determining the amount of shares owned by a director, the following shall count as share ownership: (i) shares owned outright by the director or a member of such director’s immediate family residing in the same household; (ii) shares held as deferred stock units; (iii) shares held in benefit plans; and (iv) shares held in trust for the economic benefit of the director, or of the spouse or dependent children of the director.

FISCAL 2025 DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by or paid to each non-employee director who served on the Board in fiscal 2025.

Name	Fees Earned or Paid In Cash(1)	Stock Awards(2)	Total
John W. Atkinson	$125,000	$165,000	$290,000
Peter S. Cobb	$150,000	$165,000	$315,000
Elaine J. Eisenman	$145,000	$165,000	$310,000
Joanna T. Lau	$150,000	$165,000	$315,000
Richard A. Paul	$90,000	$165,000	$255,000
Joseph A. Schottenstein(3)	$90,000	$165,000	$255,000
Harvey L. Sonnenberg	$145,000	$165,000	$310,000
Allan J. Tanenbaum	$125,000	$165,000	$290,000
Joanne Zaiac	$120,000	$165,000	$285,000

_______________________________
(1)This amount reflects the board fees paid to the director for fiscal 2025.
(2)Each non-employee director was granted stock units on June 18, 2025. The amounts reported in the “Stock Awards” column represent the full grant date fair value for financial statement reporting purposes, as provided by Financial Accounting Standards Board Accounting Standards Codifications Topic 718 (“ASC 718”) (determined by the closing price of Company Class A Common Stock on the date of grant). Messrs. Joseph Schottenstein, Sonnenberg, and Paul elected to have the shares distributed within 30 days of the grant date. The remaining directors have elected to settle the units upon leaving the Board.
(3)Mr. Joseph Schottenstein has elected to receive payment of all fees in the form of stock awards. The value of the awards is reflected in the “Fees Earned or Paid in Cash” column. The total number of shares granted were 25,862. The quarterly number of shares granted was based on the closing stock price on the day of grant rounded to the nearest whole share.
As of January 31, 2026, the current directors held the following number of stock units:

Name	Number of Stock Units Outstanding as of January 31, 2026*
John W. Atkinson	93,859
Peter S. Cobb	190,379
Elaine J. Eisenman	270,410
Joanna T. Lau	214,064
Rich A. Paul	119,101
Joseph A. Schottenstein	292,191
Harvey L. Sonnenberg	92,640
Allan J. Tanenbaum	333,708
Joanne Zaiac	171,853
*Amounts listed include accumulated dividend equivalent units.

AUDIT AND OTHER SERVICE FEES

Our Audit Committee has adopted a policy under which audit and non-audit services to be rendered by our independent registered public accounting firm are pre-approved. The pre-approval policy, which is available on our corporate and investor website at investors.designerbrands.com/governance-documents, is designed to, among other things, assure that the provision of such services does not impair the independence of our independent registered public accounting firm, and is summarized below.

•Delegation: The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee or, if the Chair is not available, to any one of its independent members. The Chair of the Audit Committee or the committee member(s) to whom such authority is delegated will promptly report any pre-approval decisions to the full Audit Committee at the next scheduled meeting. The Audit Committee will not delegate to management its responsibilities to pre-approve services performed by the independent registered public accounting firm.
•Audit Services: Annual audit, review, and attestation engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Any changes in the terms, conditions, or fees resulting from changes in the audit scope, Company structure, or other matters require the Audit Committee’s approval.
•Audit-Related Services: The Audit Committee will confirm that the provision of any audit-related services, including assurance and services reasonably related to the performance of the audit or review of the Company’s financial statements, does not impair the independence of the independent registered public accounting firm.
•Other Services: Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee.
•Tax Services: The Audit Committee believes that our independent registered public accounting firm can provide tax services to us such as tax compliance and certain tax advice without impairing its independence. In no event, however, will the independent registered public accounting firm be retained in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code of 1986, as amended (“Code”) and related regulations or similar regulations of other applicable jurisdictions.

No services were provided by the independent public accountants during fiscal 2025 or fiscal 2024 that were not approved by the Audit Committee.

The following table sets forth the aggregate fees for professional services rendered by Deloitte, our independent registered public accounting firm, for each of the last two fiscal years.

	2025	2024
Audit fees	$2,163,441	$2,197,937
Audit-related fees(1)	$—	$—
Tax fees(2)	$71,050	$17,129
All other fees	$—	$—
Total	$2,234,491	$2,215,066
_________________________
(1)Audit-related fees relate to assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees.” This category includes fees related to audit and attest services not required by statute or regulations, due diligence related to mergers, acquisitions, and investments.
(2)Tax fees relate to professional services for tax compliance and general tax advice.

PROPOSAL 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Deloitte as our independent registered public accounting firm for fiscal 2026. Although we are not required to seek shareholder ratification of the appointment of Deloitte as our independent registered public accounting firm, we are doing so as a matter of good corporate governance. In the event that shareholders do not ratify the appointment of Deloitte, the Audit Committee will reconsider its appointment, but shall have no obligation to retain a new or different independent registered public accounting firm. In addition, even if the shareholders ratify the appointment of Deloitte, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that a change is in the best interest of the Company and our shareholders.

Representatives of Deloitte are expected to be present by virtual participation at the 2026 Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

Vote Required

Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case abstentions and broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case abstentions and broker non-votes are disregarded and have no effect on the outcome of the vote.

Your Board unanimously recommends a vote “FOR” the ratification of the appointment of our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Our management is responsible for our internal controls and preparing our consolidated financial statements. Our independent registered public accounting firm, Deloitte, is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon. Their audit is performed in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and on representations made by our management and our independent registered public accounting firm.

The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their audits, the evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee reviewed and discussed with each of management and Deloitte the audited financial statements for the fiscal year ended January 31, 2026. The Audit Committee reviewed and discussed with the independent registered public accounting firm its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed under the applicable requirements of the PCAOB and the SEC. In addition, the Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with the independent accountant the independent accountant’s independence.

Based on its review of the audited consolidated financial statements and discussions with management and Deloitte referred to above, the Audit Committee recommended to the Board the inclusion of the audited financial statements for the fiscal year ended January 31, 2026, in our Annual Report for filing with the SEC.

Respectfully submitted,

Audit Committee
John W. Atkinson, Chair
Elaine J. Eisenman
Harvey L. Sonnenberg
Allan J. Tanenbaum

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference therein.

COMPENSATION DISCUSSION AND ANALYSIS

This CD&A describes the goals and objectives of our executive compensation program, including our compensation philosophy, objectives, policies, and practices with respect to our NEOs.

Our NEOs for fiscal 2025 who were serving as executive officers as of the end of fiscal 2025 (“Current NEOs”) are:

Jay L. Schottenstein	Douglas M. Howe	Mark A. Haley(1)	Deborah L. Ferrée	Andrea O’Donnell(2)
Executive Chairman	Chief Executive Officer	Senior Vice President, Controller, Principal Accounting Officer and Interim Principal Financial Officer	Vice Chair and Chief Product Officer	Executive Vice President and President, Brands

(1) Mr. Haley served as Senior Vice President, Controller, and Principal Accounting Officer in fiscal 2025 and was appointed Interim Principal Financial Officer of the Company, in addition to his existing titles, effective November 1, 2025. In connection with the appointment of Sheamus Toal as the Company’s Executive Vice President, Chief Financial Officer, effective February 16, 2026, Mr. Haley stepped down from his role as Interim Principal Financial Officer, but continued to hold his pre-existing titles as SVP, Controller and Principal Accounting Officer.
(2) Ms. O’Donnell was additionally appointed as the Company’s Chief Operating Officer, effective February 1, 2026, following the end of fiscal 2025.

In addition, compensation for the following former executive officer (“Former NEO”) is also discussed in this CD&A:

•Jared A. Poff, who served as the Company’s Executive Vice President, Chief Financial Officer and Chief Administrative Officer until October 31, 2025.

Fiscal 2025 Highlights

Fiscal 2025 was a year of disciplined execution as we strengthened our business. We delivered three consecutive quarters of sequential improvement in the top-line rate of change across both net sales and comparable sales, and ended the year with fourth quarter net sales flat year-over-year, full-year gross margin rate expansion and lower operating expenses.

Some fiscal 2025 highlights included:

•Net sales decreased 3.9% to $2.9 billion.
•Total comparable sales decreased by 4.3%.
•Gross profit decreased to $1.26 billion as compared to $1.29 billion last year, while gross margin increased to 43.6% compared to 42.7% last year.
•Net loss attributable to Designer Brands Inc. was $8.4 million, or loss per diluted share of $0.17.

As we enter fiscal 2026, we remain focused on our strategic priorities, executing the initiatives within our control, and building on the improving trends and momentum. We believe this focus will drive continued improvement in both sales and profitability over the long-term.

Compensation Philosophy and Changes to Compensation Program for Fiscal 2025

Our compensation philosophy for the executive team, including our NEOs, is to attract and retain highly qualified leaders, drive performance by incentivizing our NEOs to attain short-term and long-term goals, align the interests of our NEOs with those of our shareholders, and create long-term shareholder value. We continually review leading practices in corporate governance and executive compensation. As appropriate, we consider changes to our program in order to reflect and embrace best practices and remain competitive in our industry.

Our fiscal 2025 executive compensation program continued to focus on attracting and retaining the best executives for our business. A summary of our executive compensation program, as well as fiscal 2025 actions and changes approved by the

Human Capital and Compensation Committee of the Board (for purposes of this CD&A, the “Committee”), is summarized in the chart below:

Compensation Element	Summary of Fiscal 2025 Actions and Changes
Base Salary
•Messrs. Jay Schottenstein, Howe and Poff and Ms. O’Donnell received 3% increases to base salary.
•Mr. Haley received an 11.7% increase to base salary in June 2025 due to expanded responsibilities. Mr. Haley also received a one-time recognition cash bonus when he assumed additional responsibility as the Interim Principal Financial Officer.

Short-Term Incentive Compensation
•For fiscal 2025, the Committee determined that the annual incentive plan for NEOs would be based on a combination of the Company’s overall operating profit performance and segment operating profit performance. Payout between the threshold and target was achieved for each NEO but varied based on the segment they were assigned to under the fiscal 2025 short-term incentive compensation plan.
•Messrs. Jay Schottenstein, Howe and Haley and Ms. Ferrée received a bonus payout of 31.6% of target based on the results of their Shared Services Bonus Plan. Ms. O’Donnell received a bonus payment of 43.4% of target based on the result of the Brands Bonus Plan.

Long-Term Incentive Compensation
•As in prior years, a meaningful portion of NEOs’ compensation consisted of long-term incentive compensation.
•During fiscal 2025, all NEOs received long-term incentive awards consisting of two components: performance-based restricted stock units and time-based restricted stock units (“RSUs”). Each type of RSU represented 50% of the total long-term incentive opportunity. Mr. Haley, who was not an executive officer at the time the awards were granted, received 100% of his long-term incentive as RSUs.
•The time-based RSUs granted to NEOs as part of their annual award cliff vest three years from the date of grant.
•The fiscal 2025 performance-based RSUs are earned based on the extent to which the Company achieves three separate one-year performance goals during a three-year performance period, with any earned shares vesting on the third anniversary of the date of grant.
•The Company exceeded the threshold goal of Adjusted Operating Income during the one-year performance cycle that ended January 31, 2026, and one-third of the performance-based RSUs awarded to the NEOs in 2025 were earned at 75%. This result is consistent with the at-risk nature of incentive compensation and the linkage between pay and performance.

Determination of Executive Compensation for Fiscal 2025

The below sections describe our executive compensation program for fiscal 2025.

Executive Corporate Governance Reinforces Our Compensation Program

The following table highlights the Company’s best practices relating to our executive compensation program, and the practices in which the Company does not engage.

What We Do	What We Don’t Do
✓We emphasize “at-risk” pay by heavily weighting variable over fixed pay, with a significant portion of NEOs’ collective fiscal 2025 target compensation considered to be “at-risk.”	We do not guarantee annual salary increases or guarantee bonuses.
✓We require the CEO to retain meaningful stock ownership, which serves to align the CEO’s interests with those of shareholders.	We do not set performance metrics that the Committee believes would create undue risk.
✓We mitigate undue risk by using caps on potential bonus payments, having a clawback policy applicable to compensation granted under our long-term incentive plan, and maintaining active oversight and risk management systems.
We do not grant stock options with an exercise price below 100% fair market value or reprice underwater stock options.
✓The Committee retains an independent compensation consultant on all matters related to executive and non-employee director pay and governance.
We do not provide supplemental executive retirement plans or other retirement benefits to NEOs, other than a tax-qualified 401(k) plan available to all employees and a deferred compensation plan available to highly compensated employees.

✓We apply conservative post-employment and change in control provisions. NEOs are subject to the same provisions as the rest of the employee population that participates in long-term incentives.
We do not permit pledging, hedging, or short-sale transactions. All executive officers, Board members, and associates are prohibited from using financial instruments designed to hedge or offset a decrease in market value of Company stock.

✓We subject all executive officers to pre-clearance requirements and restrictions relating to transactions in Company stock.	We do not include favorable impact from changes in tax law or stock buybacks when determining actual performance against financial measures in incentive plans, where applicable.
✓Management and the Board regularly evaluate share utilization levels by reviewing cost and the dilutive impact of stock compensation.	We do not gross up taxes for perquisites or benefits, except in the case of standard relocation benefits. We do not gross up for excise taxes upon a change-in-control.
✓We provide only limited perquisites to NEOs. During fiscal 2025, perquisites were limited to security arrangements for Mr. Jay Schottenstein.
The timing of grants of equity awards occurs independent of the release of any material nonpublic information, and the Committee does not time the disclosure of material nonpublic information for the purpose of affecting the value of equity-based compensation.

✓Since fiscal 2021, all performance share grants are subject to a “double trigger” change in control provision.

Roles in Determining Compensation are Well Defined

Role of the Board and the Committee: The Committee makes all compensation decisions for our executive officers, including our CEO, the Executive Chairman of the Board, and the other NEOs. In fiscal 2025, the Committee did not delegate any of its authority with respect to decisions regarding the compensation of any NEO.

Advisory Vote on the Compensation Paid to NEOs: At the 2025 Annual Meeting of Shareholders, over 97% of the votes cast on the advisory vote on executive compensation were voted in favor of the proposal. The Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation programs. As a result, the Committee determined that it was not necessary to implement material changes to our executive compensation programs in fiscal 2025.

Role of Executive Officers in Compensation Decisions: The Committee makes all compensation decisions for our NEOs based upon input provided by the Executive Chairman of the Board, the CEO, the Committee’s independent compensation consultant, and certain members of Company management in Human Resources, except with respect to their own compensation. The Committee exercises its discretion and modifies any recommendations that may be provided by Company management and the independent compensation consultant.

Independent Compensation Consultant: The Committee retained Korn Ferry, a global human resources consulting firm, as its independent compensation consultant for fiscal 2025. Korn Ferry provides research, market data, survey data, proxy information, and design expertise in developing executive and director compensation programs. As requested by the Committee, Korn Ferry provided the Committee with market data from proprietary databases and publicly available information to consider when making compensation decisions for the NEOs. Korn Ferry also provided similar input to support compensation recommendations and decisions made for the Company’s executive officers who are not NEOs. Korn Ferry attended all Committee meetings in fiscal 2025 and advised the Committee on principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses for the NEOs and other executive officers. Korn Ferry reports directly to the Committee, and the Committee reserves the right to replace the independent compensation consultant or hire additional consultants or advisers at any time. In connection with the engagement of Korn Ferry, the Committee reviewed the services provided by Korn Ferry to management and determined that Korn Ferry was independent.

Setting Executive Compensation: The Committee takes into account market pay levels, Company performance, individual performance, pay equity, and other factors to establish competitive pay for its executives. The majority of executive compensation is tied to well-defined, short-term and long-term business and performance goals.

Executive Compensation Objectives

The Committee has developed the following key executive compensation objectives in order to support our business strategy and compensation philosophy:

1.Attract and retain highly qualified, experienced executives who can make significant contributions to our long-term business success. The Committee annually reviews the performance and succession of executive officers and typically provides input on the need for and addition of new executive officer talent.
2.Reward executives for achieving business goals and delivering strong performance. The Committee regularly reviews executive compensation to ensure a proper balance between fixed and variable compensation, heavily weighting at-risk compensation that is designed to incentivize and reward executives for achieving short-term and long-term performance goals.
3.Align executive incentives with shareholder value creation. In light of the highly competitive nature of our business, the Committee believes that providing competitive long-term equity award levels is appropriate for attracting and retaining our NEOs. Such grants strongly align the NEOs’ interests with the interests of our shareholders, as each is focused on the same result, which is to create long-term shareholder value. As a result, the Committee annually awards equity, generally in the form of performance-based RSUs and time-based RSUs, to the NEOs.

Proxy Peer Group

The Committee annually reviews Korn Ferry’s thorough research and analysis to evaluate whether the current years’ peer group companies continue to meet the criteria below in order to remain in the proxy peer group (the “Proxy Peer Group”), as well as recommendations for potential removal or the addition of new companies to the Proxy Peer Group.

•Companies with annual revenue between approximately one-half and two times that of the Company;
•Companies we compete against for business and talent;
•Companies with a fashion orientation and/or that operate as specialty retail;
•Retailers that operate larger square footage stores;
•Companies with similar business complexity (i.e., multiple brands, mix of retail and wholesale, design and manufacture of own brand, private label, global operations, etc.); and
•Companies that have a track record of growth in sales and profit.

The Committee evaluated the actual pay of the NEOs with pay data drawn from proxy-disclosed pay information for the following publicly traded companies, which comprised the Proxy Peer Group:

Fiscal 2025 Proxy Peer Group
Abercrombie & Fitch Co.	Columbia Sportswear Company	Steve Madden, Ltd.
American Eagle Outfitters, Inc.	Crocs, Inc.	Tapestry, Inc.
Bath & Body Works, Inc.	Deckers Outdoor Corporation	The Children’s Place, Inc.
Caleres, Inc.	Foot Locker, Inc.	Urban Outfitters, Inc.
Carter’s, Inc.	Genesco Inc.	Wolverine World Wide, Inc.

For fiscal 2025, Big Lots, Inc. and Express Inc. were removed from the Proxy Peer Group because each filed for Chapter 11 bankruptcy. Bath & Body Works and Foot Locker were added to the Proxy Peer Group for fiscal 2025 because they met the aforementioned criteria used by the Committee. Other than these changes, the Proxy Peer Group remained unchanged from the 2024 proxy peer group.

For fiscal 2025, the compensation paid to the NEOs was reviewed relative to compensation paid by the Proxy Peer Group to executive officers of similar title and responsibility. By reviewing this publicly available information, as summarized for the Committee by Korn Ferry, the Committee was able to analyze and assess the market competitive pay for each NEO position. The Committee reviews each individual NEO’s compensation relative to the other NEOs’ compensation, taking into account each NEO’s scope of responsibility, performance, and impact on our business results.

In addition to the Proxy Peer Group, the Committee reviewed data from the Korn Ferry 2025 Retail Industry Total Remuneration Report, which provides data on the compensation practices of key competitors, including fashion and specialty retailers. This survey provides information on all key executive positions at major retailers and is used to supplement the Proxy Peer Group data. This survey also provides the Committee with an understanding of the broader retail market and pay practices for jobs of similar scope and complexity, with the goal of allowing the Company to remain competitive in both attracting talented senior executives and retaining high performing executives.

Elements of Executive Compensation

For fiscal 2025, the total compensation of our NEOs generally consisted of the following principal components:

Compensation Element	Form of Compensation	Purpose
Salary	Guaranteed Cash
•Recognize position responsibilities and individual performance.
•Attract and retain individuals with superior talent.
•Provide a baseline compensation level to serve as a stable, fixed component of compensation.

Annual Cash Incentive Compensation	At-Risk Cash
•Provide “at-risk” compensation that is based on the attainment of short-term financial measures.
•Incentivize NEOs with the opportunity to earn a significant portion of their cash compensation in the form of annual cash bonuses.
•Reward contributions to annual operating performance and long-term business strategy.

Long-Term Equity Incentive Compensation	Performance-Based RSUs and Time-Based RSUs
•Align the interests of NEOs with those of our shareholders.
•Incentivize NEOs to contribute to the continued growth of our business.
•Promote the maximization of shareholder value.
•Encourage NEO retention through time-based vesting of awards.

Fiscal 2025 Executive Compensation Mix

In fiscal 2025, aggregate compensation for Mr. Howe was approximately 11% fixed compensation (base salary) and 89% variable compensation (based on Mr. Howe’s target annual cash incentive compensation and the target value of his long-term equity incentive compensation). The other Current NEOs’ compensation consisted of, on average, approximately 26% fixed compensation (base salary) and approximately 74% variable compensation (based on their target annual cash incentive compensation and the target value of their long-term equity incentive compensation). The chart below reflects details of the compensation for Mr. Howe and the other Current NEOs (on average) in fiscal 2025. The Committee believes that the balance was appropriate given the current focus and goals of the Company.
About Our Compensation Elements

I.    Base Salary

Base salaries are determined based on position, responsibilities, and individual contributions with reference to the market data provided by Korn Ferry. As we use base salary to attract and retain our NEOs, our executive compensation program aims to pay base salaries that are competitive with those of the Proxy Peer Group, supplemented with survey data from key competitors from the Korn Ferry 2025 Retail Industry Total Remuneration Report.

In the first quarter of each year, the Committee reviews and determines each NEO’s base salary. During its review, the Committee primarily considers:

•Overall financial performance of the Company during the prior year;
•The individual performance of the NEO during the prior year;
•Base salary data drawn from the market data; and
•The target total cash compensation level of the appropriate benchmark position(s) from the market data.

Base Salary Changes for Fiscal 2025

The following table sets forth the changes to the NEOs’ base salaries during fiscal 2025:

Base Salary Changes for Fiscal 2025
Name	Fiscal 2024 salary on last day of fiscal year	Fiscal 2025 salary on last day of fiscal year	% Increase
Mr. Schottenstein	$1,000,000	$1,030,000	3%
Mr. Howe	$1,200,000	$1,236,000	3%
Mr. Haley	$403,000	$450,000	11.6%(1)
Ms. Ferrée	$1,030,000	$1,030,000	0%
Ms. O’Donnell	$825,000	$850,000	3%
Mr. Poff (2)	$700,000	$721,000	3%
(1) Mr. Haley’s increase reflects an adjustment to base salary due to expanded responsibilities
(2) Mr. Poff’s employment ended October 31, 2025

II.    Performance-Based Short-Term Cash Incentive Plan

The Designer Brands Inc. 2005 Cash Incentive Compensation Plan (as amended and restated, the “ICP”) is designed to promote the achievement of annual performance goals and to focus the NEOs on the short-term objectives that the Committee believes will ultimately drive the attainment of long-term business objectives and increases in shareholder value. The NEOs are generally treated the same as all other eligible associates that participate in the ICP. Under the ICP, NEOs are eligible for annual cash incentive awards, the achievement of which is based upon well-defined, pre-established business objectives.

Fiscal 2025 Incentive Levels

Early in fiscal 2025, the Committee established each NEO’s incentive bonus opportunity as a percentage of earnings during the annual performance period. In determining the target incentive levels for each NEO, the Committee considered the individual’s position, their contributions to business performance, and specific circumstances facing the Company, as well as market data and recommendations from Korn Ferry. The Committee did not make any changes with respect to the target incentive levels of the NEOs as they were already within the competitive range of the market data. Accordingly, the target levels ranged from 50% to 150% for the NEOs, as shown in the table below.

2025 NEO Target Cash Incentive Compensation
Name	Target Payout (as % of Salary)
Mr. Schottenstein	150%
Mr. Howe	150%
Mr. Haley	50%
Ms. Ferrée	125%
Ms. O’Donnell	75%
Mr. Poff	75%

Fiscal 2025 ICP – Performance Goals and Actual Performance

In early 2025, the Committee approved separate bonus plans for each of the Company’s segments using a combination of segment and enterprise Adjusted Operating Income, a non-GAAP financial measure, as the performance metrics for the fiscal 2025 ICP. The plans also included the following qualifiers:

•DBI Adjusted Diluted Earnings Per Share (EPS), a non-GAAP financial measure, must be positive for any bonus to be paid; and

•DBI must cover interest and tax expenses before the bonus is funded, which will be determined when the fiscal year is completed.

DBI Adjusted Diluted Earnings Per Share (EPS) is a non-GAAP financial measure that means GAAP Diluted Earnings (Loss) Per Share as reported, adjusted to exclude any integration and restructuring costs, impairment charges, foreign currency transaction gains or losses, the net tax impact of such items, the change in the valuation allowance on deferred tax assets, and net income attributable to redeemable noncontrolling interest.

In light of their respective positions, Messrs. Jay Schottenstein’s, Howe’s and Haley’s and Ms. Ferrée’s ICP performance metrics and payouts were based on (i) the average of Adjusted Operating Income payout percent for U.S. Retail, Brands Portfolio and Canada Retail, and (ii) Adjusted Operating Income for DBI. The performance metrics relevant to Messrs. Jay Schottenstein, Howe and Haley and Ms. Ferrée are discussed below under the subsection entitled “Shared Services Bonus Plan – Performance Goals and Actual Performance.”

During fiscal 2025, Ms. O’Donnell served as President of Brands; therefore, her ICP performance metrics and payout were based on (i) Adjusted Operating Income for Brands Portfolio, and (ii) Adjusted Operating Income for DBI. The performance metrics and payout relevant to Ms. O’Donnell are discussed below under the subsection entitled “Brands Portfolio Bonus Plan – Performance Goals and Actual Performance.”

Shared Services Bonus Plan – Performance Goals and Actual Performance

The Committee selected these performance metrics as it believes that segment and enterprise Adjusted Operating Income provide a meaningful representation of our core financial operating performance, is a key financial metric used by management and stakeholders and is prevalent in our industry. In setting the threshold, target, and maximum Company financial performance goals, the Committee considered specific circumstances facing the Company, historical performance, and investor expectations, as well as input from Korn Ferry. The table below sets forth the performance ranges, corresponding payout goals, and actual performance achievement for the fiscal 2025 Shared Services Bonus Plan. The fiscal 2025 target goal for the DBI Adjusted Operating Income portion was set 17.5% above the adjusted operating income reported for fiscal 2024.

Fiscal 2025 Shared Services Bonus Plan Performance Goals and Actual Performance
	Threshold Payout	Target Payout	Maximum Payout	Actual Performance
Average of 3 Segments Adjusted Operating Income Payout % (weighted 60%)	N/A(1)			25%
DBI Adjusted Operating Income* (weighted 40%)	$51.3 million (64% of target)(2)	$79.4 million	$88.7 million (112% of target)	$64.8 million
Payout Level	1%	100%	200%	31.6%

(1) The 60% portion is calculated based on the average of the segment percent payouts (see the table below for calculation of the average percent payouts), not a pre-established dollar amount.

(2) The Adjusted Operating Income threshold equaled the minimum Adjusted Operating Income needed to cover the Company’s interest and tax expenses for fiscal 2025.

* DBI Adjusted Operating Income is a non-GAAP financial measure that means GAAP Operating Income as reported, adjusted to exclude any integration and restructuring costs, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income also excludes income or loss from the equity investment in Pro-Keds International S.R.L. and the effect of changes in foreign currency exchange rates from the budgeted exchange rate.

The following table presents the segment Adjusted Operating Income (AOI) goals and achievement:

Segment	Threshold	Target	Maximum	Result	Payout %
U.S. Retail AOI(1)	$178.3 million	$226.3 million	$246.0 million	$192.9 million	31%
Brand Portfolio AOI(1)	$10.0 million	$12.8 million	$14.5 million	$10.91 million	45%

Canada Retail AOI(1)	$19.0 million	$24.3 million	$27.5 million	$17.78 million	0%
Average Payout					25%

(1) Segment Adjusted Operating Income is a non-GAAP financial measure that means GAAP Segment Operating Income as reported, adjusted to exclude any integration and restructuring expenses, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income for the Canada Retail segment also excludes the effect of changes in foreign currency exchange rates from the budgeted exchange rate.

Brand Portfolio Bonus Plan – Performance Goals and Actual Performance

As discussed above, Ms. O’Donnell, as President of Brands, participated in the Brand Portfolio Bonus Plan. The following provides a summary of the Brand Portfolio Bonus Plan, as approved by the Committee:
•Brand Portfolio Segment Adjusted Operating Income (weighted 60%)
•DBI Adjusted Operating Income (weighted 40%)
The table below sets forth the performance ranges, corresponding payout goals, and actual performance achievement for the Brands Bonus Plan:

Fiscal 2025 Brand Portfolio Bonus Plan - Performance Goals and Actual Performance
	Threshold Payout	Target Payout	Maximum Payout	Actual Performance
Brand Portfolio Segment Adjusted Operating Income (weighted 60%)	$10.0 million (78% of target)	$12.8 million	$14.5 million (113% of target)	$10.91 million
DBI Adjusted Operating Income (weighted 40%)	$51.3 million (64% of target)	$79.4 million	$88.7 million (112% of target)	$64.8 million
Payout Level	1%	100%	200%	43.4%

Fiscal 2025 NEO Payouts

The table below lists the payout for each NEO based on the results noted in the above tables. Mr. Poff did not receive a payout due to his resignation. These results are consistent with the at-risk nature of incentive compensation and the linkage between pay and performance.

Fiscal 2025 NEO Cash Incentive Plan Payouts
Name	Payout Level Achieved	Actual Payout
Mr. Schottenstein	31.6%	$479,469
Mr. Howe	31.6%	$575,363
Mr. Haley	31.6%	$68,529
Ms. Ferrée	31.6%	$406,850
Ms. O’Donnell	43.4%	$271,667
Mr. Poff	0%	$0

III.    Long-Term Equity Incentive Compensation

We believe that our executive officers are in a position to make substantial contributions to the long-term success of the Company and should have a significant portion of compensation tied to such success. Long-term compensation creates a pay-for-performance culture that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executive officers with those of our shareholders. Ultimately, long-term compensation promotes the retention of our executive officers and creates the potential to maximize shareholder value. Our long-term incentive compensation utilized the following types of awards to achieve these goals:

•Performance-based RSUs; and

•Time-based RSUs.

Fiscal 2025 Long-Term Equity Incentive Awards

In determining the value of annual long-term equity incentive awards, the Committee’s overall objective is consistent with our executive compensation philosophy to provide competitive long-term incentive compensation. Accordingly, in determining the award level for the fiscal 2025 long-term equity incentives, the Committee considered market data from Proxy Peer Group companies provided by Korn Ferry, as well as performance for each NEO. The Committee believes that the fiscal 2025 long-term equity incentive awards provide an appropriate incentive to the leadership team to focus on long-term shareholder value creation and, at the same time, sufficiently promote retention, which the Company believes is necessary in a competitive labor market.

The fiscal 2025 performance-based RSUs and time-based RSUs were awarded to our NEOs in March 2025 as part of the annual performance review process. These awards were made under the Designer Brands Inc. 2014 Long-Term Incentive Plan (as amended and restated, the “LTI Plan”), which was first approved by shareholders in 2014 and amended and restated first in 2020 and again in 2024. The following table reflects the number of performance-based RSUs and time-based RSUs that were awarded to our NEOs in March 2025.

Fiscal 2025 Annual Equity Grants(1)(2)
Name	# of Performance-Based RSUs (at Target)(3)	# of Time-Based RSUs Granted	Total Shares Granted (at Target)
Mr. Schottenstein	732,325	656,565	1,388,890
Mr. Howe	984,850	909,090	1,893,940
Mr. Haley	0	56,820	56,820
Ms. Ferrée	353,535	353,535	707,070
Ms. O’Donnell	126,263	126,263	252,526
Mr. Poff	138,890	138,890	277,780
(1)The annual long-term equity incentives were awarded on March 27, 2025, based on a stock price of $3.96.

(2)The performance-based RSUs and time-based RSUs reported in the table above do not include dividend equivalent units (DEUs) earned in fiscal 2025. Earned DEUs will be credited at the conclusion of the vesting period, if applicable.

(3)Reflects the total number of performance-based RSUs awarded in fiscal 2025. However, as noted below, the performance-based RSUs have a three-year performance period, with one-third of the shares allocated to each of three one-year performance cycles. The Committee establishes the performance goal for each one-year performance cycle on an annual basis. For accounting purposes, the “grant date” for the performance-based RSUs follows the guidelines described in the Equity Grant Practices section, whereby the annual equity grant date is the seventh calendar day following the Company’s fiscal year-end earnings release. As a result, only one-third of the performance-based RSUs listed in the table had a “grant date” for accounting purposes in fiscal 2025.

On March 3, 2025, the Committee also granted a time-based RSU award to the named executive officers, other than Mr. Haley, covering 79,785 shares for Messrs. Jay Schottenstein and Howe, and 66,490 for Mses. Ferrée and O’Donnell and Mr. Poff. On October 15, 2025, the Committee granted a time-based RSU award to Mr. Haley covering 42,135 shares. The special grant was intended to (i) reward the essential leadership our executives provided during a period marked by substantial adversity and macroeconomic headwinds, (ii) reinforce their pivotal role in executing Designer Brands’ long‑range strategic plan, and (iii) support the retention of these leaders during a critical phase of the Company’s transformation. The awards granted on March 3, 2025, will vest 50% after one year and 50% after two years from the grant date. The award granted on October 15, 2025, will vest 33% per year for three years.

Performance-Based RSUs

Performance-based RSUs awarded under the long-term incentive program reward NEOs in proportion to the Company’s financial performance based on the predetermined performance measure(s) selected by the Committee. Commencing in fiscal 2024, the performance-based RSU program was changed to focus on a three-year performance period, consisting of three one-year performance cycles. One-third of the target number of performance-based RSUs was allocated to each annual performance cycle. The NEO has the opportunity to earn all, a portion, or a multiple of the target number of performance-based RSUs allocated to each annual performance cycle based on the extent to which the Company achieves operating profit within the threshold to maximum range established by the Committee for that year’s performance cycle. In general, the performance-based RSUs continue to comprise 50% of the total annual long-term incentive opportunity awarded to each NEO, except for Messrs. Jay Schottenstein and Howe whose 2025 performance-based RSUs comprised 52% of the total annual long-term incentive opportunity to offset a special time-based RSU recognition award that was granted on March 3, 2025, described in detail below, and Mr. Haley who received 100% of his long-term incentive opportunity in time-based RSUs based on his role prior to promotion as Interim Principal Financial Officer. The first of the three one-year performance periods for awards granted in fiscal 2025 will end on January 31, 2026, leveraging operating profit for the performance goal.

In March 2025, the Committee set the performance goal for fiscal year 2025, which was (i) the first performance cycle of the performance-based RSUs granted in 2025, and (ii) the second performance cycle of the performance-based RSUs granted in 2024. The Committee selected Adjusted Operating Income as the performance goal for the 2025 fiscal year, as it believes this metric provides a meaningful representation of our core financial operating performance and is a key financial metric used by management and other stakeholders. The performance-based RSUs earned, if any, for each annual performance cycle vest on the third anniversary of the award date.

The following table shows the minimum, target, and maximum levels, corresponding payout opportunities, and actual performance results for the fiscal 2025 performance cycle, which accounts for the first performance cycle of the performance-based RSU granted in 2025 and the second performance cycle of the performance-based RSUs granted in 2024. In setting the threshold, target, and maximum Company financial performance goals for fiscal 2025, the Committee considered specific circumstances facing the Company, historical performance, and investor expectations, as well as input from Korn Ferry.

Fiscal 2025 Performance-Based RSU Plan
	Minimum	Target	Maximum	Actual Results
One-Year Adjusted Operating Income*	$51.3 million(1)	$79.4 million	$88.7 million	$64.8 million
Payout Range (as % of Target)	50%	100%	150%	75% payout achieved

(1) The Adjusted Operating Income threshold equaled the minimum Adjusted Operating Income needed to cover the Company’s interest and tax expenses for fiscal 2025, as determined by the Committee in its sole discretion. In addition, the Company’s Adjusted Diluted EPS for fiscal 2025 must be positive. If the Company’s Adjusted Diluted EPS for fiscal year 2025 is negative, then the payout percentage for the 2025 performance cycle shall be 0% (and without regard to performance relative to the Adjusted Operating Income goal).

*Adjusted Operating Income is a non-GAAP financial measure that means GAAP Operating Income as reported, adjusted to exclude any integration and restructuring costs, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income also excludes income or loss from the equity investment in Pro-Keds International S.R.L. and the effect of changes in foreign currency exchange rates from the budgeted exchange rate.

As noted in the table above, the Company earned $64.8 million in Adjusted Operating Income during the one-year performance cycle that ended January 31, 2026, which was between the threshold and target goal, meaning that one-third of the performance-based RSUs granted in 2025, and one-third of the performance-based RSUs granted in 2024 were earned at 75%. This result is consistent with the at-risk nature of incentive compensation and the linkage between pay and performance.

Fiscal 2025 Performance-Based RSUs Earned
Name	# of Performance-Based RSUs Earned
Mr. Schottenstein	228,827
Mr. Howe	309,113
Ms. Ferrée	120,406
Ms. O’Donnell	43,001

Time-Based RSUs

Time-based RSUs awarded under the long-term incentive program provide retention value because they generally vest 100% at the end of three years from the grant date. Since the stock unit value is tied directly to the market value of the Company’s common stock, the value delivered to the executive will increase and decrease with changes in stock price and still provides some retentive value even when the stock price is stable or declining.

Vesting of Fiscal 2022 Awards

As disclosed in the Company’s definitive proxy statement for the 2023 Annual Meeting of Shareholders, in fiscal 2022, the Committee granted long-term equity incentive awards to Messrs. Jay Schottenstein, Howe and Poff and Ms. Ferrée that consisted of 50% time-based RSUs that cliff vested three years from the date of grant, and 50% performance-based RSUs. The Company exceeded the threshold adjusted operating goal set at the beginning of fiscal 2022, resulting in a payout of 82.1% of the target performance-based RSUs permissible under the plan. Pursuant to the terms of these grants, the applicable time-based vesting requirements lapsed in March 2025. See the Fiscal 2025 Option Exercises and Stock Vested table for more information about the vesting of the time-based RSUs during fiscal 2025.

Benefits and Other Compensation Elements

401(k) Plan

The Company sponsors a tax-qualified 401(k) plan (the “401(k) Plan”), in which all eligible associates, including the NEOs, can elect to participate. Under the 401(k) Plan, participants are able to contribute up to 50% of their total eligible cash compensation (including base salary and annual cash incentive compensation) on a pre-tax or after-tax basis up to the limits imposed by the Code. The maximum allowable per participant deferral in calendar 2025 under the Code was $23,500 ($31,000 if at least age 50 and $34,750 if age 60 to 63). The Company provides a 100% match on the first 3% contributed by a participant and an additional 50% match on the next 2% contributed by a participant. All matching contributions are 100% vested. Matching contributions are not made by the Company until participants have completed at least six months of service with the Company. In light of the matching contribution for participants, and under § 401(a)(17) of the Code, the maximum allowable annual company matching contribution per participant in calendar 2025 was $14,000. Participants can choose to invest their account balances in an array of investment alternatives (some of which are target date funds) as selected by plan fiduciaries. The Company’s stock fund is not among the investment alternatives available to plan participants. The 401(k) Plan allows multiple distribution options of all vested balances after termination of service. However, loans and in-service distributions under certain circumstances, such as a hardship, attainment of age 59-1/2, or a disability, are permitted for participants who are still active with the Company.

Nonqualified Deferred Compensation Plan

The Company sponsors a Nonqualified Deferred Compensation Plan (“Nonqualified Plan”), in which a select group of management and other highly-compensated associates, including NEOs, may participate. The Company does not provide a matching contribution in the Nonqualified Plan. In fiscal 2025, only Mr. Haley participated in the Nonqualified Plan.

Under the Nonqualified Plan, eligible associates may contribute up to 70% of their base salary and 80% of their monthly and/or annual bonus on a pre-tax basis. Deferral elections are made annually related to future compensation, in compliance with §409A of the Code. Participating associates who also participate in the 401(k) Plan may earn a 401(k) make-up contribution if their contributions to the Nonqualified Plan reduce the matching contributions they receive in the 401(k) Plan. In order to maintain the Nonqualified Plan’s tax-deferred status, Nonqualified Plan assets are subject to the claims of the Company’s creditors. Participants choose to invest their account in an array of investment alternatives that generally mirror the investment alternatives under the 401(k) Plan. The Nonqualified Plan allows for in-service distributions in a lump sum. The Nonqualified Plan also allows for retirement distributions which are permitted as a lump sum or in three, five, or ten annual installments. Distribution elections are made when deferral elections are made in compliance with § 409A of the Code.

The Board suspended the Nonqualified Plan effective January 1, 2026. No compensation deferral elections may be made, and no Discretionary Contributions may be credited to a Participant’s Account, with respect to any Plan Year while the plan is suspended; however, existing accounts will continue to be administered under the Nonqualified Plan as in effect prior to the suspension.

Termination and Change in Control Arrangements

The Current NEOs, other than Mr. Schottenstein, have standard executive agreements that entitle them to receive certain benefits and payments if their employment terminates in specified separation scenarios. All of the currently employed NEOs, and all participants in the LTI Plan, are entitled to certain payments or benefits upon a qualifying termination in connection with a change in control (“double trigger”), including potential acceleration of the vesting of outstanding equity awards pursuant to the LTI Plan. These arrangements are described under the Potential Payments upon Termination and Change in Control section. The executive severance agreements do not include specific amounts of salary, bonus opportunities, or equity-based compensation for future years.

Other Benefits and Perquisites

Our NEOs receive limited perquisites and other benefits as part of a competitive compensation package. For example, we provide our Executive Chairman with certain security services through the Company.

Executive Compensation Governance

Equity Grant Practices

The LTI Plan authorizes the issuance of equity awards, including options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, stock awards, performance awards, and other awards that are convertible into or otherwise based on stock. Under the LTI Plan, the Committee approves all equity awards and has not delegated to management the authority to approve equity awards. The Chair of the Committee has authority to approve equity awards in situations where it is not practical to bring the Committee together for such a purpose.

The Committee has a longstanding methodology to determine the grant date on which annual equity awards would be granted to eligible associates. The Committee determined that the annual equity grant date would be the seventh calendar day following the Company’s fiscal year-end earnings release. The Committee also reviews and considers approval of off-cycle equity awards recommended by management. These off-cycle equity awards reflect commitments made by the Company, subject to approval by the Committee, and are for current associates (generally in the case of promotion or retention), new hires who have already become employees of the Company, or prospective hires who have agreed to a start date with the Company. The grant date for current associates, and for new hires who have already become employees of the Company, is the date set by the Committee. The grant date is typically the first or the fifteenth of the month, whichever is closest following the start date, promotion date, or other event date. Additionally, the Committee does not coordinate equity grants so that they are made before announcement of favorable information or after announcement of unfavorable information. As a result, in all cases, the timing of grants of equity awards occurs independent of the release of any material nonpublic information, and the Committee does not time the disclosure of material nonpublic information for the purpose of affecting the value of equity-based compensation. During fiscal 2025, none of our associates were awarded stock options.

Compensation Risk Assessment

Annually, the Committee reviews the design and operation of our compensation policies and practices, including incentive compensation arrangements for our NEOs, to determine whether the Company’s compensation policies and practices are reasonably likely to have a material adverse effect on the Company.

Based on the fiscal 2025 assessment, the Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company. Several factors contributed to this assessment, including the following:

•The Committee reviews the quality of our earnings prior to approving incentive payments;
•We provide a significant percentage of compensation based on performance, which is in turn based on short-term and long-term incentives that require sustained value creation over several years to earn target incentives;
•For cash incentive payments made under our ICP, the Committee provides a maximum payout (typically, 200% of target);
•The same financial metric (historically, Adjusted Operating Income) is used to determine short-term incentive payouts for all bonus eligible associates; and

•Certain payments to our NEOs are subject to recovery if we restate a financial statement due to material noncompliance with any financial reporting requirement under the securities laws and such noncompliance is a result of misconduct.

We will continue to monitor our compensation policies and practices to determine whether our risk management objectives are being met with respect to incentivizing the Company’s employees.

Stock Ownership Guidelines

The Company has implemented a stock ownership guideline for the CEO. The Board revised the CEO stock ownership guideline on March 12, 2026, and the CEO is currently encouraged to acquire shares of the Company’s stock with a value at least equal to five times the CEO’s annual base salary and has five years from the date of the revised guideline to satisfy the stock ownership guideline. Mr. Howe currently owns shares in excess of the new ownership guideline.

Dodd-Frank Recoupment Policy

In September 2023, the Committee adopted the Dodd-Frank Compensation Recoupment Policy (the “Dodd-Frank Clawback Policy”) to comply with final rules required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) by the SEC and the NYSE. The Dodd-Frank Clawback Policy, effective as of December 1, 2023, and applicable to incentive-based compensation received on or after October 2, 2023, provides for the mandatory recoupment of erroneously awarded incentive-based compensation in the event of an accounting restatement.

LTI Plan Recoupment Policy

The LTI Plan also includes a compensation recoupment provision that allows the Company to recover payment relating to awards granted under the LTI Plan in certain circumstances, including if a participant engages in fraudulent conduct or activities relating to the Company or a participant knew or should have known of such conduct or activities. Additionally, the LTI Plan gives the Committee the authority to recoup certain compensation in the event that the Company restates its financial statements and, as a result of such restatement, the amount of compensation that would have been paid or payable pursuant to an award granted under the LTI Plan would have been lower had the financial results been properly reported. This policy is in addition to any requirements that might be imposed pursuant to applicable law, including the Dodd-Frank Clawback Policy.

Tax Considerations

Section 162(m) of the Code generally disallows deductibility of compensation that a publicly traded company pays to certain “covered employees,” over $1 million per year. Covered employees for this purpose include the Company’s CEO, CFO, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016. While the Committee considers tax consequences to the Company as a factor when it makes compensation determinations, the Committee reserves discretion to award compensation that is not fully deductible under Code § 162(m) if the Committee believes that such compensation will best attract, retain, and reward executives and contribute to our business objectives.

REPORT OF THE HUMAN CAPITAL AND COMPENSATION COMMITTEE

The Human Capital and Compensation Committee has reviewed and discussed the foregoing CD&A with management. Based on the Human Capital and Compensation Committee’s review and discussion with management, the Human Capital and Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report.

Respectfully submitted,

Human Capital and Compensation Committee
Elaine J. Eisenman, Chair
Peter S. Cobb
Joanna T. Lau
Joanne Zaiac

The foregoing Human Capital and Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates the Report by reference therein.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes compensation earned by each of the NEOs during fiscal 2025, fiscal 2024, and fiscal 2023.

Name and Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Jay L. Schottenstein Executive Chairman	2025	$1,010,962	$—	$4,533,321	$479,469	$386,471	$6,410,223
	2024	$1,000,000	$—	$2,666,668	$—	$273,514	$3,940,182
	2023	$1,019,231	$—	$3,000,028	$—	$269,736	$4,288,995
Douglas M. Howe Chief Executive Officer	2025	$1,213,154	$—	$6,116,655	$575,363	$14,556	$7,919,728
	2024	$1,200,000	$—	$3,666,654	$—	$16,099	$4,882,753
	2023	$1,205,769	$—	$4,500,008	$—	$13,835	$5,719,612
Mark A. Haley Senior Vice President, Controller and Principal Accounting Officer, Interim Principal Financial Officer(6)	2025	$432,827	$100,000	$375,008	$68,529	$14,680	$991,044
Deborah L. Ferrée Vice Chair and Chief Product Officer	2025	$1,030,000	$—	$2,583,334	$406,850	$14,390	$4,034,574
	2024	$1,030,000	$—	$1,866,669	$—	$15,775	$2,912,444
	2023	$1,049,808	$—	$2,800,013	$—	$13,590	$3,863,411
Andrea O'Donnell Executive Vice President President, Brands(7)	2025	$834,134	$—	$1,083,329	$271,667	$14,505	$2,203,635
	2024	$825,000	1,147,500	$666,653	—	1,080,590	$3,719,744
	2023	N/A	N/A	N/A	N/A	N/A	N/A
Jared A. Poff Former Executive Vice President, Chief Financial Officer, and Chief Administrative Officer	2025	$527,423	$—	$1,166,667	$—	$11,062	$1,705,152
	2024	$700,000	$—	$733,327	$—	$15,267	$1,448,594
	2023	$698,077	$—	$999,992	$—	$13,898	$1,711,967
_____________________________
(1)This amount reflects the base salary paid to each NEO for the applicable fiscal year.
(2)A one-time recognition cash bonus was paid to Mr. Haley in November 2025 when he assumed additional responsibility as the Interim Principal Financial Officer upon the departure of Mr. Poff, who had served as our Chief Financial Officer and Chief Administrative Officer. If Mr. Haley voluntarily resigns within 24 months of receipt, the amount must be repaid to the Company.
(3)This column represents the aggregate grant date fair value of performance-based RSUs and time-based RSUs granted in each fiscal year in accordance with ASC 718. The awards do not necessarily correspond to the actual economic value that may be received by the NEOs. The performance-based RSUs awarded in fiscal year 2024 and 2025 had a three-year performance period, with one-third of the shares allocated to each of three one-year performance cycles. The Committee establishes the performance goal for each one-year performance cycle on an annual basis. Because the “grant date” for accounting purposes for the performance-based RSUs occurs when performance goals are approved each year, the amount listed in the Stock Awards column for the fiscal 2025 performance-based RSUs reflects one-third of the performance-based RSUs granted in 2024 and one-third of the performance-based RSUs granted in 2025. Assuming that the highest level of performance conditions would have been achieved for the fiscal 2025 performance cycle, the aggregate grant date fair value of one-third of the performance-based RSUs granted in 2024 and one-third of the performance-based RSUs granted in 2025 would have been: $3,266,664 for Mr. Schottenstein, $4,433,334 for Mr. Howe, $1,866,667 for Ms. Ferrée, $666,650 for Ms. O’Donnell, and $733,322 for Mr. Poff. Mr. Haley did not receive a grant of performance-based RSUs in 2024 or 2025. For additional information on the valuation assumptions, refer to Note 6 - Stock-Based Compensation to the Company’s financial statements included in the Annual Report. See the Grants of Plan-Based Awards Table for additional information on equity awards made in fiscal 2025.

(4)This column represents the dollar amount awarded to each NEO pursuant to our ICP for fiscal 2025, 2024, and 2023.
(5)The following table sets forth details about the amounts reported for fiscal 2025 in the “All Other Compensation” column of the Summary Compensation Table above:

Name	Security(a) ($)	Relocation ($)	Relocation Tax Gross Up ($)	401(k) Matching Contributions(b) ($)	Life Insurance Premium ($)	Total ($)
Jay L. Schottenstein	$386,081	$—	$—	$—	$390	$386,471
Douglas M. Howe	$—	$—	$—	$14,166	$390	$14,556
Mark A. Haley	$—	$—	$—	$14,329	$351	$14,680
Deborah L. Ferrée	$—	$—	$—	$14,000	$390	$14,390
Andrea O'Donnell	$—	$—	$—	$14,115	$390	$14,505
Jared A. Poff	$—	$—	$—	$10,769	$293	$11,062
_______________________________
(a)    For Mr. Jay Schottenstein, the amount represents the aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel. We provide a comprehensive security benefit to the Executive Chairman, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit. The incremental cost calculation for personal use security benefit includes driver overtime, fuel, tolls, driver public transportation and rental car use, maintenance, and other incidental costs incurred in connection with such personal use.
(b)     Amounts represent the 401(k) company match contributions made during fiscal 2025. The maximum 401(k) match for calendar year 2025 was $14,000. For Messrs. Howe and Haley and Mses. Ferrée and O’Donnell the amounts shown exceed this limit as the time frame reported is based on our fiscal year whereas the maximum allowable matching contributions are based on the calendar year. Contributions made comply with limits set forth in the Code. Mr. Jay Schottenstein is not a participant in the 401(k).

(6)Mr. Haley served as Senior Vice President, Controller, and Principal Accounting Officer in fiscal 2025 and was appointed Interim Principal Financial Officer of the Company, in addition to his existing titles, effective November 1, 2025. In connection with the appointment of Sheamus Toal as the Company’s Executive Vice President, Chief Financial Officer, effective February 16, 2026, Mr. Haley stepped down from his role as Interim Principal Financial Officer, but continued to hold his pre-existing titles.

(7)Ms. O’Donnell was additionally appointed as the Company’s Chief Operating Officer, effective February 1, 2026, following the end of fiscal 2025.

FISCAL 2025 GRANTS OF PLAN-BASED AWARDS

The following table provides information on awards granted to each of our NEOs.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4)
	Approval Date	Grant Date	Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Jay L. Schottenstein	N/A	N/A	$15,450	$1,545,000	$3,090,000	—	—	—	—	—
	3/3/2025	3/3/2025	—	—	—	—	—	—	79,785	$299,992
	3/28/2024	3/27/2025	—	—	—	30,497	60,994	121,988	—	$666,664
	3/27/2025	3/27/2025	—	—	—	122,054	244,108	488,216	—	$966,668
	3/27/2025	3/27/2025	—	—	—	—	—	—	656,565	$2,599,997
Douglas M. Howe	N/A	N/A	$18,540	$1,854,000	$3,708,000	—	—	—	—	—
	3/3/2025	3/3/2025	—	—	—	—	—	—	79,785	$299,992
	3/28/2024	3/27/2025	—	—	—	41,934	83,867	167,734	—	$916,666
	3/27/2025	3/27/2025	—	—	—	164,142	328,283	656,566	—	$1,300,001
	3/27/2025	3/27/2025	—	—	—	—	—	—	909,090	$3,599,996
Mark A. Haley	N/A	N/A	$4,328	$432,827	$865,654	—	—	—	—	—
	3/27/2025	3/27/2025	—	—	—	—	—	—	56,820	$225,007
	10/15/2025	10/15/2025	—	—	—	—	—	—	42,135	$150,001
Deborah L. Ferrée	N/A	N/A	$12,875	$1,287,500	$2,575,000	—	—	—	—	—
	3/3/2025	3/3/2025	—	—	—	—	—	—	66,490	$250,002
	3/28/2024	3/27/2025	—	—	—	21,348	42,696	85,392	—	$466,667
	3/27/2025	3/27/2025	—	—	—	58,923	117,845	235,690	—	$466,666
	3/27/2025	3/27/2025	—	—	—	—	—	—	353,535	$1,399,999
Andrea O'Donnell	N/A	N/A	$6,375	$637,500	$1,275,000	—	—	—	—	—
	3/3/2025	3/3/2025	—	—	—	—	—	—	66,490	$250,002
	3/28/2024	3/27/2025	—	—	—	7,624	15,248	30,496	—	$166,661
	3/27/2025	3/27/2025	—	—	—	21,044	42,087	84,174	—	$166,665
	3/27/2025	3/27/2025	—	—	—	—	—	—	126,263	$500,001

Jared A. Poff	N/A	N/A	$5,408	$540,750	$1,081,500	—	—	—	—	—
	3/3/2025	3/3/2025	—	—	—	—	—	—	66,490	$250,002
	3/28/2024	3/27/2025	—	—	—	8,387	16,773	33,546	—	$183,329
	3/27/2025	3/27/2025	—	—	—	23,148	46,296	92,592	—	$183,332
	3/27/2025	3/27/2025	—	—	—	—	—	—	138,890	$550,004
_______________________________
(1)These columns represent possible payouts for fiscal 2025 under the fiscal 2025 ICP. See the CD&A for a discussion of the performance-based criteria applicable for these awards and the Summary Compensation Table for the actual amounts paid for fiscal 2025.
(2)Detailed in these columns are the number of shares underlying the second performance cycle of the fiscal 2024 and first performance cycle for fiscal 2025 performance-based RSUs, excluding dividend equivalent units. Generally, units will be credited with the same dividend that would be issued if the unit was a Class A Common Share. The amounts associated with the dividend equivalent units will not be distributed unless and until the award is settled. As noted above, the performance-based RSUs awarded in fiscal year 2024 and 2025 had a three-year performance period, with one-third of the shares allocated to each of three one-year performance cycles. The Committee establishes the performance goal for each one-year performance cycle on an annual basis and the shares earned, if any, cliff vest three years from the award date. These columns reflect the range of shares that potentially may be earned based on the extent to which the Company achieved the performance goal established for the fiscal 2025 performance cycle, which ended on January 31, 2026. The threshold represents the minimum number of shares that could be earned if the performance goal for the fiscal 2025 performance cycle were achieved at the threshold level (50%). The target represents the number of shares that could be earned upon 100% achievement of the performance goal for the fiscal 2025 performance cycle, and the maximum represents the maximum number of shares that could be earned if the performance goal for the fiscal 2025 performance cycle were achieved at the maximum level (200%). The Company exceeded the threshold performance level for the fiscal 2025 performance cycle, and therefore one-third of the performance-based RSUs awarded in fiscal 2024 and fiscal 2025 were earned at 75%.
(3)Detailed in this column is the number of shares underlying the time-based RSUs granted under the LTI Plan on the dates indicated in the “Grant Date” column, excluding dividend equivalent units. Generally, units will be credited with the same dividend that would be issued if the unit was a Class A Common Share. The amounts associated with the dividend equivalent units will not be distributed unless and until the stock unit award is settled. RSUs granted in fiscal 2025 will vest 100% on the third anniversary of the grant date.
(4)Amounts reported in the “Grant Date Fair Value of Stock Options and Awards” column represent the grant date fair value of equity awards granted during fiscal 2025 computed in accordance with ASC 718. For additional information on the valuation assumptions, refer to Note 6 to the financial statements in the Annual Report.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2025

The following table provides information regarding outstanding equity awards held as of January 31, 2026 by each of the NEOs.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jay L. Schottenstein	106,340	—	—	$27.00	3/22/2026	1,383,846(3)	$8,773,584	585,055(3)	$3,709,249
	179,970	—	—	$19.02	3/21/2027
Douglas M. Howe	—	—	—	$—	—	1,897,365(4)	$12,029,294	788,811(4)	$5,001,062
Mark A. Haley	14,300	—	—	$21.51	1/17/2027	154,086(5)	$976,905	—	$—
Deborah L. Ferrée	212,680	—	—	$27.00	3/22/2026	877,782(6)	$5,565,138	296,942(6)	$1,882,612
	359,935	—	—	$19.02	3/21/2027
Andrea O'Donnell	—	—	—	$—	—	380,724(7)	$2,413,790	106,050(7)	$672,357
Jared A. Poff	—	—	—	$—	—	—(8)	—	—(8)	$—
_______________________________
(1)Amounts shown are inclusive of accrued dividend equivalent units (DEUs). Performance-based RSUs awarded in fiscal 2024 reflect 75% attainment for the second performance cycle of the three-year performance period and target attainment for the third performance cycle. Performance-based RSUs awarded in fiscal 2025 reflect 75% attainment for the first performance cycle of the three-year performance period and target attainment for the second and third performance cycles. The one-year performance period for the performance-based RSUs granted in fiscal 2023 has lapsed, and these RSUs are now only subject to time-based vesting.
(2)Represents the closing share price of the Company’s Class A Common Shares on the last day of the fiscal year ($6.34) multiplied by the number of shares not yet vested or earned.
(3)Performance-based RSU awards vest on March 28, 2027 (108,804) and March 27, 2028 (681,570). Time-based RSU awards vest on March 3, 2026 (42,347), March 23, 2026 (196,544), March 3, 2027 (42,354), March 28, 2027 (200,255) and March 27, 2028 (697,027).
(4)Performance-based RSU awards vest on March 28, 2027 (149,604) and March 27,2028 (916,594). Time-based RSU awards vest on March 3, 2026 (42,347), March 23, 2026 (294,816), March 3, 2027 (42,354) March 28, 2027 (275,347) and March 27, 2028 (965,114).
(5)Time-based RSU awards vest on March 23, 2026 (28,825), October 15, 2026 (14,137), March 28, 2027 (22,528), October 15, 2027 (14,137), March 27, 2028 (60,322), and October 15, 2028 (14,137).
(6)Performance-based RSU awards vest on March 28, 2027 (76,163) and March 27, 2028 (329,032). Time-based RSU awards vest on March 3, 2026 (35,291), March 23, 2026 (183,441), March 3, 2027 (35,297), March 28, 2027 (140,179) and March 27, 2028 (375,321).

(7)Performance-based RSU awards vest on March 28, 2027 (29,203) and March 27, 2028 (122,875). Time-based RSU awards vest on February 1, 2026 (39,997), March 3, 2026 (35,291), February 1, 2027 (40,004), March 3, 2027 (35,297), March 28, 2027 (50,062), and March 27, 2028 (134,045).
(8)Mr. Poff terminated employment October 31, 2025 and all outstanding awards were forfeited.

FISCAL 2025 OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding the vesting of time-based RSUs during fiscal 2025 for the NEOs. No stock options were exercised during fiscal 2025 by the NEOs.

	Stock Awards
Name	Number of Shares Acquired on Vesting(1) (#)	Value Realized On Vesting(2) ($)
Jay L. Schottenstein	179,514	$725,237
Douglas M. Howe	289,256	$1,041,322
Mark A. Haley	17,351	$70,098
Deborah L. Ferrée	201,057	$812,270
Andera O'Donnell	—	$—
Jared A. Poff	54,574	$220,479
_______________________________
(1)Reflects vesting of time-based RSU awards upon completion of the required vesting periods. Amounts represent the number of shares for stock awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes, and inclusive of dividend equivalent units that accrued during the performance period. After shares were withheld to satisfy taxes, the NEOs received the following number of shares: Mr. Howe received 155,907; Mr. Haley received 11,218; Ms. Ferrée received 109,877; and Mr. Poff received 29,674. Mr. Schottenstein paid cash for his taxes and received all shares that vested according to the table above.

(2)The amounts shown in the “Value Realized On Vesting” column are calculated based on the closing market price of the Company’s Class A Common Shares on the applicable trading day before the dates that each award vested.

FISCAL 2025 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan	Executive Contributions in Last FY ($)(1)	Designer Brands Inc. Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions in Last FY ($)	Aggregate Balance at Last FYE ($)(3)
Jay L. Schottenstein	Designer Brands Inc. Nonqualified Deferred Compensation Plan	—	—	—	—	—
Douglas M. Howe	Designer Brands Inc. Nonqualified Deferred Compensation Plan	—	—	—	—	—
Mark A. Haley	Designer Brands Inc. Nonqualified Deferred Compensation Plan	$22,800	$—	$32,418	$—	$249,610
Deborah L. Ferrée	Designer Brands Inc. Nonqualified Deferred Compensation Plan	—	—	—	—	—
Andrea O'Donnell	Designer Brands Inc. Nonqualified Deferred Compensation Plan	—	—	—	—	—
Jared A. Poff	Designer Brands Inc. Nonqualified Deferred Compensation Plan	—	—	$16,559	—	$339,630
_______________________________
(1)Amounts eligible to be deferred into the Nonqualified Deferred Compensation Plan are described in more detail in the CD&A on page 60. Mr. Haley was an active participant in the plan for fiscal 2025. Contributions reflected in these columns were reported as compensation in the Summary Compensation Table for each year in which the respective executive was an NEO.
(2)Aggregate earnings in the last fiscal year are not reflected in the fiscal 2025 Summary Compensation Table because the earnings were neither preferential nor above-market. See the “Nonqualified Deferred Compensation Plan” subsection of the CD&A for a further description of the applicable plan.
(3)Mr. Poff was an active participant in the Nonqualified Deferred Compensation Plan in fiscal 2017, 2018, and 2019, all of which was previously reported as compensation in the Summary Compensation Tables for each of fiscal 2017, 2018, and 2019.

Potential Payments Upon Termination and Change in Control

Standard Executive Agreements with NEOs

Messrs. Howe and Haley and Mses. Ferrée and O’Donnell have standard executive agreements with the Company that provide for payments and benefits following termination of their employment without “cause.” The agreement with Ms. Ferrée also includes payments and benefits if she terminates employment for “good reason.”

Generally, pursuant to the Current NEOs’ standard executive agreements, other than Mr. Schottenstein, who does not have an employment agreement, if the Company involuntarily terminates the NEO’s employment without “cause,” and in the case of Ms. Ferrée, if she terminates her employment for “good reason,” each NEO, other than Mr. Schottenstein, is entitled to receive the following:

(i)    salary continuation for a 12-month period (and 18 months in the case of Mr. Howe) based on the executive’s salary as of the date of termination;
(ii)    a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs;
(iii)    one year (18 months in the case of Mr. Howe) of accelerated vesting with respect to outstanding stock options, performance-based and time-based RSUs; and
(iv)    reimbursement for the cost of maintaining continuing health coverage under Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of no more than 12 months following the date of termination (18 months in the case of Ms. Ferrée and Mr. Howe), less the amount the executive is expected to pay as a regular employee premium for such coverage.

“Cause” is defined in the standard executive agreements, generally, as the executive’s (i) breach of Section 1.00 of the agreement; (ii) willful, illegal, or grossly negligent conduct that is materially injurious to the Company; (iii) violation of laws or regulations governing the Company; (iv) breach of fiduciary duty, expressly including the duties of good faith, ordinary care, and to act in a manner that is not opposed to the best interests of the Company; (v) material misrepresentation or dishonesty in violation of the Company’s policies and procedures; (vi) involvement in any act of moral turpitude that has or could reasonably have an injurious effect on the Company or its reputation; (vii) breach of the terms of non-solicitation or confidentiality clauses; or (viii) conviction of any crime that constitutes a felony or misdemeanor involving moral turpitude.

“Good reason” is defined in Ms. Ferrée’s agreement, generally, as (i) a material reduction in the executive's duties, responsibilities, or status; (ii) changes in title; (iii) the permanent assignment of job duties materially inconsistent with those originally contemplated; (iv) failure to maintain the executive's relative level of coverage under employee benefit or retirement plans, policies, practices, or arrangements as in effect on the effective date of the agreement; or (v) any material breach of the agreement.

Each NEO is also eligible for the Company’s Survivor Benefit. In the event of the death of a full-time U.S.-based Designer Brands Associate, the Company will pay their beneficiary or estate a survivor benefit equivalent to 80 hours of pay at their regular hourly wage.

Also, pursuant to the ICP, if employment terminates as a result of death or disability, the NEO is entitled to receive a pro-rata share of any annual cash incentive bonus paid for performance in the fiscal year in which the termination occurs, but only if the performance criteria applicable to that performance period are met at the end of that performance period. In the event of any change in control, all performance criteria will be deemed to have been met at the “target” level on the date of the change in control.

Each Current NEO’s standard executive agreement also contains confidentiality and non-disparagement provisions effective through the term of their agreement, a non-competition provision effective through the longer of one year following termination of employment or the period of any salary continuation, and a non-solicitation provision effective through the longer of two years following termination of employment or the period of any salary continuation. Under these standard executive agreements, an NEO’s receipt of benefits is conditioned on their compliance with the above provisions. In addition, as a part of their standard executive agreements, NEOs are required to execute a release of any claims against the Company that the NEO may have related to their employment.

Equity Plans

The Company has the Designer Brands Inc. 2014 Long-Term Incentive Plan, as amended and restated (the "LTI Plan"), in place, which was approved by shareholders at the 2024 Annual Meeting of Shareholders and provides for the issuance of stock-based compensation awards to eligible recipients.

The LTI Plan provides for accelerated vesting of equity awards granted thereunder upon certain qualifying employment terminations following a change in control. In the event of a change in control (as defined in the LTI Plan) and to the extent that outstanding awards are not assumed by a successor entity or replaced with a replacement award: (i) all options and stock appreciation rights will immediately vest and become exercisable; (ii) the restrictions on all RSUs will lapse and all time-based RSUs will vest immediately; and (iii) all performance-based RSUs will immediately vest and be considered earned and paid in full “at target” as if the applicable performance goal had been achieved. Additionally, the Human Capital and Compensation Committee may provide in the applicable award agreement that if within two years of a change in control a plan participant is involuntarily terminated by the Company for reasons other than cause or good reason, then (i), (ii), and (iii) above shall occur. The Human Capital and Compensation Committee, as constituted before a change in control, may also provide for the cancellation of an award for an amount of cash equal to the difference between the exercise price and the then fair market value of the shares of Class A common stock had such award been currently exercisable, make any adjustment deemed appropriate to reflect the change in control, or cause an outstanding award to be assumed by the successor entity after the change in control.

Quantitative Information Upon a Change in Control

The table below reflects the amount of compensation payable to each of our NEOs upon a hypothetical termination of employment or change of control. The estimated value of the benefits described above, which are presented in the following table, are calculated as if (i) the respective termination or change in control event occurred on January 31, 2026 (the last day of fiscal 2025) and (ii) our stock price was $6.34, the closing market price of our Class A Common Shares on January 30, 2026, the last trading day of fiscal 2025 (in case of termination or change in control under our LTI Plan). The salary continuation amounts below are based on each NEO’s salary as of the end of fiscal 2025. The actual amounts to be paid will only be determinable at the time of actual payment.

FISCAL 2025 POTENTIAL TERMINATION AND CHANGE IN CONTROL PAYMENTS

	Value of Accelerated Equity Awards ($)
Named Executive Officer	Involuntary Termination Without Cause or Voluntary Termination for Good Reason(1)	Involuntary Termination Because of Death or Disability(2)	Voluntary Termination Because of Retirement(3)	Change in Control(4)
Jay L. Schottenstein
Salary Continuation(5)	$—	$39,615	$—	$—
Cash Incentive(6)	$—	$1,545,000	$—	$1,545,000
Benefit Continuation	$—	$—	$—	$—
Accelerate Vesting of Equity	$—	$12,730,783	$—	$12,730,783
Total	$—	$14,315,399	$—	$14,275,783
Douglas M. Howe
Salary Continuation(5)	$1,854,000	$47,538	$—	$—
Cash Incentive(6)	$1,854,000	$1,854,000	$—	$1,854,000
Benefit Continuation(7)	$29,107	$—	$—	$—
Accelerate Vesting of Equity	$4,151,838	$17,365,330	$—	$17,365,330
Total	$7,888,945	$19,266,868	$—	$19,219,330
Mark A. Haley
Salary Continuation(5)	$450,000	$17,308	$—	$—
Cash Incentive(6)	$225,000	$225,000	$—	$225,000
Benefit Continuation(7)	$17,849	$—	$—	$—
Accelerate Vesting of Equity	$272,379	$976,905	$—	$976,905
Total	$965,228	$1,219,213	$—	$1,201,905
Deborah L. Ferrée
Salary Continuation(5)	$1,030,000	$39,615	$—	$—
Cash Incentive(6)	$1,287,500	$1,287,500	$—	$1,287,500
Benefit Continuation(7)	$9,835	$—	$—	$—
Accelerate Vesting of Equity	$1,386,761	$7,578,475	$—	$7,578,475
Total	$3,714,096	$8,905,590	$—	$8,865,975
Andrea O'Donnell
Salary Continuation(5)	$850,000	$32,692	$—	$—
Cash Incentive(6)	$637,500	$637,500	$—	$637,500
Benefit Continuation(7)	$17,849	$—	$—	$—
Accelerate Vesting of Equity	$477,326	$3,086,147	$—	$3,086,147
Total	$1,982,675	$3,756,339	$—	$3,723,647
Jared A. Poff
Salary Continuation(5)	$—	$—	$—	$—
Cash Incentive(6)	$—	$—	$—	$—
Benefit Continuation(7)	$—	$—	$—	$—
Accelerate Vesting of Equity	$—	$—	$—	$—
Total	$—	$—	$—	$—
_______________________________
(1)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of performance-based and time-based RSUs that otherwise would have vested during the one year following the NEO’s date of termination (18 months in the case of Mr. Howe).

(2)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of performance-based and time-based RSUs that would vest immediately upon the NEO’s date of death or disability.
(3)The LTI plan does not provide for accelerated vesting of equity upon the NEO’s date of voluntary retirement.
(4)The amount reported for “Accelerated Vesting of Equity” reflects the intrinsic value of all performance-based and time-based RSUs that would vest immediately upon Change in Control based on the value of the unvested awards using the closing stock price on the last day of the fiscal year.

(5)The amount reported reflects the continued payment of base salary for a period of 12 months at the rate in effect on the NEO’s date of termination (or, in the case of Mr. Howe 18 months).
(6)The amount reported for “Involuntary Termination Without Cause” reflects each NEO’s cash incentive bonus at target. The amount reported for “Involuntary Termination Due to Death or Disability” and “Change in Control” reflects each NEO’s annual cash incentive bonus at target and assumes the applicable performance criteria has been achieved as of the end of the performance period. The amounts shown represent target awards under the fiscal 2025 ICP. For additional information regarding the fiscal 2025 ICP, see the “Performance-Based Short-Term Cash Incentive Plan” subsection of the CD&A.
(7)The amount reported reflects the cost of maintaining health care coverage for a period of 12 months (or, in the case of Mr. Howe and Ms. Ferrée, 18 months) at the coverage level in effect as of the NEO’s date of termination. The cost of maintaining health care coverage is calculated as the difference between (i) the Company’s cost of providing the benefits and (ii) the amount the NEO paid for such benefits as of the NEO’s date of termination.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following disclosure related to our CEO’s compensation as compared to the compensation of all of our other employees. In making this pay ratio disclosure, other companies may use assumptions, estimates, and methodologies different than ours; as a result, the following information may not be directly comparable to the information provided by other companies in our peer group or otherwise. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For the fiscal 2025, the median employee identified is the same individual as in the prior fiscal years, 2023 and 2024. This consistency is due to no significant changes in our employee population or compensation arrangements that would impact the median employee determination. Our median employee continues to be a part-time store associate in one of our DSW stores, who worked, on average, approximately 20 hours per week. This was a decrease from an average of 24 hours per week in fiscal 2024.

In identifying the median employee using the method described above, we excluded approximately 129 associates and consultants from six countries identified below, which together represent less than 5% of our workforce, as permitted under the de minimis exemption to the SEC rules.

Country	Associates
Brazil	5
Cambodia	4
China	99
India	12
South Korea	2
Vietnam	7
Mr. Howe had a 2025 annual total compensation of $7,919,728, as reflected in the Summary Compensation Table included in this Proxy Statement. Our median employee’s annual total compensation for fiscal 2025 determined on the same basis was $16,050. As a result, the ratio of the annual total compensation of the CEO to the annual total compensation of the median employee of the Company was approximately 493:1.

Pay Versus Performance Disclosure

As required by Item 402(v) of Regulation S-K, we are providing the following information regarding the relationship between executive compensation actually paid (“CAP”), as calculated under applicable SEC rules, and our financial performance for each of the last five completed fiscal years. As required by SEC rules, the table presented below discloses CAP for (i) the Company’s principal executive officer (“PEO”), (ii) the Company’s former principal executive officer (“Former PEO”), and (iii) the Company’s NEOs other than the PEO (the “non-PEO NEOs”), on an average basis.

The methodology for calculating amounts presented in the columns “CAP to PEO,” “CAP to Former PEO,” and “Average CAP to Non-PEO NEOs,” including details regarding the amounts that were deducted from, and added to, the Summary Compensation Table (“SCT”) totals to arrive at the values presented for CAP, are provided in the footnotes to the table. A narrative discussion of the relationship between CAP and the Company performance measures (i) listed in the table below and (ii) that the Company has deemed most important in linking CAP during fiscal 2025 to Company performance is also presented below. The Human Capital and Compensation Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

We have identified Adjusted Operating Income as our Company-Selected Measure that represents, in our view, the most important financial performance measure used to link CAP to our performance.

Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based On:
Year	SCT Total for PEO(1)	CAP to PEO(2)	SCT Total for Former PEO(1)	CAP to Former PEO(2)	Average SCT Total for Non-PEO NEOs(1)	Average CAP to Non-PEO NEOs(2)	Company TSR	Peer Group TSR(3)	Net Income (Loss)(4)	Adjusted Operating Income (Loss)(5)
Fiscal 2025	$7,919,728	$9,897,239	—	—	$3,068,926	$3,073,553	$57.90	$122.45	$(8,374,000)	$64,800,000
Fiscal 2024	$4,882,753	$(988,658)	—	—	$3,005,241	$857,413	$43.63	$134.96	$(10,549,000)	$67,616,000
Fiscal 2023	$5,719,612	$4,974,958	1,044,875	$(6,606,073)	$2,647,301	$1,531,139	$77.80	$102.42	$29,062,000	$89,936,000
Fiscal 2022	$8,530,705	$4,674,582	—	—	$5,786,341	$3,966,731	$87.01	$93.72	$162,676,000	$205,300,000
Fiscal 2021	$9,735,430	$11,931,817	—	—	$4,373,388	$5,214,144	$104.41	$101.29	$154,481,000	$214,156,000

(1)The PEO for fiscal 2022, 2021 and 2020 was Roger Rawlins. The PEO for fiscal 2023, 2024 and 2025 was Douglas Howe. The Former PEO for fiscal 2023 was Roger Rawlins. The non-PEO NEOs in fiscal 2025 were Jay Schottenstein, Mark Haley, Deborah Ferrée, and Andrea O’Donnell. The non-PEO NEOs in fiscal 2024 were Jay Schottenstein, Jared Poff, Deborah Ferrée, and Andrea O’Donnell. The non-PEO NEOs in fiscal 2023 were Jay Schottenstein, Jared Poff, Deborah Ferrée, Laura Davis (formerly Denk) and William Jordan. The non-PEO NEOs in fiscal 2022 were Jay Schottenstein, Jared Poff, Douglas Howe, and Deborah Ferrée. The non-PEO NEOs in fiscal 2021 and 2020 were Jay Schottenstein, Jared Poff, Deborah Ferrée and William Jordan.
(2)CAP reflects the exclusions and inclusions of certain amounts for the PEO, Former PEO and the Non-PEO NEOs as set forth in the table below. Equity values are calculated in accordance with FASB ASC Topic 718.
(3)We used the S&P MidCap 400 Retail Index as our peer group for purposes of Item 201(e) of Regulation S-K to calculate peer group total shareholder return. Total shareholder return (“TSR”) for both the Company and the peer group is based on an initial $100 investment, measured on a cumulative basis from the market close on January 30, 2021, through and including the end of the fiscal year for which TSR is being presented in the table. TSR calculations reflect reinvestment of dividends.
(4)Amounts shown are net income (loss) attributable to Designer Brands Inc., as reflected in our Annual Report on Form 10-K for each of the applicable fiscal years.

(5)Adjusted Operating Income (Loss) is a non-GAAP financial measure used as a metric for the Designer Brands Inc. ICP and performance-based LTIP approved by the Human Capital and Compensation Committee for the reported years. Items adjusted from reported Operating Income (Loss) may vary from year to year and may differ from the items identified in the Company’s quarterly earnings releases. For fiscal 2025, Designer Brands Inc. Adjusted Operating Income means GAAP Operating Income as reported, adjusted to exclude any integration and restructuring expenses, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income also excludes income or loss from the equity investment in Pro-Keds International S.R.L. and the effect of changes in foreign currency exchange rates from the budgeted exchange rate.

SCT Total for PEO to CAP to PEO Reconciliation and Average SCT Total for Non-PEO NEOs to CAP to Average CAP to Non-PEO NEOs Reconciliation:

Year	Executive	Reported SCT Total	Exclusion of Stock Awards and Option Awards(a)	Inclusion of Equity Values(b)	CAP
Fiscal 2025	PEO	$7,919,728	$(6,116,655)	$8,094,166	$9,897,239
	Non-PEO NEO Average	$3,068,926	$(1,948,332)	$1,952,959	$3,073,553
Fiscal 2024	PEO	$4,882,753	$(3,666,654)	$(2,204,757)	$(988,658)
	Non-PEO NEO Average	$3,005,241	$(1,483,329)	$(664,499)	$857,413
Fiscal 2023	PEO	$5,719,612	(4,500,008)	$3,755,354	$4,974,958
	Non-PEO NEO Average	$2,647,301	$(1,780,007)	$663,845	$1,531,139
Fiscal 2023	Former PEO	$1,044,875	$0	$(7,650,947)	$(6,606,073)
	Non-PEO NEO Average	$2,647,301	$(1,780,007)	$663,845	$1,531,139
Fiscal 2022	PEO	$8,530,705	$(6,000,021)	$2,143,898	$4,674,582
	Non-PEO NEO Average	$5,786,341	$(3,802,481)	$1,982,871	$3,966,731
Fiscal 2021	PEO	$9,735,430	$(5,000,038)	$7,196,425	$11,931,817
	Non-PEO NEO Average	$4,373,388	$(1,612,501)	$2,453,257	$5,214,144

(a) Amounts in the “Exclusion of Stock Awards and Option Awards” column are based on the amounts set forth in the “Stock Awards” and “Option Awards” columns set forth in the SCT for the applicable fiscal year, if any.
(b) The amounts in the “Inclusion of Equity Values” column of the table above are derived from the amounts set forth in the following table. The equity award adjustments set forth below for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in the same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year.

Year	Executive	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year	Plus, Change in Fair Value of Prior Year to Last Day of Year of Unvested Equity Awards	Plus, Vesting Date Fair Value of Equity Awards Granted During Year that Vested During Year	Plus, Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year	Minus, Fair Value at Last Day of Prior Year of Equity Awards that Failed to Meet the Vesting Conditions in the Year	Plus, Value of Dividends or Other Earnings Paid on Outstanding Stock or Option Awards Not Otherwise Reflected in Fair Value or Other Compensation	Total Equity Award Adjustments
Fiscal 2025	PEO	$8,749,435	$746,914	—	$(413,637)	$988,546	—	$8,094,166
	Non-PEO NEO Average	$2,478,092	$236,281	—	$(89,594)	$671,820	—	$1,952,959
Fiscal 2024	PEO	$2,609,192	$(2,349,737)	—	$16,861	$2,481,073	—	$(2,204,757)
	Non-PEO NEO Average	$1,055,543	$(971,994)	—	$189,249	$937,297	—	$(664,499)
Fiscal 2023	PEO	4,962,145	$(536,107)	—	$(532,829)	$137,855	—	$3,755,354
	Non-PEO NEO Average	$1,689,248	$(226,288)	—	$(260,708)	$538,406	—	$663,845
Fiscal 2023	Former PEO	$—	$—	—	$(2,901,797)	$4,749,150	—	$(7,650,947)
	Non-PEO NEO Average	$1,689,248	$(226,288)	—	$(260,708)	$538,406	—	$663,845
Fiscal 2022	PEO	$4,724,958	$(3,558,165)	—	$977,106	—	—	$2,143,898
	Non-PEO NEO Average	$2,820,728	$(934,551)	—	$96,694	—	—	$1,982,871
Fiscal 2021	PEO	$5,197,536	$825,780	—	$1,173,109	$—	—	$7,196,425
	Non-PEO NEO Average	$1,676,193	$257,512	—	$519,552	$—	—	$2,453,257

All outstanding stock options were fully vested prior to fiscal 2023. For prior years, stock option fair values, as of each measurement date, were determined using valuation assumptions and methodologies (including expected term, volatility, dividend yield, and risk-free interest rates) that are generally consistent with those used to estimate fair value at grant. The below valuation assumptions used to calculate option fair values differed materially from those at the time of grant:

•Risk-free rates range from 0.12% to 1.36% for the pay versus performance valuations versus a range of 1.39% to 2.04% for grant date valuations.
•The expected term estimate ranges from 0.56 years to 7 years for the pay versus performance valuations versus a range of 5.14 years to 5.56 years for the grant date valuations.

Valuation assumptions for full value shares includes the following:

Market Price at Current FYE	$6.34
Market Price at Prior FYE	$5.03
Range of Vest Date Market Prices	$3.60 - $4.04
All other valuation assumptions are not substantially different than the grant date assumptions and there were no changes in calculation methodology.

Narrative Discussion of Relationship between CAP and Financial Performance Measures

One objective of the “Pay Versus Performance Table” is to illustrate how performance-based features in our executive compensation program operate to index pay to performance.

In addition to reviewing this discussion and the Pay Versus Performance Table above, we encourage you to read the CD&A section of this Proxy Statement, which explains our executive compensation philosophy and programs and compensation decisions relating to fiscal 2025 compensation for our NEOs.

The following graphs provide additional details regarding the relationship between various performance measures, as further discussed below, and CAP for the PEO and the average CAP to Non-PEO NEOs in fiscal 2021, 2022, 2023, 2024, and 2025 and includes CAP for the Former PEO in 2023. The graphs reflecting CAP for the PEO include the CAP for Roger L. Rawlins as CEO in fiscal 2020, 2021, and 2022 and the CAP for Douglas M. Howe as CEO in fiscal 2023, 2024, and 2025. The graphs reflecting CAP for the Former PEO include the CAP for Mr. Rawlins as the former CEO in fiscal 2023.

As reflected below, the relationship between CAP for PEO and NEO’s is closely correlated to the movement in our Company TSR. Since long-term equity constitutes a substantial proportion of our NEOs’ compensation mix, the CAP calculation is heavily influenced by the change in stock price used to determine long-term equity values. CAP improved in 2025 as share price performance strengthened, even though net income remained negative, reflecting the fact that CAP is more heavily influenced by stock price movements than by GAAP results. Adjusted operating income, one of the Company’s key internal performance measures, also shows a directional relationship with CAP.

In accordance with SEC requirements, the calculation of “compensation actually paid” (“CAP”) for 2025 includes our former PFO for the portion of the year during which he served in that role. As a result of his resignation, all unvested RSUs held by the former PFO were forfeited and cancelled. Under the SEC’s pay‑versus‑performance methodology, these cancellations are reflected as a reduction to the equity component of CAP for the former PFO in the year of termination.

Because the pay‑versus‑performance presentation reflects the average CAP for all non‑CEO named executive officers, the forfeiture of the former PFO’s unvested RSUs reduced the overall average CAP for the NEO group for the year. This reduction is primarily the result of the treatment of the former PFO’s unvested equity awards upon resignation and does not reflect any change to the ongoing compensation program for our continuing associates or executives.

Relationship between CAP and TSR

The graph below reflects the relationship between the CAP to PEO, Former PEO (for 2023 only) and Average CAP to Non-PEO NEO and the Company’s cumulative indexed TSR and peer group TSR (assuming an initial fixed investment of $100) for fiscal 2021, 2022, 2023, 2024, and 2025.

Relationship between CAP and Net Income (Loss)

The graph below reflects the relationship between the CAP to PEO, Former PEO (for 2023 only) and Average CAP to Non-PEO NEO and the Company’s net income (loss) for fiscal 2021, 2022, 2023, 2024, and 2025.

Relationship between CAP and Adjusted Operating Income (Loss)

The graph below reflects the relationship between the CAP to PEO, Former PEO (for 2023 only) and Average CAP to Non-PEO NEO and the Company’s Adjusted Operating Income (loss) for fiscal 2021, 2022, 2023, 2024, and 2025.

The following table sets forth the most important financial performance measure used by the Company to link CAP (for all NEOs) to Company performance for fiscal 2025, as further described in the CD&A within the sections titled “Annual Incentive Compensation” and “Long-Term Incentive Compensation.”

Most Important Financial Measures
Company Adjusted Operating Income (Loss)*

* Adjusted Operating Income (Loss) is a non-GAAP financial measure used as a metric for the Designer Brands Inc. ICP and performance-based LTIP approved by the Human Capital and Compensation Committee for the reported years. Items adjusted from reported Operating Income (Loss) may vary from year to year and may differ from the items identified in the Company’s quarterly earnings releases. For fiscal 2025, Adjusted Operating Income means GAAP Operating Income as reported, adjusted to exclude any integration and restructuring costs, impairment charges, and any other adjustments as separately identified in the Company’s quarterly earnings releases. Adjusted Operating Income also excludes income or loss from the equity investment in Pro-Keds International S.R.L. and the effect of changes in foreign currency exchange rates from the budgeted exchange rate.

PROPOSAL 3 — ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of the Company’s NEOs in accordance with Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the Company’s compensation philosophy, policies, and practices described in this Proxy Statement.

At the 2025 Annual Meeting of Shareholders, over 97% of the votes cast on the advisory say-on-pay vote on executive compensation were voted in favor of the proposal. The Human Capital and Compensation Committee viewed the vote as a strong expression of our shareholders’ general satisfaction with the Company’s current executive compensation program. As a result, the Human Capital and Compensation Committee decided that it was not necessary to implement material changes to our executive compensation programs specifically in response to the 2025 say-on-pay vote.

In accordance with Section 14A of the Exchange Act, the Company asks that you indicate your approval of the compensation paid to our NEOs as described in this Proxy Statement in the CD&A, compensation tables, and narratives included elsewhere in this Proxy Statement.

Because your vote is advisory, it will not be binding on the Board. However, the Board and the Human Capital and Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation.

For the reasons discussed in this Proxy Statement, the Board recommends that shareholders vote to approve the following resolution:

“RESOLVED, that the 2025 compensation of the Named Executive Officers of the Company, as disclosed pursuant to Item 402 of Regulation S-K, including the CD&A, compensation tables and narrative discussion in this Proxy Statement, is approved.”

The Board has adopted a policy providing for annual say-on-pay advisory votes. The next say-on-pay advisory vote will be held at our 2027 Annual Meeting of Shareholders. We anticipate that shareholders will next have the opportunity to vote on the frequency of future say-on-pay advisory votes at the 2029 Annual Meeting of Shareholders.

Vote Required

Under our Code of Regulations, approval of this proposal requires the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting, in which case abstentions and broker non-votes have the effect of votes “Against” the proposal, and (ii) a majority of the shares voted on such proposal, in which case abstentions and broker non-votes are disregarded and have no effect on the outcome of the vote.

Your Board unanimously recommends a vote “FOR” the approval of the resolution relating to the compensation of our Named Executive Officers.

PROPOSAL 4 — APPROVAL OF AMENDMENTS TO OUR CODE OF REGULATIONS

We are asking our shareholders to approve certain amendments to our Code of Regulations, as described below, which the Board has determined are advisable and in the best interests of the Company and its shareholders. Our current Code of Regulations were most recently amended in June 2005 and have not been revised since then. Since that time, both Ohio law and public company corporate governance matters have changed in notable ways. We believe adopting the amendments set forth in the Second Amended and Restated Code of Regulations, attached to this Proxy Statement as Appendix A, will improve and modernize our corporate governance for current best governance practices, Ohio statutory updates, technological developments, and other matters.

SEC interpretations require that we “unbundle” each provision amending our current Code of Regulations that may substantively affect the rights of shareholders or that our management has reason to believe, even if the provision does not substantively affect shareholder rights, is nevertheless one on which shareholders could reasonably be expected to wish to express a view separately. Accordingly, we are separately presenting each of the following amendments to the Code of Regulations:

•Proposal 4(a): The proposed amendments would provide for advance notice procedures for proposals of business by shareholders and enhance the procedural mechanics and disclosure requirements relating to advance notice of director nominations made by shareholders.
•Proposal 4(b): The proposed amendment would modify the voting standard for approval of matters other than the election of directors.
•Proposal 4(c): The proposed amendment would expressly permit the issuance of uncertificated shares.
•Proposal 4(d): The proposed amendments would revise the provisions relating to indemnification of directors, officers, employees, agents and other third parties, advancement of expenses, director limitation of liability, and related matters.
•Proposal 4(e): The proposed amendment would authorize the Board to amend the Code of Regulations to the extent permitted by Ohio law.
•Proposal 4(f): The proposed amendments would make certain other clarifying, technical and conforming changes.

Our Board unanimously approved and declared advisable, and unanimously recommends that shareholders approve, Proposals 4(a) through 4(f). In recommending the amendments included in the Second Amended and Restated Code of Regulations, the Board’s primary motivation was to update the current Code of Regulations comprehensively due to two decades’ worth of corporate governance, regulatory, and market developments.
The following descriptions of the proposed amendments to our Code of Regulations do not purport to be complete or to summarize all the ways the Second Amended and Restated Code of Regulations would revise aspects of the Company’s governance. The descriptions of the proposed amendments are qualified in their entirety by reference to, and should be read in conjunction with, the full text of the Second Amended and Restated Code of Regulations attached to this Proxy Statement as Appendix A, in which we have shown the proposed amendments with deletions indicated by strikeouts and additions indicated by underlining.

Vote Required

Under our Code of Regulations, approval of each of Proposals 4(a), 4(b), 4(c), 4(d), 4(e), and 4(f) below requires the affirmative vote of the holders of our Common Shares entitling them to exercise not less than a majority of the voting power of the Company on such proposals, which means not less than 50% of outstanding shares on the record date must vote “FOR” the proposal. Abstentions and broker non-votes have the effect of votes “Against” each of Proposals 4(a), 4(b), 4(c), 4(d), 4(e), and 4(f).

Shareholders will vote on Proposals 4(a) through 4(f) separately, and the approval of each proposal is not conditioned on the approval of the other proposals. Accordingly, if any of Proposals 4(a) through 4(f) does not receive the required level of shareholder approval, the amendments proposed that were approved will be implemented, and our current Code of Regulations will remain unchanged with respect to the other provisions. If approved, the proposed amendments will become effective immediately following the 2026 Annual Meeting.

Your Board unanimously recommends a vote “FOR” the approval of each of the amendments to our Code of Regulations as described below.

PROPOSAL 4(A): Revising and enhancing the Company’s advance notice procedures

Summary

As part of our comprehensive updates to our governance arrangements, we are asking our shareholders to approve amendments to our Code of Regulations to provide for advance notice procedures for proposals of business by shareholders and to enhance the procedural mechanics and disclosure requirements relating to advance notice of director nominations made by shareholders. The Board has determined that the procedural and expanded scope of disclosure requirements set forth in the proposed amendments are appropriate and beneficial for the Company’s shareholders in promoting transparency, efficiency, and an orderly shareholder meeting process without materially diminishing shareholder rights and are consistent with current best practices with respect to advance notice procedures, including with respect to the SEC’s “universal proxy” rules.

Proposed Amendments

Under the advance notice provisions relating to director nominations in Section 2.12 of our current Code of Regulations, a shareholder proposing a director nominee is required to generally provide their name, address, a representation that such shareholder is a holder of record of shares of the Company entitled to vote at the meeting and intends to appear at the meeting to nominate the person(s) specified in the notice, the name and address of the nominee, a description of all arrangements or understandings between the shareholder and the nominee and any other persons pursuant to which the nomination(s) are to be made, the same information the Company is required to disclose concerning the Board’s nominees, and consent from the nominee to serve as a director. Such notice is required to be provided not less than 60 days, nor more than 90 days, prior to the first anniversary of the preceding year’s annual meeting. Our current Code of Regulations does not contain any provisions regarding a shareholder’s ability to propose business, other than director nominations, at shareholder meetings.

The proposed amendments in the Second Amended and Restated Code of Regulations would eliminate Section 2.12 and add new Section 1.05, providing for advance notice procedures for proposals of business (other than director nominations) by shareholders, and new Section 1.06, revising and enhancing the procedural mechanics and disclosure requirements relating to advance notice of director nominations made by shareholders. In addition, amendments to Section 1.12 would require shareholders soliciting proxies to use a proxy card color other than white.

Among other things, the proposed new requirements include the following:

•Specifying the substance of the business proposed to be brought and the shareholder’s reason for doing so, as well as any material interest of the proposing shareholder (or persons associated with the proposing shareholder);
•Requiring greater information regarding the proposing shareholder (or associated persons), including with respect to their share ownership, potential conflicts of interests and/or legal proceedings;
•Requiring the proposing shareholder to comply with the universal proxy rules and to provide reasonable evidence thereof prior to the shareholder meeting;
•Adopting changes to augment the information provided about potential director nominees, including:
◦Such nominee’s share ownership;
◦Details as to potential conflicts of interests, including whether the proposed nominee has served as an officer or director of any competitor of the Company;
◦Requiring the nominee to complete a questionnaire and provide certain other information to the Company; and
◦Certification that the information provided by the nominee is accurate; and
•Requiring updated notices so that any proposal or nomination is accurate as of the applicable shareholder meeting record date and as of 10 business days prior to the applicable shareholder meeting date.

The proposed amendments would also require proposing shareholders presenting a business proposal or director nominee to provide written notice of such proposal or nominee to the Secretary no later than the close of business on the 90th day and no earlier than the close of business on the 120th day prior to the one-year anniversary of the preceding year’s annual meeting of shareholders.
Reasons for the Amendments

Advance notice requirements provide companies and their shareholders with advance notice of a shareholder’s intention to nominate directors for election to a company’s board or to propose other business to be considered at a shareholder meeting. These requirements are intended to give companies and their shareholders sufficient time and the necessary information to make informed decisions on such nominations or proposals, thereby promoting transparency and an orderly meeting process.

After careful consideration and a review of the proposed amendments, the Board determined that it was appropriate and in the best interests of the Company and its shareholders to adopt advance notice procedures for proposals of business by shareholders and enhance the procedural mechanics and disclosure requirements relating to advance notice of director nominations made by shareholders. The Board considered recent amendments to advance notice procedures made by other public companies following the adoption of the universal proxy rules, as well as developments in corporate law relating to such matters. The Board believes that the proposed amendments to the Company’s advance notice provisions are appropriate and beneficial in promoting transparency, efficiency, and an orderly shareholder meeting process without materially diminishing shareholder rights. Further, the Board believes the proposed amendments will help ensure shareholders are provided the information necessary to thoroughly consider shareholder nominees and business proposals in advance of shareholder meetings.

Vote Required

Under our Code of Regulations, approval of Proposal 4(a) requires the affirmative vote of the holders of our Common Shares entitling them to exercise not less than a majority of the voting power of the Company on such proposal, which means not less than 50% of outstanding shares on the record date must vote “FOR” the proposal. Abstentions and broker non-votes have the effect of votes “Against” Proposal 4(a).

Shareholders will vote on Proposals 4(a) through 4(f) separately, and the approval of each proposal is not conditioned on the approval of the other proposals. Accordingly, if any of Proposals 4(a) through 4(f) does not receive the required level of shareholder approval, the amendments proposed that were approved will be implemented, and our current Code of Regulations will remain unchanged with respect to the other provisions. If approved, the proposed amendments will become effective immediately following the 2026 Annual Meeting.

Your Board unanimously recommends a vote “FOR” the approval of the amendments to the Code of Regulations revising and enhancing the Company’s advance notice procedures.

PROPOSAL 4(B): Modifying the voting standard for approval of matters other than the election of directors

Summary and Proposed Amendment

As part of our comprehensive updates to our governance arrangements, we are asking our shareholders to approve amendments to our Code of Regulations to clarify the Company’s voting standard for all matters (other than the election of directors) brought before a shareholders’ meeting to ensure clarity with respect to how votes are tabulated (i.e., the treatment of abstentions and broker non-votes).

The proposed amendment in the Second Amended and Restated Code of Regulations would revise Section 1.09 to adopt the following voting standard for matters other than the election of directors: “When a quorum is present at any meeting, any matter (other than the election of Directors) properly brought before any meeting of shareholders can be authorized or approved only by the affirmative vote of the holders of a majority of the voting shares issued and outstanding and entitled to vote thereon, present in person or by proxy; provided, however, that the matter to be voted upon is not one that, by express provision of law, the Articles of Incorporation or these Regulations, a different vote is required, in which case such express provision shall govern and control the decision of such question.” Under such voting standard, abstentions would have the effect of votes “Against” proposals brought before a shareholder meeting, while broker non-votes would not have any effect on proposals brought before a shareholder meeting.

Reasons for the Amendment

For matters other than the election of directors, the Company currently has an unusual vote standard that calls for approval by the greater of: (i) a majority of the shares required to constitute a quorum for such meeting and (ii) a majority of the shares voted on such proposal. This existing vote standard generally does not appear in other Ohio corporations’ regulations and results in confusion as to the applicability of abstentions. SEC rules require clear disclosure as to the method by which votes will be counted, including the treatment and effect of abstentions, broker non-votes, and withheld votes under applicable state law and provisions in companies’ organizational documents. The proposed amendment to the Company’s voting standard will help clarify the required voting standard for all matters (other than the election of directors) and the treatment and effect of abstentions and broker non-votes.

Vote Required

Under our Code of Regulations, approval of Proposal 4(b) requires the affirmative vote of the holders of our Common Shares entitling them to exercise not less than a majority of the voting power of the Company on such proposal, which means not less than 50% of outstanding shares on the record date must vote “FOR” the proposal. Abstentions and broker non-votes have the effect of votes “Against” Proposal 4(b).

Shareholders will vote on Proposals 4(a) through 4(f) separately, and the approval of each proposal is not conditioned on the approval of the other proposals. Accordingly, if any of Proposals 4(a) through 4(f) does not receive the required level of shareholder approval, the amendments proposed that were approved will be implemented, and our current Code of Regulations will remain unchanged with respect to the other provisions. If approved, the proposed amendments will become effective immediately following the 2026 Annual Meeting.

Your Board unanimously recommends a vote “FOR” the approval of the amendment to our Code of Regulations modifying the voting standard for approval of matters other than the election of directors.

PROPOSAL 4(C): Expressly permitting the issuance of uncertificated shares

Summary and Proposed Amendment

As part of our comprehensive updates to our governance arrangements, we are asking our shareholders to approve an amendment to our Code of Regulations to expressly allow the Board to authorize the Company to issue shares without issuing physical (paper) certificates to evidence those shares. The proposed amendment in the Second Amended and Restated Code of Regulations would add a new Section 4.02 expressly permitting the Board to authorize the Company to issue uncertificated shares. The Company currently intends to continue to allow shareholders, upon request, the option of being issued physical stock certificates.

Reasons for the Amendment

The current Code of Regulations does not prohibit, but also does not contain express terms providing for, the use of uncertificated shares. The proposed amendments to the Code of Regulations would expressly permit the Company to issue uncertificated shares. Under applicable Ohio law, a corporation’s board of directors may authorize the issuance of uncertificated securities under prescribed circumstances, unless its articles of incorporation or regulations provide otherwise. Our Company currently is authorized to issue uncertificated securities and complies with the applicable NYSE listing requirement even though our Articles of Incorporation and Code of Regulations presently do not expressly address this issue. The Board believes it is prudent to amend the Code of Regulations to provide express authority for uncertificated shares.

Vote Required

Under our Code of Regulations, approval of Proposal 4(c) requires the affirmative vote of the holders of our Common Shares entitling them to exercise not less than a majority of the voting power of the Company on such proposal, which means not less than 50% of outstanding shares on the record date must vote “FOR” the proposal. Abstentions and broker non-votes have the effect of votes “Against” Proposal 4(c).

Shareholders will vote on Proposals 4(a) through 4(f) separately, and the approval of each proposal is not conditioned on the approval of the other proposals. Accordingly, if any of Proposals 4(a) through 4(f) does not receive the required level of shareholder approval, the amendments proposed that were approved will be implemented, and our current Code of Regulations will remain unchanged with respect to the other provisions. If approved, the proposed amendments will become effective immediately following the 2026 Annual Meeting.

Your Board unanimously recommends a vote “FOR” the approval of the amendment to our Code of Regulations expressly permitting the issuance of uncertificated shares.

PROPOSAL 4(D): Amending the provisions relating to director and officer indemnification and related matters

Summary

As part of our comprehensive updates to our governance arrangements, we are asking our shareholders to approve amendments to our Code of Regulations to incorporate changes intended to ensure that the indemnification provisions comport with Ohio law and reflect current market practice, including with respect to the advancement of expenses and the limitation of liability.

Proposed Amendments

The Company’s current Code of Regulations already provide for mandatory indemnification to directors and officers. The proposed amendments included in the Second Amended and Restated Code of Regulations would revise Article Five to clarify that: (i) the Company will indemnify, to the fullest extent permitted by law, a current or former director or officer who is a party to or is involved in a proceeding (whether civil, criminal, arbitrative, administrative, or investigative) by reason of the fact that such person is or was a director or officer of the Company and (ii) the Company will pay, to the fullest extent permitted by law, expenses incurred by a director in defending any such proceeding as such expenses are incurred (i.e., in advance of the final disposition of the proceeding). The proposed amendments would also provide that the Company may indemnify additional employees, agents, and other persons and may pay expenses incurred by any such employee, agent, other person in defending a proceeding as such expenses are incurred.

The foregoing indemnification rights would not be exclusive of, and would be in addition to, any other rights that may be granted to a person seeking indemnification. As such, the proposed amendments also clarify that, in addition to the Company’s right to purchase director and officer insurance, the Company may also enter into indemnification or insurance agreements with its directors and officers.

Lastly, the proposed amendments include director limitation of liability provisions that are intended to reflect current market practice. Among other things, these provisions would provide that a director will only be found liable in damages if it is proved by clear and convincing evidence in a court of competent jurisdiction that the director’s action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Company or was undertaken with reckless disregard for the best interests of the Company.

Reasons for the Proposed Amendments

The proposed amendments are intended to ensure that the provisions included in the Code of Regulations relating to indemnification comport with Ohio law and reflect current market practice. The Board believes that the proposed amendments are necessary in order to continue to attract and retain experienced and qualified directors and officers. Our Board and management prioritizes attracting and retaining top talent as a key driver of our long-term strategy and continued shareholder value creation. Indemnification and advancement of expenses are measures that we believe individuals consider in determining whether to accept an appointment, or continue, as a director or officer of a corporation. We believe that mandating advancement of expenses to the fullest extent permitted by law for our directors and officers allows them to best serve our Company knowing they have such protection. The Board further believes that the amendments concerning indemnification, advancement, and director limitation of liability and related matters set forth under this Proposal 4(d) are appropriately balanced to provide protections to our directors, officers, and other employees and agents. We do not believe that these amendments would negatively impact shareholder rights. The Company is not aware of any pending or threatened claim, suit or proceeding involving any of our officers or directors to which these amendments would apply.

Vote Required

Under our Code of Regulations, approval of Proposal 4(d) requires the affirmative vote of the holders of our Common Shares entitling them to exercise not less than a majority of the voting power of the Company on such proposal, which means not less than 50% of outstanding shares on the record date must vote “FOR” the proposal. Abstentions and broker non-votes have the effect of votes “Against” Proposal 4(d).

Shareholders will vote on Proposals 4(a) through 4(f) separately, and the approval of each proposal is not conditioned on the approval of the other proposals. Accordingly, if any of Proposals 4(a) through 4(f) does not receive the required level of shareholder approval, the amendments proposed that were approved will be implemented, and our current Code of Regulations will remain unchanged with respect to the other provisions. If approved, the proposed amendments will become effective immediately following the 2026 Annual Meeting.

Your Board unanimously recommends a vote “FOR” the approval of the amendments to our Code of Regulations amending the provisions relating to director and officer indemnification and related matters.

PROPOSAL 4(E): Authorizing the Board to amend the Code of Regulations to the extent permitted by Ohio law

Summary

As part of our comprehensive updates to our governance arrangements, we are asking our shareholders to approve an amendment to our Code of Regulations to permit our Board to amend our Code of Regulations to the extent permitted by Ohio law. In 2006, the Ohio Revised Code was amended to allow boards of directors of Ohio corporations to make certain amendments to their regulations without shareholder approval, if such authority is provided in or permitted by the corporation’s articles of incorporation or regulations, so long as such amendments do not divest or limit the shareholders’ power to adopt, amend, or repeal the regulations of the corporation. The amendment to the Ohio Revised Code was intended to provide Ohio corporations with the same flexibility afforded to companies in many other jurisdictions, permitting the board of directors to amend certain bylaw provisions without shareholder approval, and many publicly-held Ohio corporations subsequently have revised their regulations to grant this authority to their boards of directors. The Company’s Code of Regulations currently require that all amendments be approved and adopted by our shareholders.

Proposed Amendment

The proposed amendment in the Second Amended and Restated Code of Regulations would add a clause in Section 6.01 providing that the Board may amend, repeal, or alter the code of regulations, or adopt a new code of regulations, to the extent permitted by the Ohio General Corporation Law. Importantly, the Ohio Revised Code imposes limitations that prohibit directors from amending corporate regulations to modify certain substantive rights of shareholders. The Board does not seek to change any of these substantive rights of shareholders. Accordingly, even if shareholders approve this proposal, the Board may not amend the Company’s Code of Regulations to do any of the following: (i) specifying the percentage of shares a shareholder must hold in order to call a shareholders’ meeting; (ii) specifying the length of the time period required for notice of a shareholders’ meeting; (iii) specifying that shares that have not yet been fully paid can have voting rights; (iv) specifying requirements for a quorum at a shareholders’ meeting; (v) prohibiting shareholder or director actions from being authorized or taken without a meeting; (vi) defining terms of office for directors or providing for classification of directors; (vii) requiring greater than a majority vote of shareholders to remove directors without cause; (viii) establishing requirements for a quorum at directors’ meetings, or specifying the required vote for an action of the directors; (ix) delegating authority to committees of the board to adopt, amend, or repeal regulations; and (x) removing the requirement that a control share acquisition of an issuing public corporation be approved by shareholders of the acquired corporation.

Reasons for the Amendment

The proposed amendment would provide our Board with the authority to amend the Code of Regulations to the extent permitted by the Code of Regulations and Ohio law. Accordingly, the Board would be able to make ministerial and other changes to the Code of Regulations without the time-consuming and expensive process of seeking shareholder approval, which would be required if this proposal is not approved. The proposed amendment would also allow our Board to more efficiently address evolving governing norms similarly to other publicly-held companies. Even if shareholders approve this proposal, shareholders will continue to retain the power to adopt, amend, and repeal the Code of Regulations without action by the Board, and will therefore have the ability to change, modify, or repeal any amendments made by the Board should they determine that course to be appropriate. We will be required to promptly notify our shareholders of any amendments that the Board makes to our Code of Regulations by filing a report with the SEC or by sending a notice to shareholders of record as of the date of the adoption of the amendment.

Vote Required

Under our Code of Regulations, approval of Proposal 4(e) requires the affirmative vote of the holders of our Common Shares entitling them to exercise not less than a majority of the voting power of the Company on such proposal, which means not less than 50% of outstanding shares on the record date must vote “FOR” the proposal. Abstentions and broker non-votes have the effect of votes “Against” Proposal 4(e).

Shareholders will vote on Proposals 4(a) through 4(f) separately, and the approval of each proposal is not conditioned on the approval of the other proposals. Accordingly, if any of Proposals 4(a) through 4(f) does not receive the required level of shareholder approval, the amendments proposed that were approved will be implemented, and our current Code of Regulations will remain unchanged with respect to the other provisions. If approved, the proposed amendments will become effective immediately following the 2026 Annual Meeting.

Your Board unanimously recommends a vote “FOR” the approval of the amendment to our Code of Regulations authorizing the Board to amend the Code of Regulations to the extent permitted by Ohio law.

PROPOSAL 4(F): Making certain other clarifying, technical, and conforming changes

Summary and Proposed Amendments

As part of our comprehensive updates to our governance arrangements, we are asking our shareholders to approve amendments to our Code of Regulations intended to modernize the Code of Regulations and incorporate certain other clarifying, technical, and conforming changes. The proposed changes are included throughout the Second Amended and Restated Code of Regulations and include, among other things, adding language relating to virtual meetings, the use of remote communications, and email transmissions; revisions to conform the Code of Regulations with the current Ohio General Corporation Law and corporate governance best practices; and adding defined terms, as well as a glossary section.

Reasons for the Proposed Amendments

Our Board believes that the amendments to the Code of Regulations described above are advisable and in the best interests of the Company and its shareholders for purposes of eliminating certain outdated or potentially unclear or ambiguous language included in the current Code of Regulations, as well as to clarify and update the Code of Regulations in the manner described above. We do not believe that the amendments set forth under this Proposal 4(f) would negatively impact shareholder rights.

Vote Required

Under our Code of Regulations, approval of Proposal 4(f) requires the affirmative vote of the holders of our Common Shares entitling them to exercise not less than a majority of the voting power of the Company on such proposal, which means not less than 50% of outstanding shares on the record date must vote “FOR” the proposal. Abstentions and broker non-votes have the effect of votes “Against” Proposal 4(f).

Shareholders will vote on Proposals 4(a) through 4(f) separately, and the approval of each proposal is not conditioned on the approval of the other proposals. Accordingly, if any of Proposals 4(a) through 4(f) does not receive the required level of shareholder approval, the amendments proposed that were approved will be implemented, and our current Code of Regulations will remain unchanged with respect to the other provisions. If approved, the proposed amendments will become effective immediately following the 2026 Annual Meeting.

Your Board unanimously recommends a vote “FOR” the approval of the clarifying, technical, and conforming changes to our Code of Regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the only persons known to us to own beneficially more than 5% of our outstanding Class A or Class B Common Shares as of March 31, 2026, unless as otherwise specified:

	Number of Shares Beneficially Owned		Percentage of Shares Beneficially Owned		Percentage of Combined Voting Power of All Classes of Common Shares
Name and Address of Beneficial Owner	Class A	Class B(1)	Class A	Class B
Jay L. Schottenstein	[14,839,593(2)]	[7,720,154(2)]	[29.8%]	[99.8%]	[66.3%]
4300 East Fifth Avenue
Columbus, OH 43219
Schottenstein RVI, LLC	[7,928,117(2)]	[7,298,593(2)]	[15.9%]	[94.4%]	[56.9%]
4300 East Fifth Avenue
Columbus, OH 43219
Stone House Capital Management, LLC	7,000,000(3)	—	16.7%	—	6.7%
1019 Kane Concourse, Suite 202
Bay Harbor Islands, FL 33154
BlackRock, Inc.	2,660,397(4)	—	6.4%	—	2.6%
55 East 52nd Street
New York, NY 10055
______________________________
(1)Each Class B Common Share of Designer Brands Inc. is exchangeable into one Class A Common Share.
(2)Mr. Schottenstein beneficially owns [14,839,593] Class A Common Shares of Designer Brands Inc. in the aggregate. This includes (i) [26,100] Class A Common Shares held by the Jerome Schottenstein Fund A Revocable Trust, of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose of such shares; (ii) [1,587,617] shares held by the Jay Schottenstein Revocable Trust 2009, of which Mr. Schottenstein acts as co-trustee and has shared power to vote and dispose of such shares; (iii) [63,754] shares held by the Lori Schottenstein 1984 Subchapter S Trust, of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose of such shares; (iv) [40,000] shares held by the Geraldine Schottenstein Trust UAD 07/01/1998 Amended & Restated 08/14/2008, of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose of such shares; (v) [236,528] Class A Common Shares held by Schottenstein SEI, LLC (“SSEI”) (Mr. Schottenstein is manager of SSEI); (vi) [1,273,099] shares held by Schottenstein Realty LLC, of which Mr. Schottenstein is a member by virtue of various family trusts, a director, Chairman and Chief Executive Officer and has shared power to vote and dispose of such shares; (vii) [179,970] Class A Common Shares that Mr. Schottenstein has a right to purchase within 60 days of March 31, 2026; (viii) [629,524] Class A Common Shares held by Schottenstein RVI, LLC (“Schottenstein RVI”) (Mr. Schottenstein is manager of Schottenstein RVI); (ix) [1,161,436] Class A Common Shares held by Susan S. Diamond, her spouse, and certain of her lineal descendants and affiliates (the Diamond Affiliates), of which Mr. Schottenstein has sole voting power with respect to such shares, pursuant to a voting agreement; (x) [1,864,597] Class A Common Shares held by Jubilee Limited Partnership of which Mr. Schottenstein acts as trustee of trusts that hold the shares of the general partner of Jubilee Limited Partners and has sole power to vote and dispose of such shares; and (xi) [56,814] shares held by the Saul Schottenstein Subchapter S Trust #4, of which Mr. Schottenstein is trustee and has sole power to vote and dispose of such shares.
Also included in the aggregate number of Class A Common Shares that Mr. Schottenstein beneficially owns are the following Class B Common Shares that may be converted into Class A Common Shares on a one-for-one basis at any time: (i) [71,905] Class B Common Shares held by the Jay Schottenstein Revocable Trust 2009; (ii) [349,656] Class B Common Shares held by SSEI; and (iii) [7,298,593] Class B Common Shares held by Schottenstein RVI.
(3)Based solely upon information contained in Amendment No. 3 to Schedule 13G filed with the SEC on May 15, 2025, as of March 31, 2025, Stone House Capital Management, LLC has sole voting power over 0 shares, shared voting power over 7,000,000 shares, sole dispositive power over 0 shares, and shared dispositive power over 7,000,000 shares.
(4)Based solely upon information contained in Amendment No. 3 to Schedule 13G filed with the SEC on October 17, 2025, as of September 30, 2025, BlackRock, Inc. has sole voting power over 2,602,134 shares, shared voting power over 0 shares, sole dispositive power over 2,660,397 shares, and shared dispositive power over 0 shares.

The information with respect to beneficial ownership is based upon information furnished by the shareholder or information contained in filings made with the SEC.

Security Ownership of Management and Directors

The following table sets forth, as of March 31, 2026, information with respect to our Class A and Class B Common Shares owned beneficially by each director and NEO individually, and by all directors and executive officers as a group:

	Number of Shares Beneficially Owned(1)(2)		Percentage of Shares Beneficially Owned(3)		Percentage of Combined Voting Power of All Classes of Common Shares
Name	Class A	Class B	Class A	Class B
John W. Atkinson	93,859	—	*	—	*
Peter S. Cobb	190,379	—	*	—	*
Elaine J. Eisenman	270,410	—	*	—	*
Deborah L. Ferrée	787,804	—	1.9%	—	*
Mark A. Haley	33,798	—	*	—	*
Douglas M. Howe	526,689	—	1.3%	—	*
Joanna T. Lau	214,064	—	*	—	*
Andrea O’Donnell	59,904	—	*	—	*
Richard A. Paul	119,101	—	*	—	*
Jared A. Poff(4)	29,674	—	*	—	*
Jay L. Schottenstein(5)	[14,839,593]	[7,720,154]	[29.8%]	[99.8%]	[66.3%]
Joseph A. Schottenstein(6)	[1,592,791]	[—]	[3.8%]	[—]	[1.5%]
Harvey L. Sonnenberg	92,640	—	*	—	*
Allan J. Tanenbaum(7)	333,708	—	*	—	*
Joanne Zaiac	171,853	—	*	—	*
All directors and current executive officers as a group (16 persons)**	[18,070,202]	[7,720,154]	[35.2%]	[99.8%]	[68.4%]
_________________________________________
*    Represents less than 1% of outstanding Common Shares.
**    Includes shares held by Laura Davis, Sheamus Toal and Mary Turner, who are not named in the table. Does not include shares held by Mr. Poff or Mr. Haley, who were not executive officers of the Company as of March 31, 2026.
(1)Each Class B Common Share of Designer Brands is exchangeable into one Class A Common Share.
(2)Except as otherwise noted, the persons named in this table have sole power to vote and dispose of the shares listed. This table includes Class A Common Shares identified in the following table as to which the named person has the right to acquire beneficial ownership upon the exercise of options exercisable and restricted stock units vesting within

60 days of March 31, 2026, and upon the payment of vested deferred share units on a one-for-one basis upon retirement from the Board within 60 days of March 31, 2026:

Beneficial Owner	Stock Options Exercisable within 60 days of March 31, 2026	Share Units Vesting within 60 days of March 31, 2026
John W. Atkinson	–	93,859
Peter S. Cobb	–	190,379
Elaine J. Eisenman	–	254,841
Deborah L. Ferrée	359,935	–
Mark A. Haley	14,300	–
Douglas M. Howe	–	–
Joanna T. Lau	–	129,310
Andrea O’Donnell	–	–
Richard A. Paul	–	–
Jared A. Poff	–	–
Jay L. Schottenstein	[179,970]	[–]
Joseph A. Schottenstein	[–]	[–]
Harvey L. Sonnenberg	–	67,092
Allan J. Tanenbaum	–	283,743
Joanne Zaiac	–	123,293
All directors and executive officers as a group (16 persons)	[539,905]	[1,142,517]

(3)The percentage is based upon 41,863,959 Class A Common Shares and 7,732,721 Class B Common Shares outstanding on March 31, 2026, plus the number of shares a person has the right to acquire within 60 days of March 31, 2026.
(4)The amount shown for Mr. Poff is as of his last day of employment with the Company, October 31, 2025. Mr. Poff is no longer required to report his holdings in the Company’s securities pursuant to Section 16 of the Securities Act of 1933, as amended.

(5)Please see footnote (2) to the table above under “Security Ownership of Certain Beneficial Owners” for additional information about Mr. Schottenstein’s beneficial ownership.
(6)Includes [1,273,099] shares held by Schottenstein Realty LLC, of which Mr. Schottenstein is an Executive Vice President and has shared power to vote and dispose of such shares, and [31,050] shares held by various family trusts of which Mr. Schottenstein is co-trustee and has shared power to vote and dispose of such shares.
(7)Mr. Tanenbaum pledged 27,746 shares as security for a line of credit in fiscal 2016.

The foregoing information with respect to beneficial ownership is based upon information furnished by each director or executive officer, or information contained in filings made with the SEC.

Equity Compensation Plan Information

The following table sets forth additional information, as of January 31, 2026, about our Class A Common Shares that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our shareholders and plans or arrangements not submitted to our shareholders for approval. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options, warrants and other rights and the number of shares remaining available for future grants, excluding the shares to be issued upon exercise of outstanding options, warrants and other rights.

	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(2)(3)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(3)
Equity compensation plans approved by security holders	11,574,201	$21.97	23,855,062
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	11,574,201	$21.97	23,855,062
_________________________________________
N/A - Not applicable
(1)DSW Inc. 2005 Equity Incentive Plan, as amended and restated in 2021.
(2)Includes 932,795 shares issuable pursuant to the exercise of outstanding stock options, 8,409,206 shares issuable pursuant to restricted stock units, 1,084,426 shares issuable pursuant to performance-based restricted stock units and 1,147,774 shares issuable pursuant to director stock units. Since the restricted stock units, performance-based restricted stock units and director stock units have no exercise price, they are not included in the weighted average exercise price calculation in column (b).
(3)LTI Plan.

VIRTUAL MEETING INFORMATION

Attending the Virtual 2026 Annual Meeting
The 2026 Annual Meeting will be a virtual-only meeting conducted exclusively by live audio cast. There will not be a physical location for our 2026 Annual Meeting, and you will not be able to attend in person. We believe that the virtual platform provides greater shareholder participation, as shareholders can virtually attend the 2026 Annual Meeting regardless of their physical location.
To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/DBI2026 and enter the 16-digit control number included in your Notice, on your proxy card, or on the instructions that accompanied your proxy materials. If you hold your shares through an intermediary, such as a bank or broker, and did not receive a 16-digit control number, please contact your broker, bank or other similar organization to obtain a legal proxy to be able to participate in or vote at the 2026 Annual Meeting. Accordingly, only authenticated shareholders who owned our Common Shares as of the close of business on April 23, 2026, will be able to participate in the 2026 Annual Meeting. You may begin to log into the meeting platform beginning at 12:45 p.m. Eastern Time on Wednesday, June 17, 2026. The meeting audio cast will begin promptly at 1:00 p.m. Eastern Time on June 17, 2026.
The virtual meeting platform is fully supported across browsers running the most updated version of applicable software and plug-ins. Please ensure that you have a strong Wi-Fi connection wherever you intend to participate in the meeting. Please also give yourself sufficient time to log-in, allow ample time for the check-in procedures, and ensure you can hear the streaming audio before the meeting starts. Help and technical support for accessing and participating in the virtual meeting will be available by following the instructions on the virtual meeting website (see “Other Important Information” for additional details).
Shareholders will be able to submit questions online during the 2026 Annual Meeting, and our CEO or General Counsel will answer appropriate shareholder questions during the live Q&A session. To ensure the meeting is conducted in a manner that is fair to all shareholders, the chair of the meeting may exercise broad discretion in recognizing shareholders who wish to participate, the order in which questions are asked, and the amount of time devoted to any one question. We will answer questions relevant to meeting matters that comply with the meeting rules of conduct during the 2026 Annual Meeting, subject to time constraints. However, we reserve the right to exclude questions that are not pertinent to meeting matters or to edit profanity or other inappropriate language. Questions regarding personal matters or matters not relevant to meeting matters will not be answered. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Questions relevant to meeting matters that we do not have time to answer during the meeting will be posted to our website following the meeting. By virtually attending the 2026 Annual Meeting, shareholders agree to abide by the agenda and procedures for the 2026 Annual Meeting.
In the event of technical difficulties with the 2026 Annual Meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/DBI2026. If necessary, the announcement will provide updated information regarding the date, time, and location of the 2026 Annual Meeting. Any updated information regarding the Annual Meeting will also be posted on our Investor Relations website at investors.designerbrands.com.
Voting at the Virtual 2026 Annual Meeting
You may vote online during the virtual 2026 Annual Meeting by following the instructions provided at www.virtualshareholdermeeting.com/DBI2026. Please have your 16-digit control number provided on your Notice, proxy card, or VIF available when you access the virtual meeting website.
We encourage shareholders to vote before the 2026 Annual Meeting. Most shareholders have a choice of voting before the 2026 Annual Meeting by proxy over the internet, by telephone, or by using a traditional proxy card or VIF. Refer to the Notice or your proxy card or VIF to see which options are available to you and how to use them. The internet and telephone voting procedures are designed to authenticate shareholders’ identities and to confirm that their instructions have been properly recorded.
Other Important Information
Although the live audio cast is available only to Designer Brands’ shareholders as of the record date, a replay of the meeting will be made available on our website after the meeting and will remain available for approximately 30 days following the meeting. If you encounter any technical difficulties with the virtual meeting website on the meeting day, please call the technical support number that will be posted on the virtual meeting log-in page. Technical support will be available starting at 12:45 p.m. Eastern Time and until the meeting has finished.

OTHER MATTERS

Shareholder Director Nominees
Shareholders who intend to nominate a person for election as a director at the 2027 Annual Meeting of Shareholders (the “2027 Annual Meeting”) must provide advance written notice to us in accordance with our Code of Regulations. Our Code of Regulations sets forth the procedures that must be followed and the information that must be provided in order for a shareholder to nominate a person for election as director at the 2027 Annual Meeting. Among other requirements, such nominations with respect to the 2027 Annual Meeting must be submitted in writing between March 19, 2027, and April 18, 2027. If the amendments to the Code of Regulations relating to the Company’s advance notice procedures set forth in Proposal 4(a) of this Proxy Statement are approved at the 2026 Annual Meeting, such shareholder director nominations will need to be received no earlier than the close of business on February 17, 2027, and no later than the close of business on March 19, 2027, and must also satisfy the other procedures and requirements set forth in such advance notice procedures. Such nominations should be addressed to Designer Brands Inc., 810 DSW Drive, Columbus, Ohio 43219, Attention: Corporate Secretary, return receipt requested.
Each such submission must include the requisite information as set forth in, and in accordance with, our Code of Regulations, including the requirements set forth in Proposal 4(a) if approved at the 2026 Annual Meeting.
In addition to satisfying the above requirements, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s director nominees must provide notice that sets forth any additional information required by Rule 14a-19 under the Exchange Act no later than April 19, 2027, to the Corporate Secretary, Designer Brands Inc., 810 DSW Drive, Columbus, Ohio 43219.

Shareholder Proposals

In order to be considered for inclusion in the Company’s proxy materials distributed to shareholders prior to the 2027 Annual Meeting, a shareholder proposal made pursuant to Rule 14a-8 under the Exchange Act must be received by Designer Brands no later than the close of business on January 7, 2027. Written requests for inclusion should be addressed to: Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholders of record who do not submit a proposal for inclusion in the Company’s proxy materials under SEC Rule 14a-8, but who intend to introduce an item of business at the 2027 Annual Meeting of Shareholders, must provide written notice to us on or before March 23, 2027, in order to be considered timely submitted pursuant to Rules 14a-4 and 14a-5 of the Exchange Act. If the amendments to the Code of Regulations relating to the Company’s advance notice procedures set forth in Proposal 4(a) of this Proxy Statement are approved at the 2026 Annual Meeting, such shareholder proposals will need to be received no earlier than the close of business on February 17, 2027, and no later than the close of business on March 19, 2027, and must also satisfy the other procedures and requirements set forth in such advance notice procedures. Such notice should be addressed to Corporate Secretary, Designer Brands Inc., 810 DSW Drive, Columbus, Ohio 43219, return receipt requested. You may obtain a copy of our Code of Regulations upon request by writing to the Secretary at our principal executive offices. The proxy solicited by our Board for the 2027 Annual Meeting will confer discretionary authority with respect to any such proposal.

Shareholder Communications to the Board

Shareholders and interested parties may communicate with the Board or individual directors (including the non-employee or independent directors as a group) directly by writing to the directors in care of our Corporate Secretary, 810 DSW Drive, Columbus, Ohio 43219, in an envelope clearly marked “shareholder communication.” Such communications will be provided promptly and, if requested, confidentially to the respective directors.

General Information

A copy of our Annual Report, as filed with the SEC, will be sent to any shareholder without charge upon written request, addressed to the Investor Relations Department, 810 DSW Drive, Columbus, Ohio 43219.

Management is not aware of any other business being properly brought before the 2026 Annual Meeting. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the form of proxy to vote such proxy in accordance with their best judgment on such matters.

It is important that proxies be returned promptly. Therefore, whether or not you expect to virtually attend the 2026 Annual Meeting, you are urged to complete and submit your proxy.

Householding

Shareholders who share the same last name and address will receive one package containing a separate Notice for each individual shareholder at that address. Shareholders who have elected to receive paper copies and who share the same last name and address will receive only one set of our Annual Report and Proxy Statement, unless such shareholders have notified us that they wish to continue receiving multiple copies. This method of delivery, known as “householding,” will help ensure that shareholder households do not receive multiple copies of the same document, helping to reduce our printing and postage costs, as well as saving natural resources.

If you hold our stock certificates or have book-entry shares at Computershare, you can opt out of the householding practice and receive prompt delivery of a separate copy of the materials by contacting Broadridge Financial Solutions, Inc. via telephone at 1-866-540-7095 or in writing addressed to 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department. If you would like to opt out of this practice and you are a beneficial holder, please contact your bank or broker.

If you are receiving multiple copies of proxy materials at your household and would prefer to receive a single copy of these materials, please contact Broadridge at the above telephone number or address. If you are a beneficial holder, please contact your bank or broker.

SECOND AMENDED AND RESTATED
CODE OF REGULATIONS
OF
~~DSW~~DESIGNER BRANDS INC.

ARTICLE ONE~~ARTICLE ONE~~

MEETINGS OF SHAREHOLDERS

Section 1.01 ~~Section 1.01.~~ Annual Meetings. An annual meeting of shareholders for the election of ~~directors~~Directors, for the consideration of reports to be laid before such meeting, and for the transaction of such other business as may properly come before such meeting shall be held on such date as may be fixed from time to time by the ~~directors~~Board.

Section 1.02 ~~Section 1.02. Calling of~~Special Meetings. ~~Meetings~~Special meetings of the shareholders may be called only by:

(A) ~~(A)~~ the ~~chairman of the board~~Chairman, the ~~president~~President, or, in case of the ~~president's~~President's absence, death, or disability, the ~~vice president~~Vice President authorized to exercise the authority of the ~~president~~President;

(B) ~~(B)~~ the ~~directors~~Board by action at a meeting, or a majority of the incumbent ~~directors~~Directors acting without a meeting; or

(C) ~~(C) the~~one or more holders of at least fifty percent (50%) of all shares outstanding and entitled to vote ~~thereat~~at the special meeting.

(D) If a special meeting is properly requested by a person or persons entitled to call a special meeting of shareholders in accordance with and pursuant to this Section 1.02, the Secretary shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than ten (10) nor more than sixty (60) days after the receipt of such request by the Secretary, as the Secretary may fix. If notice is not given within thirty (30) days after the receipt of such request by the Secretary, then the persons properly calling the meeting may fix the time of the meeting and give notice thereof in accordance with Section 1.04, or cause the notice to be so given by any designated representative.

Section 1.03 ~~Section 1.03.~~ Place of Meetings. ~~Each meeting~~Meetings of shareholders, whether annual or special, shall be held at ~~the principal office of the corporation, unless otherwise provided by action of the directors. Meetings of shareholders may be held at any place either~~such time and place, if any, within or without the State of Ohio~~. If authorized by the directors, a meeting of shareholders~~ as may be designated by the Board or, in the absence of a designation by the Board, the Chairman, the President, the Secretary, or any other officer entitled to give notice pursuant to Section 1.04. The Board is authorized to determine that a meeting shall not be held at any physical place, but instead may be held solely by means of ~~communication~~communications equipment as authorized by Ohio law. The Board may postpone, reschedule, or cancel any previously scheduled annual or special meeting of shareholders.

~~1~~

Section 1.04 Section 1.04. Notice of Meetings. (A) Written notice stating the date and time, place, if any, and purposes of athe purpose of each meeting of the shareholders, whether annual or special, and the means, if any, by which shareholders can be present and vote at the meeting through the use of communications equipment, shall be given either by personal delivery or by mail, or overnight delivery service, or any other means of communication authorized by the shareholder to whom the notice is given, not less than seven (7) nor more than ninety (90) days before the date of the meeting (i) to every shareholder of record entitled to notice of the meeting (ii) by or at the direction of the presidentPresident, the secretarySecretary, or another officer expressly authorized by action of the directorsBoard to give such notice. If mailed or sent by overnight delivery service, such notice shall be addressed to the shareholder at such shareholder’s address as it appears on the records of the corporation.Corporation. If sent by another means of communication authorized by the shareholder, the notice shall be sent to the address furnished by the shareholder for those transmissions. Notice of adjournment of a meeting need not be given if the time and place, if any, to which it is adjourned and the means, if any, by which shareholders can be present and vote at the adjourned meeting through the use of communications equipment, are fixed and announced at such meeting. In the event of a transfer of shares after the record date for determining the shareholders who are entitled to receive notice of a meeting of shareholders, it shall not be necessary to give notice to the transferee. (B) Upon request in writing delivered either in person or by registered mail to the president or the secretary, specifying the purpose or the purposes for which the persons properly making such request have called a meeting of shareholders, that officer shall forthwith cause to be given to the shareholders entitled thereto notice of a meeting to be held on a date not less than ten nor more than sixty days after the receipt of such request, as the officer may fix. If the notice is not given within thirty days after the receipt of such request by the president or the secretary, then the persons properly calling the meeting may fix the time of the meeting and give notice thereof in accordance with Section 1.04(A), or cause the notice to be so given by any designated representative. Section 1.05 Advance Notice Provisions for Business to Be Transacted at Annual Meeting. (A) Only such business (other than the nomination and election of Directors, which must comply with the provisions of Section 1.06 and applicable law) may be transacted at an annual meeting of shareholders as is (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (2) properly brought by or at the direction of the Board or any duly authorized committee thereof, or (3) properly brought by any shareholder of the Corporation who (i) is entitled to vote at the annual meeting of shareholders, (ii) is a shareholder of record at the time that notice is provided to the Secretary pursuant to this Section 1.05 and through the date of such annual meeting of shareholders, and (iii) complies with all the notice procedures set forth in this Section 1.05. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a Proposing Shareholder (other than the nomination of a person for election as a Director, which must be made in compliance with Section 1.06 and applicable law), such business must be a proper matter for shareholder action pursuant to these Regulations and 2 applicable law and such Proposing Shareholder must have given timely notice thereof in proper written form to the Secretary. (B) To be considered timely, a Proposing Shareholder’s notice shall be delivered in accordance with an Acceptable Delivery Method at the principal executive offices of the Corporation no later than the close of business on the ninetieth (90th) day and no earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary date of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such annual meeting was first made by the Corporation. In no event shall any adjournment, recess, postponement, continuation, or rescheduling of an annual meeting, or announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. (C) To be in proper written form, a Proposing Shareholder’s notice must set forth the following information: (1) As to each matter that the Proposing Shareholder seeks to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting; (ii) the text of any proposal relating to such business, including the complete text of any resolutions proposed for consideration, and in the event that such business includes a proposal to amend the Articles of Incorporation or these Regulations, the language of the proposed amendment; (iii) the reasons for conducting such business at the annual meeting (including the text of any reasons for the proposed business that will be disclosed in any proxy statement or supplement thereto to be filed with the SEC); (iv) a complete and accurate description of any material interest of the Proposing Shareholder and any Shareholder Associated Person, individually or in the aggregate, in such business, including any anticipated material benefit to the Proposing Shareholder and any Shareholder Associated Person therefrom; and (v) any other information relating to such business that would be required to be disclosed in a proxy statement or other filing required to be made by such Proposing Shareholder in connection with the solicitation of proxies in support of such proposed business pursuant to Section 14(a) under the Exchange Act (or pursuant to any law or statute replacing such section) and the rules and regulations promulgated thereunder. (2) As to the Proposing Shareholder and any Shareholder Associated Person, if any, on whose behalf the proposal is being made: 3

(i) whether such person(s) is/are providing the notice at the request of a beneficial holder of Corporation Securities; (ii) the name and address of such Proposing Shareholder and any Shareholder Associated Person (including, if applicable, the name and address that appear on the Corporation’s stock ledger); (iii) (a) the class, series, and number of Corporation Securities that are, directly or indirectly, owned of record or beneficially (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Shareholder or any Shareholder Associated Person (specifying the type of ownership), (b) the nominee holder for, and number of, any Corporation Securities owned beneficially but not of record by such Proposing Shareholder or any Shareholder Associated Person, the number of such Corporation Securities held by each such nominee holder, and any pledge with respect to any of such Corporation Securities, (c) the dates such Corporation Securities were acquired, (d) the investment intent of such acquisition as would be required to be disclosed on Item 4 of Schedule 13D, and (e) evidence of such beneficial or record ownership; (iv) a complete description of all Derivative Instruments or Short Interests owned, held, or entered into by such Proposing Shareholder or any Shareholder Associated Person; (v) a complete and accurate description of any agreement, arrangement, or understanding that has been made, the effect or intent of which is to increase or decrease the voting power of such Proposing Shareholder or any Shareholder Associated Person with respect to any Corporation Securities, without regard to whether such transaction is required to be reported on a Schedule 13D in accordance with the Exchange Act; (vi) a complete and accurate description of any performance-related fees (other than an asset-based fee) to which such Proposing Shareholder or any Shareholder Associated Person may be entitled as a result of any increase or decrease in the value of any Corporation Securities, Derivative Instruments, or Short Interests; (vii) a complete and accurate description of all agreements, arrangements, and understandings between or among such Proposing Shareholder, any Shareholder Associated Person, and/or any other person (naming each such person) in connection with or related to the proposed nomination or other business to be brought at the meeting, including without limitation (x) any proxy, contract, arrangement, understanding, or relationship pursuant to which such person has the right to vote any Corporation Securities and (y) any other agreements that would be required to be disclosed by such person or any other person pursuant to Item 5 or Item 6 of a Schedule 13D that would be filed pursuant to the Exchange Act (regardless of whether the requirement to file a Schedule 13D is applicable to the Proposing Shareholder, the Shareholder Associated Person, or other person); (viii) the names and addresses of any other beneficial or record owners of Corporation Securities known by such Proposing Shareholder to be financially supporting the proposed business; 4

(ix) a complete and accurate description of any pending or, to such Proposing Shareholder’s knowledge, threatened legal proceeding in which such shareholder or any Shareholder Associated Person is a party or participant involving the Corporation or any officer, director, affiliate, or associate of the Corporation; (x) a representation from such Proposing Shareholder as to whether such shareholder or any beneficial owner on whose behalf such shareholder is acting intends, or is part of a group (providing the name and address of each participant) that intends, to (x) deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding shares required to approve or adopt the proposal, (y) otherwise solicit proxies from shareholders in support of the proposal, and/or (z) solicit the holders of Corporation Securities in accordance with Rule 14a-19 under the Exchange Act; and (xi) a representation from such Proposing Shareholder that such shareholder (x) is, and will at the time of such meeting be, a holder of record of Corporation Securities entitled to vote at such meeting, (y) intends to vote such Corporation Securities at such meeting, and (z) intends to appear in person at, or send a Qualified Representative to, such meeting to make such proposed nomination or present such other proposed business, as applicable, before such meeting. (D) Any Proposing Shareholder shall update the notice delivered and information previously provided to the Corporation pursuant to this Section 1.05, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct as of (1) the record date for the meeting of shareholders and (2) the date that is ten (10) business days prior to such meeting (or any adjournment or postponement thereof). Such update shall be delivered in accordance with an Acceptable Delivery Method not later than five (5) business days after the record date for such meeting (in the case of an update required to be made as of the record date) and not later than eight (8) business days prior to the date of the meeting (in the case of an update required to be made as of the date that is ten (10) business days prior to such meeting or any adjournment or postponement thereof). A Proposing Shareholder may not, after the last day on which a notice would be timely under this Section 1.05, cure in any way any defect preventing the submission of a proposal. (E) No business shall be conducted at the annual meeting of shareholders except business brought before the annual meeting of shareholders in accordance with the procedures set forth in this Section 1.05; provided, however, that once business has been properly brought before the annual meeting of shareholders in accordance with such procedures, nothing in this Section 1.05 shall be deemed to preclude discussion by any shareholder of any such business. Except as otherwise provided by law, the Articles of Incorporation, or these Regulations, the chairperson of an annual meeting of shareholders, or such other officer designated by the Board, shall have the power and duty to determine whether any business was properly brought before the annual meeting of shareholders in accordance with the foregoing procedures and, if such proposed business is deemed not to have been properly made, to declare to the meeting that the business was not properly brought before the meeting, in which case such business shall be disregarded and declared to be out of order, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 1.05, unless otherwise required by law, if the Proposing Shareholder 5

(or a Qualified Representative of such shareholder) proposing any business to be conducted at the annual meeting of shareholders does not appear at the annual meeting of shareholders to propose such business, such proposed business shall not be transacted, and no vote shall be taken with respect to such proposed business, notwithstanding that proxies with respect to such vote may have been received by the Corporation. (F) Notwithstanding the foregoing provisions of this Section 1.05, a shareholder shall also comply with all applicable requirements of the Exchange Act with respect to the matters set forth in this Section 1.05. This Section 1.05 is expressly intended to apply to any business proposed to be brought before an annual meeting of shareholders, other than any proposal made pursuant to Rule 14a-8 under the Exchange Act. Nothing contained in this Section 1.05 shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act. Section 1.06 Advance Notice Provisions for Nomination of Directors. (A) No nominations of persons for election to the Board may be made at the annual meeting of the shareholders or at any special meeting of shareholders called for the purpose of electing Directors, other than nominations that are (1) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board (or any duly authorized committee thereof), (2) properly brought before the annual meeting or special meeting of shareholders by or at the direction of the Board (or any duly authorized committee thereof), or (3) otherwise properly brought before the annual meeting or special meeting by any shareholder of the Corporation who (i) is a shareholder of record on the date of the giving of the notice provided for in this Section 1.06 and on the record date for the determination of shareholders entitled to notice of and to vote at such annual meeting or special meeting of shareholders and (ii) complies with all the notice procedures set forth in this Section 1.06. (B) In addition to any other applicable requirements, for a nomination to be made by a shareholder pursuant to this Section 1.06, such Proposing Shareholder must have given timely notice thereof in proper written form to the Secretary. To be considered timely, such notice must be delivered in accordance with an Acceptable Delivery Method and received at the principal executive offices of the Corporation: (1) in the case of an annual meeting of shareholders, no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the one-year anniversary of the preceding year’s annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is called for a date that is not within thirty (30) days before or after such anniversary date, notice by the shareholder in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such public announcement of the date of such annual meeting was first made by the Corporation; and (2) in the case of a special meeting of shareholders called for the purpose of electing Directors, not later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such special meeting was first made by the Corporation. In no event shall the adjournment, recess, postponement, continuation, or rescheduling of an annual meeting of shareholders or a special meeting of shareholders called for the purpose of electing Directors, 6 or the public announcement thereof, commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. (C) To be in proper written form, a Proposing Shareholder’s notice to the Secretary pursuant to this Section 1.06 must be in writing and set forth the following information: (1) as to each Proposed Nominee; (i) the name, age, business address, and residence address of such Proposed Nominee; (ii) the principal occupation or employment of such Proposed Nominee; (iii) (a) the class, series, and number of Corporation Securities which are, directly or indirectly, owned beneficially or of record by such Proposed Nominee, (b) the nominee holder for, and number of, any Corporation Securities owned beneficially but not of record by such Proposed Nominee, the number of such Corporation Securities held by each such nominee holder, and any pledge with respect to any of such Corporation Securities, (c) the dates such Corporation Securities were acquired, (d) the investment intent of such acquisition as would be required to be disclosed on Item 4 of Schedule 13D, (e) evidence of such beneficial or record ownership, and (f) any Derivative Instruments or Short Interests owned, held, or entered into by such Proposed Nominee; (iv) a Questionnaire with respect to the background and qualification of such Proposed Nominee, completed and executed by such Proposed Nominee in the form required by the Corporation (which form such Proposing Shareholder shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide within ten (10) days after receiving such request); (v) a written representation and agreement completed by such Proposed Nominee in the form required by the Corporation (which form such shareholder shall request in writing from the Secretary prior to submitting notice and which the Secretary shall provide within ten (10) days after receiving such request) providing that such Proposed Nominee: (A) is not and will not become a party to any agreement, arrangement, or understanding with, and any commitment or assurance to, any person or entity as to how a person, if elected as a Director, will act or vote on any issue or question that has not been disclosed to the Corporation or that could limit or interfere with such person’s ability to comply, if elected as a Director, with such person’s fiduciary duties under applicable law; (B) is not and will not become a party to any agreement, arrangement, or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement, or indemnification in connection with service or action as a Director or a Director nominee that has not been disclosed to the Corporation; (C) will, if elected as a Director, comply with all applicable rules of any securities exchanges upon which the Corporation Securities are listed, the Articles of Incorporation, these Regulations, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, share 7 ownership and trading policies and all other guidelines and policies of the Corporation generally applicable to Directors (which other guidelines and policies will be provided to such person within five (5) business days after the Secretary receives any written request therefor from such person), and all applicable fiduciary duties under state law; (D) intends to serve a full term as a Director, if elected; and (E) will provide facts, statements, and other information in all communications with the Corporation and its shareholders that are or will be true and correct and that do not and will not omit any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; (vi) whether such Proposed Nominee is eligible for consideration as an independent director under the relevant standards contemplated by Item 407(a) of Regulation S-K adopted by the SEC and the relevant listing standards of any exchange where the Corporation Securities are listed; (vii) details of any relationship between such Proposed Nominee and any person that would require disclosure on Schedule 13D if such Proposed Nominee was required to file a Schedule 13D with respect to the Corporation; (viii) details of any position where such Proposed Nominee has served as an officer or director of any of the Corporation’s competitors within the three (3) years preceding the submission of the shareholder notice; and (ix) a description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three (3) years, and any other material relationships, between or among the Proposing Shareholder (including the beneficial owner, if any, on whose behalf the nomination is being made) and any Shareholder Associated Person, on the one hand, and each such Proposed Nominee, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Proposing Shareholder (including the beneficial owner, if any, on whose behalf the nomination is being made) and any Shareholder Associated Person were the “registrant” for purposes of such rule and such Proposed Nominee were a Director or executive officer of such registrant. (2) as to the Proposing Shareholder and any Shareholder Associated Person, if any, on whose behalf the nomination is being made, the information called for pursuant to Section 1.05(C)(2). (D) Any Proposing Shareholder shall update the notice delivered and information previously provided to the Corporation pursuant to this Section 1.06, if necessary, so that the information provided or required to be provided in such notice shall continue to be true and correct as of (i) the record date for the meeting of shareholders and (ii) the date that is ten (10) business days prior to the meeting (or any adjournment or postponement thereof). Such update shall be received by the Secretary in accordance with an Acceptable Delivery Method not later than five (5) business days after the record date for such meeting (in the case of an update required to be made as of the record date) and not later than eight (8) business days prior to the date of such meeting (in the case of an update required to be made as of the date that is ten (10) business days prior to such meeting or any adjournment or postponement thereof). A Proposing 8

Shareholder may not, after the last day on which a notice would be timely under this Section 1.06, cure, in any way, any defect preventing the submission of a proposal. (E) No person shall be eligible for election as a Director unless nominated in accordance with the procedures set forth in this Section 1.06. Except as otherwise provided by law, the Articles of Incorporation, or these Regulations, the chairperson of the meeting, or such other officer designated by the Board, shall have the power and duty to determine whether a nomination was made in accordance with all of the procedures set forth in these Regulations. If such proposed nomination is deemed not to have been properly made, the chairperson of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded and declared to be out of order, notwithstanding that proxies with respect to such vote may have been received by the Corporation. Notwithstanding the foregoing provisions of this Section 1.06, unless otherwise required by law, if the Proposing Shareholder (or a Qualified Representative of such shareholder) does not appear at the meeting of shareholders to present such nomination, such nomination shall be disregarded, and no vote shall be taken with respect to such proposed nomination, notwithstanding that proxies with respect to such vote may have been received by the Corporation. (F) If any person provides notice pursuant to Rule 14a-19(b) under the Exchange Act in connection with a shareholder’s notice provided under this Section 1.06 and such person subsequently either (x) notifies the Corporation that such person no longer intends to solicit proxies in support of the election of such Proposed Nominee in accordance with Rule 14a-19(b) under the Exchange Act or (y) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act, and no other person that has provided notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to such Proposed Nominee (x) intends to solicit proxies in support of the election of such Proposed Nominee in accordance with Rule 14a-19(b) under the Exchange Act and (y) has complied with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act, then the nomination of such Proposed Nominee shall be disregarded and no vote on the election of such Proposed Nominee shall occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation). Upon request by the Corporation, if any person provides notice pursuant to Rule 14a-19(b) under the Exchange Act in connection with a shareholder’s notice provided under this Section 1.06, such shareholder shall deliver, in accordance with an Acceptable Delivery Method no later than five (5) business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied. Section 1.07 Section 1.05. Waiver of Notice. Notice of the date and time, place, if any, and purposes of any meeting of shareholders, whether annual or special, may be waived in writing, either before or after the holding of such meeting, by any shareholder, which writing shall be filed with or entered upon the records of such meeting. The attendance of any shareholder at any such meeting without protesting, prior to or at the commencement of the meeting, the lack of proper notice shall be deemed to be a waiver by such shareholder of notice of such meeting. A telegram, cablegram, electronicElectronic mail, or anany electronic or other transmission capable of authentication, that appears to have been sent by a shareholder and that contains a waiver by such shareholder is a writing for purposes of this Section 1.051.07. 9

Section 1.08 Section 1.06. Quorum. (A) (A) At any meeting of shareholders, the presence, in person, by proxy, or by the use of communications equipment, of the holders, of record on the record date for such meeting, of at least fifty percent (50%) of all shares outstanding and entitled to vote thereat shall be necessary to constitute a quorum for such meeting or at any adjournment thereof. (B) (B) Except as otherwise provided in Section 1.07(B)(2)1.10 in respect of adjournment, no action may be taken at any meeting of shareholders, or at any adjournment thereof, unless a quorum is present. (C) (C) If a quorum is present at a meeting of shareholders, it cannot be broken by the subsequent withdrawal of one or more shareholders or their proxies or by any decrease in the number of shares represented at the meeting. Section 1.09 Section 1.07. Votes Required. (A) (A) At all elections of directorsAt each meeting of shareholders for the election of Directors, the candidates receiving the greatest number of votes shall be elected as Directors; and (B) (B) Any other proposal submitted to the shareholders at aWhen a quorum is present at any meeting, any matter (other than the election of Directors) properly brought before any meeting of shareholders can be authorized or approved only by the affirmative vote of the holders of the greater of (i) a majority of the shares required to constitute a quorum for such meeting and (ii) a majority of the shares voted on such proposalvoting shares issued and outstanding and entitled to vote thereon, present in person or by proxy; provided, however, that: the matter to be voted upon is not one that, by express provision of law, the Articles of Incorporation or these Regulations, a different vote is required, in which case such express provision shall govern and control the decision of such question. (1) no action required by law, the articles, or the regulations to be authorized or taken by the holders of a designated proportion of the shares may be authorized or taken by a lesser proportion; and (2) the holders of a majority of the voting shares represented at a meeting, whether or not a quorum is present, or the officer of the corporation acting as chairman of the meeting, may adjourn such meeting from time to time; and at such adjourned meeting, any business may be transacted as if the meeting had been held as originally noticed. Section 1.10 Section 1.08. Conduct of the Meeting. At any; Adjournment. Unless otherwise determined by the Board, meetings of shareholders shall be presided over by the Chairman or, in the event the Chairman has not been elected or is otherwise absent, by the President or such other officer designated by the Board. The person presiding at the meeting of shareholders, unless otherwise determined at such meeting byor the holders of a majority of the voting shares represented and entitled to vote at such meeting, the officer of the corporation acting as chairman of such meeting shall have plenary authority to conduct the meeting and may, among other things, set the order of business, prescribe reasonable rules to preserve order, 10 impose limits on the shareholders’ right to speak and, except as otherwise provided in the regulations, determine the manner of voting.at the meeting, may adjourn such meeting from time to time, whether or not a quorum is present. The Board may adopt such rules and regulations for the conduct of any meeting of shareholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations, the person presiding at the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of shareholders and the safety of those in attendance as, in the judgment of such person, are necessary, appropriate, or convenient for the conduct of the meeting. Section 1.11 Section 1.09. Record Date. The directorsBoard may fix a record date for the determination of the shareholders who are entitled to receive notice of and to vote at a meeting of shareholders, which record date shall not be a date earlier than the date on which the record date is fixed and which record date may be a maximum of sixty (60) days preceding the date of the meeting of shareholders. If the Board shall not fix such record date, the record date for determining shareholders entitled to notice of a meeting of the shareholders shall be the date next preceding the day on which notice is given, and the record date for determining the shareholders who are entitled to vote at a meeting of shareholders shall be the date next preceding the day on which the meeting is held. Determination of shareholders entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting. Section 1.12 Section 1.10. Proxies. At meetings of the shareholders, whether special or annual, any shareholder entitled to vote thereat may be represented and may vote by a proxy or proxies appointed by a writing signed, or a verifiable communication authorized, by such shareholder, but such writing or verifiable communication must be filed with the secretary of the meeting before such proxy shall be allowed to vote thereunder. Any shareholder directly or indirectly soliciting proxies from other shareholders must use a proxy card color other than white, which shall be reserved for the exclusive use by the Board. Section 1.13 Section 1.11. Inspectors of Election. In advance of any meeting of shareholders, the directorsBoard may appoint one or more inspectors of election to act at such meeting or any adjournment thereof; if. If inspectors are not so appointed, the officer of the corporation acting as chairman ofperson presiding as the chairperson of any such meeting may make such appointment. In case any person appointed as inspector fails to appear or act, the vacancy may be filled only by appointment made by the directorsBoard in advance of such meeting or, if not so filled, at the meeting by the officer of the corporation acting as chairman of suchperson presiding as the chairperson of such meeting. No other person or persons may appoint or require the appointment of inspectors of election. ARTICLE TWOARTICLE TWO DIRECTORS Section 2.01 Section 2.01. Authority and Qualifications. Except where the law, the articles or the regulationsArticles of Incorporation, or these Regulations otherwise provide, all 11 authority of the ~~corporation~~Corporation shall be vested in and exercised by or under the direction of its ~~directors~~Board. Directors need not be shareholders of the ~~corporation~~Corporation.

Section 2.02 ~~Section 2.02~~ Number of Directors and Term of Office

~~(A) Until changed in accordance with the provisions of the regulations, the authorized number of directors of the corporation shall be seven (7).~~

(A) ~~(B)~~ The authorized number of ~~directors~~Directors of the Board may be fixed or changed at a meeting of the shareholders called for the purpose of electing ~~directors~~Directors at which a quorum is present by the affirmative vote of the holders of a majority of the voting shares represented and entitled to vote at the meeting.

(B) ~~(C)~~ The ~~directors~~Directors may fix or change the authorized number of ~~directors~~Directors of the Board and may fill any ~~director's~~Director's office that is created by an increase in the authorized number of ~~directors~~Directors; provided, however, that the ~~directors~~Directors may not increase the authorized number of ~~directors~~Directors to more than fifteen (15) nor reduce the authorized number of ~~directors~~Directors to fewer than five (5).

(C) ~~(D)~~ When the authorized number of ~~directors~~Directors is less than six (6), each ~~director~~Director shall be elected for a term of one (1) year.

(D) ~~(E)~~ When the authorized number of ~~directors~~Directors is six (6) or more, but less than nine (9), the ~~directors~~Directors shall be divided into two (2) classes, designated Class I and Class II. Each class shall consist, as nearly as possible, of one-half of the total authorized number of ~~directors~~Directors. Except as may be necessary to initially establish the classes of ~~directors~~Directors, each ~~director~~Director shall be elected for a ~~two year~~two-year term.

(E) ~~(F)~~ When the authorized number of ~~directors~~Directors is nine (9) or more, the ~~directors~~Directors shall be divided into three (3) classes, designated Class I, Class II, and Class III. Each class shall consist, as nearly as possible, of one-third of the total authorized number of ~~directors~~Directors. Except as may be necessary to initially establish the classes of ~~directors~~Directors or to fill a vacancy in an unexpired term, each ~~director~~Director shall be elected for a ~~three year~~three-year term.

(F) ~~(G)~~ If the authorized number of ~~directors~~Directors is increased, the ~~directors~~Directors elected to fill the ~~directors~~Directors' offices resulting from such increase shall be apportioned among the classes so as to maintain the number of ~~directors~~Directors in each class as nearly equal as possible; provided, however, that if the increase would permit the creation an additional class of ~~directors~~Directors, the new ~~directors~~Directors shall be assigned to the new class as necessary to maintain the number of ~~directors~~Directors in each class as nearly equal as possible. When new ~~directors~~Directors are apportioned among existing classes, any ~~director~~Director elected to fill a ~~director's~~Director's office created by an increase in the authorized number of ~~directors~~Directors shall hold office for a term that coincides with the remaining term of that class.

12

(G) ~~(H)~~ If the authorized number of ~~directors~~Directors is decreased, such reduction shall not shorten the term of any incumbent ~~director, but~~Director; however, as their terms expire, the ~~directors~~Directors shall be reapportioned among the classes ~~so as~~ to maintain the number of ~~directors~~Directors in each class as nearly equal as possible. When ~~directors~~Directors are reapportioned among the classes, any ~~director~~Director assigned to a different class shall thereafter hold office for a term that coincides with the remaining term of that class.

(H) Each Director shall be elected to serve until the election, at an annual meeting of shareholders for the election of Directors for the year in which the Director's term expires or at a special meeting called for that purpose, of the Director's successor. At each annual meeting of shareholders, successors to the Directors whose terms expire at that annual meeting shall be elected for:

(1) one (1) year if the authorized number of Directors is less than six (6);

(2) two (2) years if there are two (2) classes of Directors; or

(3) three (3) years if there are three (3) classes of Directors.

~~(I) At each annual meeting of shareholders, successors to the directors whose terms expire at that annual meeting shall be elected for (i) one year if the authorized number of directors is less than six, (ii) two years if there are two classes of directors, or (iii) three years if there are three classes of directors. Each director shall be elected to serve until the election, at an annual meeting of shareholders for the election of directors for the year in which the director's term expires or at a special meeting called for that purpose, of the director's successor.~~

~~Section 2.03. Election.~~

~~(A) Directors may be elected at an annual meeting of shareholders or at a special meeting called for the purpose of electing directors.~~

~~(B) The election of directors shall be by ballot (i) whenever the number of candidates exceeds the number of directors to be elected or (ii) if requested by the officer of the corporation acting as chairman of the meeting or by the holders of a majority of the voting shares represented and entitled to vote at such meeting, but the election shall otherwise be by voice vote.~~

Section 2.03 ~~Section 2.04.~~ Removal by Shareholders. All the ~~directors~~Directors, all the ~~directors~~Directors of a particular class (if the ~~directors of the Corporation~~Directors are divided into classes), or any individual ~~director~~Director may be removed from office by the shareholders, ~~without assigning any~~only for cause, and only by the vote of the holders of not less than three-fourths of the voting power of the ~~corporation~~Corporation entitling them to elect ~~directors~~Directors in place of those to be removed. In case of any removal pursuant to this Section ~~2.04~~2.03, a new ~~director~~Director may be elected at the same meeting for the unexpired term of each ~~director~~Director removed. Failure to elect a ~~director~~Director to fill the unexpired term of any ~~director~~Director removed shall be deemed to create a vacancy in the ~~board~~Board.

13

Section 2.05. Vacancies. The remaining directors, though less than a majority of the whole authorized number of directors, may, by the vote of a majority of their number, fill any vacancy in the board for the unexpired term. Section 2.04 Vacancies. Any vacancies on the Board for any reason, including, without limitation, by reason of death, resignation, removal, newly created directorships resulting from an increase in the number of Directors, or any other reason, shall be filled only by the Board, acting by the affirmative vote of a majority of the remaining Directors then in office, although less than a quorum. Section 2.05 Section 2.06. Meetings. (A) Regular meetings of the Board shall be held at such times as the Board shall determine from time to time. Special meetings of the Board may be called only by the Chairman, the President, another officer expressly authorized by action of the Board to give notice of meetings of the Board, or any two (2) Directors. (A) A meeting of the directors shall be held immediately following the adjournment of each annual meeting of shareholders at which directors are elected, and notice of such meeting need not be given. The directors shall hold such other meetings as may from time to time be called, and such other meetings of directors may be called only by the chairman of the board, the president, another officer expressly authorized by action of the directors to give notice of meetings of directors, or any two directors. (B) All meetings of directors shall be held at the principal office of the corporation unless the directors from time to time otherwise determine. (B) (C) Meetings of the directorsBoard may be held through anyat any place, within or without the State of Ohio, from time to time as designated by the Board. Directors may participate in any regular or special meeting of the Board by means of conference telephone or other communications equipment ifpursuant to which all persons participating in the meeting of the Board can hear each other, and such participation in a meeting pursuant to this provision shall constitute presence in person at such meeting. Section 2.06 Section 2.07. Notice of Meetings. (A) Notice of regular meetings of the Board or of any adjourned meeting thereof need not be given. (B) (A) Notice of the date and time, place, if any, and time of each meeting of the directors, other than a meeting held immediately following the adjournment of an annual meeting of shareholders at which directors are elected,the means by which Directors may participate, including through the use of communications equipment, of and in each special meeting of the Board shall be given to each of the directorsDirectors: (1) (1) by personal delivery or by mail, telegram, cablegramelectronic mail, overnight delivery service, or any other means of communication 14 authorized by the directorDirector, if such notice is given at least two (2) days before the meeting; or (2) (2) orally, either in person or by telephone, not later than theone (1) day before the meeting. (C) (B) Notice of any meeting of the directorsBoard may be given only by the chairman of the board, the president, the secretary of the corporationChairman, the President, the Secretary, or another officer expressly authorized by action of the directorsBoard to give such notice. The method of giving notice to all directorsDirectors need not be uniform. Any such notice need not specify the purpose or purposes of the meeting. Notice of adjournment of a meeting of directorsthe Board need not be given if the date and time and, place, if any, and the means by which Directors may participate in the meeting, including through the use of communications equipment, to which it is adjourned are fixed and announced at such meeting. Section 2.07 Section 2.08. Waiver of Notice. Notice of the place, if any, and time of any meeting of the directorsBoard may be waived in writing, either before or after the holding of such meeting, by any directorDirector, which writing shall be filed with or entered upon the records of the meeting. The attendance of any directorDirector at any meeting of the directorsBoard without protesting, prior to or at the commencement of suchthe meeting, the lack of proper notice shall be deemed to be a waiver by the directorDirector of such notice. A telegram, cablegram,Electronic mail or any electronic mail, or an electronic or other transmission capable of authentication that appears to have been sent by a directorDirector and that contains a waiver by such directorDirector is a writing for the purposes of this Section 2.082.07. Section 2.08 Section 2.09. Quorum; Vote Required. (A) (A) A majority of the whole authorized number of directorsDirectors shall be necessary to constitute a quorum for a meeting of the directorsBoard, except that a majority of the directorsDirectors in office shall constitute a quorum for filling a vacancy in the boardBoard. If a quorum is present at a meeting of the directorsDirectors, it cannot be broken by the subsequent withdrawal of one or more directorsDirectors. (B) (B) The affirmative vote of a majority of the directorsDirectors present at a meeting at which a quorum is present is the act of the boardBoard, unless the vote of a greater number of the directorsDirectors is required by law, the articles, the regulations or the bylawsArticles of Incorporation, or these Regulations. 15

Section 2.09 Section 2.10. Committees. (A) The Board may, by resolution adopted by the unanimous vote of the whole authorized number of Directors, create an executive committee. Such executive committee shall have and may exercise, between meetings of the Board, all the powers and authority of the Board in the management of the business and affairs of the Corporation, including, without limitation, the power and authority to declare a dividend and to authorize the issuance of shares, and may authorize the seal of the Corporation to be affixed to all papers which may require it, except that the executive committee shall not have such power or authority in reference to filling vacancies on the Board or on any committee of the Board, including the executive committee. The Board shall have power at any time, by the affirmative vote of a majority of the whole authorized number of Directors to change the membership of the executive committee, to fill all vacancies in it, and to discharge it, either with or without cause. (B) The Board may, by resolution adopted by the affirmative vote of a majority of the whole authorized number of Directors, designate from among the Directors one or more other committees. Except as otherwise prescribed by law, any such committee shall have such authority of the Board as may be specified in the resolution of the Board designating such committee. The Board shall have power at any time, by the affirmative vote of a majority of the whole authorized number of Directors, to change the membership of, to fill all vacancies in, and to discharge any such committee, either with or without cause. (A) The directors may create an executive committee or any other committee of directors, to consist of one or more of the directors, and may delegate to any such committee any of the authority of the directors, however conferred, other than the authority to fill vacancies among the directors or in any committee of the directors. Any act or authorization of any act by the executive committee or any other committee within the authority delegated to it shall be as effective for all purposes as the act or authorization of the directors. (B) The executive committee or any other committee of directors shall serve at the pleasure of the directors, shall act only in the intervals between meetings of the directors, and shall be subject to the control and direction of the directors. (C) (C) No notice of a regular meeting of the executive committee or of any other committee of directorsthe Board shall be required. A special meeting of the executive committee or of any other committee of directorsthe Board may be called only by the presidentPresident, another officer expressly authorized by action of the directorsBoard to give notice of a meeting of such committee, or a member of such executive or other committee of directors. Meetingsthe Board. Notice of each special meeting of the executive committee or of any other committee of directors may be held through any communications equipment if all persons participating can hear each other, and participation in such a meeting shall constitute presence thereat.the Board shall be given in the same manner required for notices of special meetings of the Board as provided in Section 2.06. The provisions of Section 2.07 with respect to waiver of notice of meetings of the Board shall apply to meetings of the executive committee or of any other committee of the Board. 16

Section 2.11. Bylaws. The directors may adopt, and amend from time to time, bylaws for their own government, which bylaws shall not be inconsistent with the law, the articles or the regulations. Section 2.12. Nominations. Nominations for the election of directors may be made by the directors or a committee appointed by the directors or by any shareholder entitled to vote in the election of directors generally; however, any shareholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given to the Secretary of the corporation. Such notice shall be personally delivered to, or mailed by United States mail, postage prepaid, and received at, the principal executive offices of the corporation not less than sixty (60) days, nor more than ninety (90) days, prior to the first anniversary of the date of the preceding year ‘s annual meeting (or, if the date of the annual meeting is changed by more than thirty (30) days from the anniversary date of the preceding year’s annual meeting or in the case of a special meeting, within seven (7) days after the corporation mails or otherwise gives public notice of the meeting). Each such notice shall set forth: (A) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (B) a representation that the shareholder is a holder of record of shares of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (C) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (D) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated, or intended to be nominated, by the directors; and (E) the consent of each nominee to serve as a director of the corporation if so elected. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. (D) A majority of the members of the executive committee or any other committee of the Board shall constitute a quorum for the transaction of business at any meeting, and the vote of a majority of the members thereof present at any meeting at which a quorum is present shall be the act of such committee. (E) Directors may participate in any regular or special meeting of the executive committee or of any other committee of the Board by means of conference telephone or other communications equipment pursuant to which all persons participating in the meeting of the committee can hear each other and such participation shall constitute presence in person at such meeting. Section 2.10 Resignation. Any Director may resign at any time by giving notice to the Board, the Chairman, the President, or the Secretary. Such resignation shall take effect at the date of receipt of such notice or at any later date specified therein, and the acceptance of such resignation shall not be necessary to make it effective, irrespective of whether the resignation is tendered subject to such acceptance. 17

<u>ARTICLE THREE</u>~~ARTICLE THREE~~

OFFICERS

<u>Section 3.01</u> ~~Section 3.01.~~ <u>Officers</u>. The officers of the ~~corporation to be elected by the directors shall be a chief executive officer,~~<u>Corporation shall consist of a</u> president, a secretary, a treasurer, and~~, if~~ <u>such other officers (including, without limitation, if so</u> desired~~,~~ <u>by the Board, a chief executive officer, a chief operating officer, a chief financial officer, and</u> one or more ~~executive~~ vice presidents ~~and such other officers~~<u>)</u> and assistant officers ~~as the directors~~<u>, all with such titles, authorities, and duties as the Board</u> may from time to time ~~elect. The directors may elect a chairman of the board, who must be a director~~<u>determine. The officers shall be elected by the Board</u>. Officers need not be shareholders of the ~~corporation~~<u>Corporation</u>. Any two <u>(2)</u> or more offices may be held by the same person, but no officer shall execute, acknowledge, or verify any instrument in more than one capacity if such instrument is required by law, the ~~articles or the regulations~~<u>Articles of Incorporation, or these Regulations</u> to be executed, acknowledged, or verified by two <u>(2)</u> or more officers.

<u>Section 3.02</u> ~~Section 3.02.~~ <u>Tenure of Office</u>. The officers of the ~~corporation~~<u>Corporation</u> shall hold office at the pleasure of the ~~directors~~<u>Board</u> and need not be elected annually. Any officer of the ~~corporation~~<u>Corporation</u> may be removed, either with or without cause, at any time, by ~~the~~ affirmative vote of ~~a~~<u>the</u> majority of ~~all~~ the ~~directors then in office~~<u>whole authorized number of Directors</u>; such removal, however, shall be without prejudice to the contract rights, if any, of the person so removed.<u> Any officer may resign at any time by giving notice to the Board, the Chairman, the President, or the Secretary. Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein, and the acceptance of such resignation shall not be necessary to make it effective, irrespective of whether the resignation is tendered subject to such acceptance.</u>

<u>Section 3.03</u> ~~Section 3.03.~~<u>Authority and Duties of Officers</u>. ~~All~~<u>The</u> officers <u>of the Corporation</u> shall~~, respectively,~~ have such ~~powers~~<u>authority</u> and <u>shall</u> perform such duties <u>as are customarily incident to their respective offices and/or</u> as the law, the ~~articles, the regulations or the directors~~<u>Articles of Incorporation, these Regulations, or the Board</u> may from time to time provide. ~~Unless otherwise provided by the directors:~~

~~(A) The chairman of the board, if any, shall preside at all meetings of the directors.~~

~~(B) The chief executive officer shall be the active executive officer of the corporation and shall exercise supervision over the other officers, subject, however, to the control of the board of directors. The chief executive officer shall be entitled to exercise the powers of the president, however conferred. The chief executive officer shall have such other powers and duties as the directors shall from time to time assign to him. The chief executive officer of the corporation shall preside at all meetings of shareholders.~~

~~(C) The president shall be the chief administrative officer of the corporation and shall, subject to the control of the board of directors and, if there be one, the chief executive officer, exercise supervision over the business of the corporation and shall have, among such additional powers and duties as the directors or, if there be one, the chief executive officer may from time to time~~

18

assign to him, including the power and authority to sign all certificates evidencing shares of the corporation and all deeds, mortgages, bonds, contracts, notes and other instruments requiring the signature of the president of the corporation. In the absence of the chairman of the board and if there be one, the chief executive officer, it shall be the duty of the president to preside at all meetings of shareholders. (D) In the absence of the president or in the event of the president’s inability or refusal to act, the vice president, if any (or in the event there be more than one vice president, the vice presidents in the order designated, or in the absence of any designation, then in the order of their election), shall perform the duties of the president, and when so acting, shall have all the powers of and be subject to all restrictions upon the president. The vice presidents shall perform such other duties and have such other powers as the president may from time to time prescribe. (E) The secretary, or an assistant secretary, if any, in case of the absence or inability to act of the secretary, shall keep minutes of all the proceedings of the shareholders and the directors and make a proper record of the same and shall perform such other duties and have such other powers as the president may from time to time prescribe. (F) The treasurer, or an assistant treasurer, if any, in case of the absence or inability to act of the treasurer, shall be the chief financial officer of the corporation, shall exercise supervision over the finances of the corporation and shall perform such other duties and have such other powers as the president may from time to time prescribe. Section 3.04. Executives. Notwithstanding the foregoing, the chief executive officer and president of the corporation may appoint the executives of the corporation, who shall not be officers of the corporation for purposes of Ohio law but who may have titles below the title of executive vice president, and may fix their salaries. Such executives shall serve at the pleasure of the chief executive officer and president of the corporation and shall have such powers and perform such duties as may be assigned by the chief executive officer or president of the corporation. ARTICLE FOURARTICLE FOUR SHARES Section 4.01 Section 4.01. Certificates. Certificates evidencing ownership of shares of the corporationCorporation shall be issued to those entitled to them. Each certificate evidencing shares of the corporationCorporation: (A) (A) shall bear (i1) the signatures of the chairman of the board, the president, or a vice president, and of the secretary, an assistant secretary, the treasurer, or an assistant treasurerChairman, the President, or a Vice President, and of the Secretary, an Assistant Secretary, the Treasurer, or an Assistant Treasurer (except that when any such certificate is countersigned by an incorporated transfer agent or registrar, such signatures may be facsimile, engraved, stamped, or printed) and (ii2) such recitals as may be required by law; and (B) (B) may bear such other recitals as are permitted by law. 19

Section 4.02 Uncertificated Shares. The shares of the Corporation shall be represented by certificates pursuant to Section 4.01; provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of shares of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate theretofore issued until such certificate is surrendered to the Corporation. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificates representing shares of the same class and series shall be identical. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by law to be set forth or stated on certificates or a statement that the Corporation will furnish without charge to each shareholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares of the Corporation or series thereof and the qualifications, limitations, or restrictions of such preferences and/or rights. Section 4.03 Section 4.02. Lost, Wrongfully Taken, or Destroyed Certificates. Except as otherwise provided by law, where the owner of a certificate evidencing shares of the corporationCorporation claims that such certificate has been lost, destroyed, or wrongfully taken, the directorsBoard must cause the corporationCorporation to issue a new certificate or uncertificated shares in place of the original certificate if the owner: (A) (A) so requests before the corporationCorporation has notice that such original certificate has been acquired by a protected purchaser; (B) (B) files with the corporationCorporation, unless waived by the directorsBoard, an indemnity bond, with surety or sureties satisfactory to the corporationCorporation, in such sums as the directorsBoard may, in their discretion, deem reasonably sufficient as indemnity against any loss or liability that the corporationCorporation may incur by reason of the issuance of each such new certificate; and (C) (C) satisfies any other reasonable requirements which may be imposed by the directorsBoard, in their discretion. ARTICLE FIVEARTICLE FIVE INDEMNIFICATION AND, INSURANCE, AND LIMITATION OF LIABILITY Section 5.01 Section 5.01. Indemnification. (A) The corporationCorporation shall indemnify each person who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved (as a deponent, witness or otherwise) in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrative, administrative or investigative (including, without limitation, any threatened, pending or completed action, suit or proceeding by or in the right of the corporation)(hereinafter a “Proceeding”), by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, partner, member or manager, of another corporation, limited 20 liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (hereinafter an “Indemnitee”), against all expenses (including, without limitation, attorneys’ fees, filing fees, court reporters’ fees, expert witnesses’ fees and transcript costs)(hereinafter “Expenses”), judgments, fines, excise taxes assessed with respect to an employee benefit plan, penalties and amounts paid in settlement (such judgments, fines, excise taxes, penalties and amounts paid in settlement are hereinafter referred to as “Liabilities”) actually and reasonably incurred by the Indemnitee in connection with any Proceeding, unless and only to the extent that it is determined, as provided in Section 5.04, that any such indemnification should be denied or limited. Notwithstanding the foregoing, except as to claims to enforce rights conferred on an Indemnitee by this Article Five that may be brought, initiated or otherwise asserted by the Indemnitee pursuant to Section 5.07, the corporation, to the full extent permitted by law, any Indemnitee. The Corporation shall pay, to the full extent then required by law, Expenses incurred by a Director in defending any Proceeding as they are incurred, in advance of the final disposition thereof. Notwithstanding the foregoing, the Corporation shall not be required by this Section 5.01 to indemnify anthe Indemnitee in connection with any claim (including, without limitation, any original claim, counterclaim, cross-claim, or third-party claim) in a Proceeding, which claim is brought, initiated, or otherwise asserted by the Indemnitee, unless the bringing, initiation, or assertionasserting of the claim in the Proceeding by the Indemnitee was authorized or ratified by the Board of Directors of the corporation. (B) To the full extent then permitted by law, the Corporation may indemnify employees, agents, and other persons and may pay Expenses incurred by any employee, agent, or other person in defending any Proceeding as such Expenses are incurred, in advance of the final disposition thereof. Section 5.02. Court-Approved Indemnification. Anything contained in Section 5.01 to the contrary notwithstanding, the corporation shall not indemnify an Indemnitee (A) in such Indemnitee’s capacity as a director of the corporation in respect of any claim, issue or matter asserted in a Proceeding by or in the right of the corporation as to which the Indemnitee shall have been adjudged to be liable to the corporation for an act or omission undertaken by such Indemnitee in such capacity with deliberate intent to cause injury to the corporation or with reckless disregard for the best interests of the corporation, (B) in such Indemnitee’s capacity other than that of director of the corporation in respect of any claim, issue or matter asserted in a Proceeding by or in the right of the corporation as to which the Indemnitee shall have been adjudged to be liable to the corporation for negligence or misconduct or (C) in any Proceeding by or in the right of the corporation in which the only liability is asserted pursuant to Section 1701.95 of the Ohio Revised Code against the Indemnitee, unless and only to the extent that the court of common pleas in the county in Ohio in which the principal office of the corporation is located or the court in which a Proceeding is brought (each, a “Designated Court”) shall determine, upon application of either the Indemnitee or the corporation, that, despite the adjudication or assertion of such liability, and in view of all the circumstances of the case, the Indemnitee is fairly and reasonably entitled to such indemnity as the Designated Court shall deem proper. In the event of any such determination by the Designated Court, the corporation shall timely pay any indemnification determined by the Designated Court to be proper as contemplated by this Section 5.02. 21

Section 5.03. Indemnification for Expenses When Successful on the Merits or Otherwise. (A) Anything contained in this Article Five to the contrary notwithstanding, to the extent that an Indemnitee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter asserted therein, the Indemnitee shall be promptly indemnified by the corporation against all Expenses actually and reasonably incurred by Indemnitee in connection therewith. (B) Without limiting the generality of the foregoing, an Indemnitee claiming indemnification under Section 5.03 shall be deemed to have been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue or matter asserted therein, if such Proceeding shall be terminated as to such Indemnitee, with or without prejudice, without the entry of a judgment or order against the Indemnitee, without a conviction of the Indemnitee, without the imposition of a fine or penalty upon the Indemnitee, and without the Indemnitee’s payment or agreement to pay any other Liability (whether or not any such termination is based upon a judicial or other determination of lack of merit of the claims made against the Indemnitee or otherwise results in a vindication of the Indemnitee). Section 5.04. Determination. (A) Any indemnification covered by Section 5.01 and that is not precluded by Section 5.02 shall be timely paid by the corporation unless and only to the extent that a determination is made that such indemnification shall be denied or limited because (i) the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal Proceeding, the Indemnitee had reasonable cause to believe that such Indemnitee’s conduct was unlawful, or (ii) the Indemnitee did not actually or reasonably incur an Expense or Liability to be indemnified. (B) Any indemnification covered by Section 5.03 shall be timely paid by the corporation unless and only to the extent that a determination is made that such indemnification shall be denied or limited because the Indemnitee did not actually or reasonably incur the Expense to be indemnified. (C) Each determination required or permitted by this Section 5.04 may be made only by a Designated Court. Section 5.05. Presumptions. Upon making any request for indemnification under this Article Five, the Indemnitee shall be presumed to be entitled to indemnification under this Article Five, and the corporation shall have the burden of proof in the making of any determination contrary to such presumption by clear and convincing evidence. Without limiting the generality of the foregoing, for purposes of this Article Five, it shall be presumed that (A) the Indemnitee acted in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the corporation, (B) with respect to any criminal Proceeding, the Indemnitee had no reasonable cause to believe that such Indemnitee’s conduct was unlawful and (C) each Liability and Expense for which indemnification is claimed was actually and reasonably incurred by the Indemnitee. The termination of any Proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, rebut any such presumption. 22

Section 5.06. Advances for Expenses. The Expenses incurred by an Indemnitee in defending a Proceeding shall be paid by the corporation in advance of the final disposition of such Proceeding at the request of the Indemnitee within thirty days after the receipt by the corporation of a written statement or statements from the Indemnitee requesting such advance or advances from time to time. Such statement or statements shall reasonably evidence the Expenses incurred by the Indemnitee in connection with the defense of the Proceeding and shall include or be accompanied by a written undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the corporation in respect of such Expense. Section 5.07. Right of Indemnitee to Bring Suit. If (A) a claim for indemnification under this Article Five is not paid in full by the corporation within sixty days after a written claim has been received by the corporation or (B) a claim for advancement of Expenses under Section 5.06 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the Indemnitee shall be entitled to be indemnified for all the Expenses actually and reasonably incurred by the Indemnitee in prosecuting such claim in enforcing the Indemnitee’s rights under this Article Five. (C) Section 5.08. Article Five Not Exclusive. The indemnification and payment of Expenses provided by this Article FiveSection 5.01 shall not be exclusive of, and shall be in addition to, any other rights granted to which any person seeking indemnification may be entitled under the articles, the regulationsunder any law, the Articles of Incorporation, any agreement, a vote of shareholders, or of disinterested directorsDirectors, or otherwise, both as to action in such person’s official capacitycapacities and as to action in another capacity while holding such officehe or she is a Director or an officer, employee, or agent of the Corporation, and shall continue as to a person who has ceased to be a directorDirector, trustee, officer, trustee, partner, member or manageremployee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Section 5.02 Section 5.09. Insurance. (A) The corporationCorporation may purchase and maintain insurance, or furnish similar protection, including but not limited to trust funds, letters of credit, or self-insurance, for or on behalf of any person who is or was a directorDirector, officer, employee, or agent of the corporationCorporation, or is or was serving at the request of the corporationCorporation as a directorDirector, trustee, officer, employee, partner, member, manager, or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporationCorporation would have the obligation or the power to indemnify such person against such liability under the provisions of this ArticleARTICLE Five or of Chapter 1701 of the Ohio Revised Code. Insurance may be purchased from or maintained with a person in whichwhom the corporationCorporation has a financial interest. Section 5.10. Venue; Jurisdiction. 23

(A) Any action, suit or proceeding to determine a right to indemnification under this Article Five may be maintained by an Indemnitee claiming such indemnification or by the corporation only in a Designated Court. Each of the corporation and, by claiming or accepting such indemnification, any such Indemnitee consents to the exercise of jurisdiction by a Designated Court in any such action, suit or proceeding. (B) Any action, suit or proceeding to determine (i) the obligation of an Indemnitee under this Article Five to repay any Expenses previously advanced by the corporation or (ii) the obligation of the corporation under this Article Five to advance any Expenses may be maintained by the corporation or by such Indemnitee only in a Designated Court. Each of the corporation and, by claiming or accepting such advancements, any such Indemnitee consents to the exercise of jurisdiction by a Designated Court in any such action, suit or proceeding. (B) The Corporation is expressly authorized to enter into any indemnification or insurance agreements with or on behalf of any person who is or was a Director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, trustee, officer, employee, partner, member, manager, or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise, in accordance with the terms of this ARTICLE Five or the laws of the State of Ohio. Such agreements may include, but are not limited to, agreements providing for indemnification or the advancement of expenses under Section 5.01, agreements providing for insurance, indemnification, or the advancement of expenses by way of self-insurance, whether or not funded through the use of a trust, escrow agreement, letter of credit, or otherwise, in accordance with subsection (A) of this Section 5.02, and agreements providing for insurance or indemnification through the commercial insurance market. Section 5.03 Limitation of Liability. (A) No person shall be found to have violated his or her duties to the Corporation as a Director in any action brought against such Director (including actions involving or affecting any of the following: (i) a change or potential change in control of the Corporation; (ii) a termination or potential termination of such Director’s service to the Corporation as a Director; or (iii) such Director’s service in any other position or relationship with the Corporation), unless it is proved by clear and convincing evidence that the Director has not acted in good faith, in a manner such Director reasonably believes to be in or not opposed to the best interests of the Corporation, or with the care that an ordinarily prudent person in a like position would use under similar circumstances. Notwithstanding the foregoing, nothing contained in this paragraph (A) limits relief available under Section 1701.60 of the Ohio Revised Code. (B) In performing his or her duties, a Director shall be entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, that are prepared or presented by: (1) any Directors, officers, or employees of the Corporation whom the Director reasonably believes are reliable and competent in the matters prepared or presented; (2) counsel, public accountants, or other persons as to matters that the Director reasonably believes are within the person’s professional or expert competence; or (3) a committee of the Directors upon which he or she does not serve, duly established in accordance 24 with the provisions of these Regulations, as to matters within such committee’s designated authority, which committee the Director reasonably believes to merit confidence. (C) A Director in determining what he or she reasonably believes to be in the best interests of the Corporation shall consider the interests of the Corporation’s shareholders and, in his or her discretion, may consider (1) the interests of the Corporation’s employees, suppliers, creditors and customers; (2) the economy of the state and nation; (3) community and societal considerations; and (4) the long-term as well as short-term interests of the Corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the Corporation. (D) A Director shall be liable in damages for any action he or she takes or fails to take as a Director only if it is proved by clear and convincing evidence in a court of competent jurisdiction that his or her action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the Corporation or undertaken with reckless disregard for the best interests of the Corporation. Notwithstanding the foregoing, nothing contained in this paragraph (D) affects the liability of Directors under Section 1701.95 of the Ohio Revised Code or limits relief available under Section 1701.60 of the Ohio Revised Code. ARTICLE SIXARTICLE SIX MISCELLANEOUS Section 6.01 Section 6.01. Amendments. The regulationsThese Regulations may be amended, repealed, or altered, or a new regulationsCode of Regulations may be adopted, (i) at a meeting of shareholders held for such purpose, only by the affirmative vote of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporationCorporation on such proposal, or(ii) without a meeting, by the written consent of the holders of shares entitling them to exercise not less than a majority of the voting power of the corporationCorporation on such proposal, or (iii) by the Board (to the extent permitted by these Regulations and the Ohio General Corporation Law). Section 6.02 Section 6.02. Actions Without a Meeting. Anything contained in the regulationsthese Regulations to the contrary notwithstanding, except as provided in Section 6.01, any action which may be authorized or taken at a meeting of the shareholders or of the directorsBoard or of a committee of the directorsBoard, as the case may be, may be authorized or taken without a meeting with the affirmative vote or approval of, and in a writing or writings signed by, all the shareholders who would be entitled to notice of a meeting of the shareholders held for such purpose, or all the directorsDirectors, or all the members of such committee of the directorsBoard, respectively, which writings shall be filed with or entered upon the records of the corporationCorporation. Section 6.03 Section 6.03. Seal. If the corporationCorporation adopts a seal, it shall be circular, aboutapproximately two inches in diameter, with the name of the corporationCorporation engraved around the margin and the word “SEAL” engraved across the 25

26 “associate” has the meaning set forth in Rule 12b-2 under the Exchange Act. “beneficially owned” (and its correlative terms) has the meaning provided in Rules 13d-3 and 13d-5 under the Exchange Act. “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of the Corporation, as amended from time to time. “Acceptable Delivery Method” means delivery in writing to the Secretary of the Corporation by registered mail addressed to the Secretary at the principal executive offices of the Corporation, return receipt requested. “Board” means the Board of Directors of the Corporation. “Chairman” means the chairman of the Board. “Assistant Secretary” means the individual holding the office of assistant secretary of the Corporation. “Corporation” means Designer Brands Inc. center; provided, however, that nothing contained in this Section 6.03 shall be construed to require the corporationCorporation to obtain a seal or to use a seal for any purpose. ARTICLE SEVEN DEFINITIONS As used in these Regulations, the following terms have the meanings specified in this ARTICLE Seven. “Corporation Securities” means any shares or other securities of the Corporation. “Assistant Treasurer” means the individual holding the office of assistant treasurer of the Corporation. “affiliate” has the meaning set forth in Rule 12b-2 under the Exchange Act. “Derivative Instruments” means any derivative instruments, profit interests, options, warrants, convertible securities, stock appreciation or other rights with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any Corporation Securities or the voting rights thereof or with a value derived in whole or in part from the value of any Corporation Securities or any other contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any Corporation Securities, in each case, whether or not such instrument,

27 “Exchange Act” means the Securities Exchange Act of 1934, as amended. contract or right shall be subject to settlement in the underlying Corporation Security. “electronic mail” means an electronic transmission directed to a unique electronic mail address (which electronic mail shall be deemed to include any files attached thereto and any information hyperlinked to a website if such electronic mail includes the contact information of an officer or agent of the Corporation who is available to assist with accessing such files and information). For the purposes of ARTICLE Five, “Expenses” means any expenses, including, without limitation, attorneys’ fees, filing fees, court reporters’ fees, expert witnesses’ fees, and transcript costs. For the purposes of ARTICLE Five, “Indemnitee” means any Director or officer or former Director or officer of the Corporation who was or is a party or is threatened to be made a party to, or is or was involved or is threatened to be involved (as a deponent, witness, or otherwise) in, any threatened, pending or completed Proceeding by reason of the fact that such person is or was a Director or officer of the Corporation or is or was serving at the request of the Corporation as a director, trustee, officer, partner, member, or manager, of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other enterprise. “electronic mail address” means a destination, commonly expressed as a string of characters, consisting of a unique username or mailbox (commonly referred to as the “local part” of the address) and a reference to an internet domain (commonly referred to as the “domain part” of the address), whether or not displayed, to which electronic mail can be sent or delivered. “President” means the individual holding the office of president of the Corporation. “Proceeding” means any action, suit or proceeding, whether civil, criminal, arbitrative, administrative, or investigative (including, without limitation, any threatened, pending or completed action, suit or proceeding by or in the right of the corporation). “Director” means an individual elected to the Board. “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, including the use of, or participation in, one (1) or more electronic networks or databases (including one (1) or more distributed electronic networks or databases), that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process. “Proposed Nominee” means any and each person whom the Proposing Shareholder proposes to

28 “SEC” means the U.S. Securities and Exchange Commission. nominate for election or re-election as a Director. “Qualified Representative” of a shareholder means a person who is duly authorized by a writing executed by such shareholder or by an electronic transmission delivered by such shareholder to the Secretary to act for such shareholder as proxy at a specified meeting of shareholders. The Qualified Representative must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders. “Secretary” means the individual holding the office of secretary of the Corporation. A “Shareholder Associated Person” means, as to any Proposing Shareholder (i) any person who is a member of a “group” (as such term is used in Rule 13d-5 of the Exchange Act) with such shareholder, (ii) any beneficial owner of shares of capital stock of the Corporation on whose behalf the request, proposal, or nomination is being made (other than a shareholder that is a depository), (iii) any affiliate or associate of such shareholder or any such beneficial owner, and (iv) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such shareholder, beneficial owner or any Shareholder Associated Person in respect of any requests, proposals, or nominations, as applicable. “Questionnaire” means, as to each person whom a Proposing Shareholder proposes to nominate for election or re-election to the Board, a director’s and officers’ questionnaire in the form provided by the Corporation pursuant to Section 1.06(C)(1)(iv) and signed by such Proposed Nominee. “Short Interests” shall mean any agreement, arrangement, understanding, or relationship (including any repurchase or so called “stock borrowing” agreement or arrangement) the effect or intent of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any Corporation Securities or manage risk with respect to any Corporation Securities, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any Corporation Securities. “Treasurer” means the individual holding the office of treasurer of the Corporation. “Proposing Shareholder” means any shareholder proposing business to be brought before a meeting of shareholders pursuant to Section 1.05, or any shareholder proposing nominations pursuant to Section 1.06. These “Regulations” mean these Second Amended and Restated Code of Regulations of the Corporation, as amended from time to time. “Vice President” means an individual holding the office of vice president of the Corporation.

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION, DATED APRIL 7, 2026

DESIGNER BRANDS INC.
810 DSW DRIVE
COLUMBUS, OH 43219
ATTN: CORPORATE SECRETARY

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 16, 2026. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/DBI2026**

You may attend the meeting via the Internet and vote online during the virtual meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 16, 2026. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V90592-P45275 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DESIGNER BRANDS INC.

The Board of Directors recommends you vote FOR each of the following director nominees:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

01) Harvey L. Sonnenberg
02) Allan J. Tanenbaum
03) Peter S. Cobb
04) Douglas M. Howe

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

The Board of Directors recommends you vote FOR proposals 2, 3, 4A, 4B, 4C, 4D, 4E and 4F.

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered accounting firm for the fiscal year ending January 30, 2027.	☐	☐	☐
3.	Advisory vote to approve the compensation paid to our named executive officers in the fiscal year ended January 31, 2026.	☐	☐	☐
4.	Approval of amendments to the Company's Amended and Restated Code of Regulations to:			
4a.	Revise and enhance the Company's advance notice procedures.	☐	☐	☐
4b.	Modify the voting standard for approval of matters other than the election of directors.	☐	☐	☐
4c.	Expressly permit the issuance of uncertificated shares.	☐	☐	☐
4d.	Amend the provisions relating to director and officer indemnification and related matters.	☐	☐	☐
4e.	Authorize the Board to amend the Code of Regulations to the extent permitted by Ohio law.	☐	☐	☐
4f.	Make certain other clarifying, technical and confirming changes.	☐	☐	☐

NOTE: The proxy holders are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting and any postponements, continuations, or adjournments thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney-in-fact, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer(s) and specify the title(s) of such officer(s).

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and 2025 Annual Report on Form 10-K are available at www.proxyvote.com.

V90593-P45275

DESIGNER BRANDS INC.
810 DSW DRIVE, COLUMBUS, OHIO 43219
ANNUAL MEETING OF SHAREHOLDERS - JUNE 17, 2026
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of Designer Brands Inc. (the "Company") hereby appoints Lisa M. Yerrace and Sheamus Toal, or either of them individually, as attorneys and proxies with full power of substitution to vote all common shares of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "2026 Annual Meeting") of the Company to be held via live audio cast at www.virtualshareholdermeeting.com/DBI2026 on Wednesday, June 17, 2026 at 1:00 p.m., Eastern Time, and at any postponements, continuations, or adjournments thereof, with all of the powers such undersigned shareholder would have if personally virtually present at the 2026 Annual Meeting, for the purposes listed on the reverse side.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE WITH RESPECT TO A MATTER, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES TO THE BOARD OF DIRECTORS (PROPOSAL 1), "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 30, 2027 (PROPOSAL 2), "FOR" THE ADVISORY VOTE ON THE COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS IN THE FISCAL YEAR ENDED JANUARY 31, 2026 (PROPOSAL 3), "FOR" THE APPROVAL OF EACH OF THE AMENDMENTS TO THE COMPANY'S AMENDED AND RESTATED CODE OF REGULATIONS (PROPOSALS 4A, 4B, 4C, 4D, 4E AND 4F), AND IN THE DISCRETION OF THE PROXY HOLDER(S) ON ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2026 ANNUAL MEETING AND ANY POSTPONEMENTS, CONTINUATIONS, OR ADJOURNMENTS THEREOF.

Continued and to be signed on reverse side